                  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY

                              SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/

    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section240.14a-12

                                          BASE TEN SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required
/X/  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         $6,500,000.00 (bona fide estimate of cash and value of the property to be received by the Registrant).
     (4) Proposed maximum aggregate value of transaction:
         $6,500,000.00
     (5) Total fee paid:
         $1,300.00

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11-(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                                                               December 15, 1997

Dear Shareholder:

    You are cordially invited to attend a Special Meeting (the "Meeting") of Shareholders of Base Ten Systems, Inc., (the "Company" or "Base Ten") which will be held at 9:00 a.m., local time, on Wednesday, December 31, 1997, at the executive offices of Base Ten Systems, Inc., One Electronics Drive, Trenton, New Jersey.

    At the Meeting, holders of outstanding shares of the Company's Class A Common Stock ("Class A Stock") and Class B Common Stock ("Class B Stock"; the Class A Stock and Class B Stock are hereinafter sometimes referred to collectively as the "Common Stock") voting as a class with respect to certain of the proposed matters (each share of Class A stock having one-tenth of a vote on each matter and each share of Class B Stock having one vote on each matter) will be asked to consider and approve three separate proposals, including a proposal concerning the sale (the "Sale") of the Government Technology Division of Base Ten to Strategic Technology Systems, Inc., a newly organized company that will be managed by certain members of the Company's senior management who have been over time, and are currently, significantly involved in the business and development of the Government Technology Division.

    At July 31, 1997 and October 31, 1996, the assets of the GTD represented approximately 28% and 30%, respectively, of total Company assets. For the nine months ended July 31, 1997, revenues from the GTD represented approximately 83% of total Company revenues, compared with approximately 90% of total Company revenues for the year ended October 31, 1996. If the Sale is consummated, the Company will receive aggregate cash consideration of $3.5 million, a promissory note in a principal amount presently estimated to be between approximately $2.0 million and $2.2 million, and certain other consideration. See "The Proposal Sale of the Government Technology Division--The Purchase Agreement, Note and Warrant" in the accompanying Proxy Statement. The total consideration to be received by the Company from the sale is believed by the Company to be approximately $6.9 million (the present value assigned to the consideration by the financial advisor retained by the Special Committee of the Board of Directors for purposes of rendering an opinion with regard to the fairness from a financial point of view, to Base Ten of the Sale; see "The Proposed Sale of the Government Technology Division--Opinion of Financial Advisor to the Special Committee" in the accompany Proxy Statement), which amounts to approximately $0.85 per share of outstanding Common Stock of the Company.

    The proposed Sale is described in the accompanying Proxy Statement. Also included in the accompanying Proxy Statement are proposals (i) to approve, in order to comply with ongoing listing requirements of NASDAQ, the possible future issuance, upon conversion of certain convertible preferred stock that is proposed to be issued on the terms described in the accompanying Proxy Statement, of shares of Class A Stock that may represent twenty percent (20%) or more of the outstanding shares of Class A Stock of Base Ten at a price which will be determined as of the date of conversion of such convertible preferred stock, that may therefore be below the market price of the Class A Stock on the date the convertible preferred stock is initially issued by the Company; and
(ii) to approve and adopt amendments to four Company stock option plans (the Base Ten Stock Option Plan, 1990 Incentive Stock Option, the 1992 Stock Option Plan and the 1995 Incentive Stock Option Plan; hereinafter sometimes collectively referred to as the "Incentive Option Plans"), concerning an extension of the period within which certain options may be exercised following termination of employment. I urge you carefully to review the Proxy Statement and the Exhibits thereto.

    THE BASE TEN BOARD OF DIRECTORS HAS DETERMINED THAT THE SALE OF THE GOVERNMENT TECHNOLOGY DIVISION, THE APPROVAL OF A POSSIBLE FUTURE ISSUANCE OF ADDITIONAL SHARES OF CLASS A STOCK UPON CONVERSION OF CONVERTIBLE PREFERRED STOCK AND APPROVAL OF THE PROPOSED AMENDMENTS TO THE BASE TEN INCENTIVE OPTION PLANS ARE EACH IN THE BEST INTERESTS OF BASE TEN AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD UNANIMOUSLY APPROVED EACH OF THE THREE PROPOSALS AND RECOMMENDS THAT THE HOLDERS OF BASE TEN COMMON STOCK VOTE IN FAVOR OF EACH AT THE MEETING.

    I hope you will attend the Meeting. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD PROMPTLY AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE. IF YOU ARE PRESENT AT THE MEETING YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                                          Sincerely,

                                          MYLES M. KRANZLER

                                          Chairman of the Board

                             BASE TEN SYSTEMS, INC.
                             ONE ELECTRONICS DRIVE
                           TRENTON, NEW JERSEY 08619
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 31, 1997

    NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Base Ten Systems, Inc., a New Jersey corporation (the "Company" or "Base Ten"), will be held on Wednesday, December 31, 1997, at 9:00 a.m. local time at the executive offices of the Company, One Electronics Drive, Trenton, New Jersey (the "Meeting"), for the following purposes:

    1. To approve and adopt that certain Asset Purchase Agreement that provides for the sale ("Sale") of all of the assets, subject to certain liabilities, of the Government Technology Division of the Company to Strategic Technology Systems, Inc., a newly formed corporation that will be managed by certain members of the Company's senior management who have been over time, and are currently, significantly involved in the business and development of the Government Technology Division;

    2. To approve the possible future issuance, upon conversion of certain convertible preferred stock that is proposed to be issued on the terms described in the accompanying Proxy Statement, of shares of Class A Stock that may represent twenty percent (20%) or more of the outstanding shares of Class A Stock of Base Ten at a price which will be determined as of the date of conversion of such convertible preferred stock, that may therefore be below the market price of the Class A Stock on the date the convertible preferred stock is initially issued by the Company, which approval is necessary in order to meet the continued listing requirements for the Class A Common Stock on the NASDAQ National Market System ("NASDAQ");

    3. To approve amendments to four Company stock option plans (the Base Ten Stock Option Plan, the 1990 Incentive Stock Option, the 1992 Stock Option Plan and the 1995 Incentive Stock Option Plan) concerning the extension of the period within which certain options may be exercised following termination of employment; and

    4. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

    The Board of Directors has fixed the close of business on November 14, 1997, as the record date for the Meeting. Only shareholders of record at that time are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. A list of shareholders entitled to vote at the Meeting will be available for examination 10 days before the Meeting during ordinary business hours at the offices of the Company. Management is of the view that the Company's shareholders are not entitled to dissenters' rights of appraisal in connection with any of the proposals covered by this Proxy Statement, including the Sale.

    The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached Proxy Statement for further information with respect to the business to be transacted at the Meeting. The Board of Directors urges you to date, sign and return the enclosed proxy promptly. A reply envelope is enclosed for your convenience. You are cordially invited to attend the Meeting in person. The return of the enclosed proxy will not affect your right to vote if you attend the Meeting in person.

                                          By Order of the Board of Directors

                                                         [LOGO]

                                            EDWARD J. KLINSPORT
                                            Chief Financial Officer,
                                            Executive Vice President and
                                          Secretary

Dated: December 15, 1997

                             YOUR VOTE IS IMPORTANT
                     TO VOTE YOUR SHARES, PLEASE SIGN, DATE
          AND COMPLETE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE
                            ENCLOSED RETURN ENVELOPE

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
LETTER TO SHAREHOLDERS.........................          i

NOTICE OF SPECIAL MEETING......................        iii

TABLE OF CONTENTS..............................          v

THE SPECIAL MEETING............................          1

  General......................................          1
  Matters to be Considered at the Meeting......          1
  Voting at the Meeting; Record Date...........          2
  Security Ownership of Management and Certain
    Beneficial Owners..........................          2
  Proxies......................................          4

THE PROPOSED SALE OF THE GOVERNMENT TECHNOLOGY
 DIVISION......................................          5

  Overview.....................................          5
  Background...................................          5
  Recommendation of the Base Ten Board and Base
    Ten's Reasons for the Sale.................          9
  Opinion of Financial Advisor to the Special
    Committee..................................         10
  Certain Projected Financial
    Information................................         14
  Interests of Certain Persons in the Sale and
    Certain Arrangements Regarding Certain
    Directors and Management of Base Ten
    Following the Sale; Conflicts of
    Interest...................................         16
  Certain Tax Consequences of the Sale.........         18
  The Purchase Agreement, Note and Warrant.....         18
  Regulatory Filings and Approvals.............         22
  Accounting Treatment.........................         22
  Expenses and Other Fees......................         22
  Appraisal Rights.............................         22
  Required Vote................................         22
  The Government Technology Division...........         22
  Unaudited Pro Forma Financial Statements of
    the Company................................         27
  Information Concerning the Purchaser.........         32

                                                   PAGE
                                                 ---------

INFORMATION CONCERNING BASE TEN SYSTEMS, INC...         32

  Selected Financial Data......................         32
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations.................................         34
  Business.....................................         41
  Legal Proceedings............................         47
  Market for the Company's Common Stock and
    Related Shareholder Matters................         47

THE PROPOSED ISSUANCE..........................         49

  Background...................................         48
  Terms of the Issuance........................         48

  Reasons for the Proposal.....................         48
  Risk Factors.................................         49
  Use of Proceeds..............................         50
  Interests of Certain Persons in the Issuance;
    Conflicts of Interests.....................         50
  Required Vote................................         50

THE PROPOSED OPTION PLAN AMENDMENTS............         51

  General......................................         51
  Description of the Plans.....................         51
  Administration of the Plans..................         52
  Amendment of the Plans.......................         52
  Principal Federal Income Tax Consequences....         52
  Benefits to Certain Persons of the Proposed
    Amendments.................................         53
  Accounting Treatment.........................         53
  Required Vote................................         53

ATTENDANCE OF AUDITORS AT THE MEETING..........         53

SHAREHOLDER PROPOSALS..........................         53

APPRAISAL RIGHTS...............................         54

INDEX TO FINANCIAL
 STATEMENTS....................................        F-1

EXHIBITS:

A. Opinion of Financial Advisor to the Special
   Committee...................................        A-1
B. New Jersey Appraisal Statute................        B-1

                             BASE TEN SYSTEMS, INC.
                             ONE ELECTRONICS DRIVE
                           TRENTON, NEW JERSEY 08619

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                       Special Meeting of Shareholders to
                    be held on Wednesday, December 31, 1997
                            ------------------------

                              THE SPECIAL MEETING

GENERAL

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Base Ten Systems, Inc., a New Jersey corporation ("Base Ten" or the "Company"), to be used at a Special Meeting of Shareholders, and any adjournment or postponement thereof (the "Meeting"), to be held on the date, at the time and place, and for the purposes set forth in the foregoing notice. This Proxy Statement, the accompanying notice and the enclosed proxy card are first being mailed to shareholders on or about December 15, 1997.

    The Board of Directors of the Company (the "Board" or the "Base Ten Board") does not intend to bring any matter before the Meeting except as specifically indicated in the notice, nor does the Board know of any matters that anyone else proposes to present for action at the Meeting. However, if any other matters properly come before the Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

MATTERS TO BE CONSIDERED AT THE MEETING

    At the Meeting, holders of Base Ten Class A Common Stock ("Class A Stock") and Base Ten Class B Common Stock ("Class B Stock"; the Class A Stock and Class B Stock are hereinafter sometimes referred to collectively as the "Common Stock") will consider and vote upon: (i) a proposal to approve and adopt the Asset Purchase Agreement providing for the sale of all of the assets, subject to certain liabilities, of the Government Technology Division of the Company to Strategic Technology Systems, Inc. (the "Purchaser"), a newly formed corporation that will be managed by certain members of the Company's senior management who have been over time, and are currently, significantly involved in the business and development of the Government Technology Division (the "Sale"); (ii) a proposal to approve the possible future issuance, upon conversion of certain convertible preferred stock that is proposed to be issued on the terms described in the accompanying Proxy Statement, of shares of Class A Stock that may represent twenty percent (20%) or more of the outstanding shares of Class A Stock of Base Ten at a price which will be determined as of the date of conversion of such convertible preferred stock, that may therefore be below the market price of the Class A Stock on the date the convertible preferred stock is initially issued by the Company (the "Issuance"), which approval is necessary in order to meet the continued listing requirements for the Class A Common Stock on the NASDAQ National Market System ("NASDAQ"); and (iii) a proposal to approve and adopt amendments to four of the Company's stock option plans (the Base Ten Stock Option Plan, the 1990 Incentive Stock Option Plan, the 1992 Stock Option Plan and the 1995 Incentive Stock Option Plan; hereinafter sometimes collectively referred to as the "Incentive Option Plans"), concerning an extension of the period within which certain options may be exercised following termination of employment (the "Option Plan Amendments").

    At July 31, 1997 and October 31, 1996, the assets of the GTD represented approximately 28% and 30%, respectively, of total Company assets. For the nine months ended July 31, 1997, revenues from the GTD represented approximately 83% of total Company revenues, compared with approximately 90% of total Company revenues for the year ended October 31, 1996. If the Sale is consummated, the Company will receive aggregate cash consideration of $3.5 million, a promissory note in a principal amount presently estimated to be between approximately $2.0 million and $2.2 million, and certain other consideration. See "The Proposed Sale of the Government Technology Division-- The Purchase Agreement, Note and Warrant," below. The total consideration to be received by the Company from the sale is believed by the Company to be approximately $6.9 million (the present value assigned to the consideration by the financial advisor retained by the Special Committee of the Board of Directors for purposes of rendering an opinion with regard to the fairness from a financial point of view, to Base Ten of the Sale; see "The Proposed Sale of the Government Technology Division--Opinion of Financial Advisor to the Special Committee"), which amounts to approximately $0.85 per share of outstanding Common Stock of the Company.

    The directors of Base Ten have unanimously approved each of the three proposals and recommend a vote in favor of each of the proposals by the shareholders.

VOTING AT THE MEETING; RECORD DATE

    The Board has fixed November 14, 1997, as the record date (the "Record Date") for the determination of shareholders of Base Ten entitled to notice of and to vote at the Meeting. Accordingly, only holders of record of the Company's outstanding Common Stock on the Record Date are entitled to notice of, and to vote at, the Meeting. As of the Record Date, there were 7,643,952 shares of Class A Stock and 445,121 shares of Class B Stock of the Company outstanding and entitled to vote, and such shares were held by approximately 800 holders of record. Each holder of record of shares of Class A Stock on the Record Date is entitled to one-tenth of a vote per share on all matters properly presented at the Meeting. Each holder of record of shares of Class B Stock is entitled to one vote per share on all matters properly presented at the Meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Meeting will constitute a quorum. Abstentions will be counted as present in determining whether a quorum exists, but will not be counted as a vote, for or against, the proposal to approve and adopt the Purchase Agreement providing for the Sale.

    The approval and adoption of the Purchase Agreement providing for the Sale requires the affirmative vote of seventy-five percent (75%) of the votes cast by holders of shares of Common Stock entitled to vote thereon, and, in addition, the affirmative vote of seventy-five percent (75%) of the votes cast by holders of Class B Stock. The proposal relating to the Issuance requires the approval of a majority of the holders of the Company's Class A Stock and Class B Stock voting together as a class. The approval and adoption of the Option Plan Amendments require the affirmative vote of a majority of the holders of the Company's Class A Stock and Class B Stock voting together as a class. Therefore, abstentions and broker non-votes with respect to the second and third proposals will have the same effect as a vote against those proposals.

    As of November 14, 1997, the Base Ten directors and executive officers and their affiliates as a group held shares representing approximately 18% of the outstanding shares of Class A Stock and 38% of the outstanding shares of Class B Stock. Each of the directors and executive officers of Base Ten who owns shares of Class A Stock or Class B Stock has advised Base Ten that he intends to vote or direct the vote of all such shares over which he has voting control, subject to and consistent with any fiduciary obligations in the case of shares held as a fiduciary, for approval and adoption of the Purchase Agreement providing for the Sale, for approval of the Issuance and for approval and adoption of the Option Amendments.

    Shares voted against any proposal will not be voted in favor of any adjournment of the Meeting for the purpose of additional solicitation of proxies with respect to that proposal.

    Under New Jersey law, it is unclear whether shareholders who vote in favor of the Sale are precluded from pursuing litigation opposing the Sale or otherwise challenging it. It is similarly unclear under New Jersey law whether the Company may assert estoppel or other equitable defenses against a shareholder who votes in favor of the proposed Sale and simultaneously, or thereafter, challenges the Sale. However, although management is of the view that shareholders of the Company do not have statutory appraisal rights with respect to the proposed Sale, if it were determined that shareholders have appraisal rights with respect to the Sale, a vote in favor of the Sale would disqualify a shareholder from pursuing those rights. See "Appraisal Rights."

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

    The following table sets forth information as of October 31, 1997, with respect to the Class A and Class B Stock beneficially owned, directly or indirectly, by each of the Company's directors, executive officers and all of its directors and executive officers as a group, and by each person who, to the knowledge of the Company, was a beneficial owner of 5% or more of the Class A Stock or Class B Stock.

                                                    SHARES                        PERCENT OF VOTING POWER
                                                 BENEFICIALLY          PERCENT    REPRESENTED BY CLASS A
NAME AND ADDRESS                                   OWNED(1)           OF CLASS    AND CLASS B COMBINED(2)
------------------------------------------  -----------------------  -----------  -----------------------
Myles M. Kranzler (3)(4)                    Class A -       510,423        6.23%             15.57%
                                            Class B -       160,144       35.98

Edward J. Klinsport (3)(4)                  Class A -       267,886        3.32               2.56
                                            Class B -         7,136        1.59

Alan J. Eisenberg (3)(4)                    Class A -       235,145        2.93               1.69
                                            Class B -           282        0.06

Richard J. Farrelly (4)                     Class A -        56,520        0.74%              0.41%
                                            Class B -        --          --

Frank W. Newdeck (4)                        Class A -        38,480        0.50               0.31
                                            Class B -        --          --

Alexander M. Adelson (4)                    Class A -       467,916        6.03               3.47
                                            Class B -        --          --

David Batten                                Class A -        28,900        0.37               0.15
                                            Class B -        --          --

Alan S. Poole                               Class A -        20,000        0.26               0.08
                                            Class B -        --          --

Jesse L. Upchurch                           Class A -     2,050,400(5)      24.21            19.42
                                            Class B -        53,500       11.98

Bruce D. Cowen                              Class A -       686,250        8.42              10.10
                                            Class B -        78,800       17.51

Herzog, Heine, Geduld, Inc.                 Class A -        28,895        3.80               2.36
                                            Class B -        28,895        6.49

Directors and executive officers as         Class A -     1,625,265       17.65              22.78
  a group (8 persons) (3)(4)                Class B -       167,562       37.23

------------------------

(1) Ownership of shares of Class A Stock reflected in the above table includes shares issuable upon (a) conversion of Class B Stock in accordance with the terms thereof (one share of Class A Stock for each share of Class B Stock),
    (b) exercise of outstanding options and warrants to purchase Class A Stock,
    (c) conversion of Class B Stock issuable upon exercise of outstanding options to purchase Class B Stock, and (d) conversion of outstanding convertible debentures. Ownership of Class B Stock included in the above table includes shares issuable upon exercise of outstanding options to purchase Class B Stock.

(2) Assumes exercise of options and warrants exercisable within 60 days of October 6, 1997, but not the conversion of Class B Stock to Class A Stock.

(3) Includes (a) as to Mr. Kranzler, 45,300 shares of Class A Stock and 62,823 shares of Class B Stock owned by his wife, (b) as to Mr. Klinsport, 10 shares of Class A Stock owned by his wife and 11,000 shares of Class A Stock issuable upon exercise of options held by his wife and (c) as to Mr. Eisenberg, 1,700 shares of Class A Stock and 282 shares of Class B Stock owned by his wife and children.

(4) Includes as to (a) Mr. Kranzler, 236,000 shares, (b) Mr. Klinsport, 254,686 shares,(c) Mr. Eisenberg, 233,163 shares; (d) Mr. Farrelly, 55,520 shares;
    (e) Mr. Newdeck, 38,480 shares; (f) Mr. Adelson,

    395,500 shares; (g) Mr. Batten, 20,000 shares; (h) Mr. Poole, 20,000 shares; and (i) all directors and executive officers as a group, 1,253,349 and 4,946 shares, of Class A Stock and Class B Stock, respectively, issuable upon the exercise of outstanding options or warrants.

(5) Based in part on a Statement on Schedule 13D and a Statement of Changes in Beneficial Ownership on Form 4 filed with the SEC, represents (i) 968,200 shares of Class A Stock held directly by the Estate of Constance Upchurch, of which Mr. Upchurch is the executor and beneficiary (the "Estate"), (ii) 209,900 shares of Class A Stock held by a corporation of which Mr. Upchurch is the sole shareholder, (iii) 18,400 shares of Class A Stock held directly by Mr. Upchurch, (iv) 53,900 shares of Class A Stock issuable upon conversion of the same number of shares of Class B Stock held directly by the Estate, and (v) 800,000 shares of Class A Stock issuable upon conversion of the Company's 9.01% Convertible Subordinated Debentures due August 31, 2003.

PROXIES

    All shares of Common Stock that are entitled to vote and are represented at the Meeting by properly executed proxies received by the Company prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions indicated on such proxies. IN THE ABSENCE OF SUCH INSTRUCTIONS, THE SHARES WILL BE VOTED "FOR" APPROVAL AND ADOPTION OF THE PURCHASE AGREEMENT PROVIDING FOR THE SALE; "FOR" APPROVAL OF THE ISSUANCE; AND "FOR" APPROVAL AND ADOPTION OF THE OPTION PLAN AMENDMENTS.

    If any other matters are properly presented at the Meeting for consideration, including, among other things, consideration of a motion to adjourn the Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum present at the Meeting, will not be voted. SINCE THE REQUIRED VOTE OF HOLDERS OF COMMON STOCK WITH RESPECT TO THE SECOND AND THIRD PROPOSALS IS BASED UPON THE NUMBER OF OUTSTANDING SHARES OF COMMON STOCK, RATHER THAN UPON THE SHARES ACTUALLY VOTED, THE FAILURE BY THE HOLDER OF ANY SUCH SECURITIES TO SUBMIT A PROXY OR TO VOTE IN PERSON AT THE MEETING (INCLUDING ABSTENTIONS) WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE ISSUANCE AND AGAINST APPROVAL AND ADOPTION OF THE OPTION PLAN AMENDMENTS.

    The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone by directors, officers and employees of the Company, who will receive no additional compensation therefor. The Company has retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist with the solicitation at customary rates, plus reimbursement of out-of-pocket expenses. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of shares of Common Stock of the Company.

    Any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

    EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THIS PROXY STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES THAT MAY CAUSE THE COMPANY'S ACTUAL RESULTS OR OUTCOMES TO BE MATERIALLY DIFFERENT FROM THOSE ANTICIPATED AND DISCUSSED HEREIN. IMPORTANT FACTORS THAT THE COMPANY BELIEVES MIGHT CAUSE SUCH DIFFERENCES ARE DISCUSSED IN THE CAUTIONARY STATEMENTS ACCOMPANYING THE FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT AND IN THE RISK FACTORS DETAILED IN THE COMPANY'S PREVIOUS FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC"). IN ASSESSING FORWARD-LOOKING STATEMENTS CONTAINED HEREIN, READERS ARE URGED TO READ CAREFULLY ALL CAUTIONARY STATEMENTS CONTAINED IN THIS PROXY STATEMENT AND IN THOSE OTHER FILINGS WITH THE SEC.

                               THE PROPOSED SALE
                     OF THE GOVERNMENT TECHNOLOGY DIVISION
                                  (PROPOSAL 1)

THE MATERIAL ASPECTS OF THIS PROPOSAL ARE SUMMARIZED BELOW. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE ASSET PURCHASE AGREEMENT, A COPY OF WHICH IS ON FILE IN THE OFFICES OF THE CORPORATION, AND WHICH IS ALSO AN EXHIBIT TO THE COMPANY'S CURRENT REPORT ON FORM 8-K FILED WITH THE SEC ON NOVEMBER 12, 1997. THE SEC MAINTAINS A WEB SITE THAT CONTAINS REPORTS, PROXY AND INFORMATION STATEMENTS AND OTHER INFORMATION REGARDING COMPANIES THAT FILE ELECTRONICALLY WITH THE SEC, INCLUDING THE COMPANY, AND THE ADDRESS IS (http://www.sec.gov). SHAREHOLDERS ARE ALSO URGED TO READ THE EXHIBITS TO THIS PROXY STATEMENT IN THEIR ENTIRETY.

OVERVIEW

    The Company and Strategic Technology Systems, Inc., a recently organized Nevada corporation (the "Purchaser") which is to be managed and partially owned by certain members of the Company's senior management who have been over time, and are currently, significantly involved in the business and development of its Government Technology Division (the "GTD"), have entered into an Asset Purchase Agreement, dated as of October 27, 1997 (the "Purchase Agreement") pursuant to which the Purchaser will acquire substantially all of the operating assets of the GTD in exchange for the consideration and the assumption of certain liabilities as set forth below (the "Sale"). At July 31, 1997, the assets of the GTD represented approximately 28% of total Company assets. For the nine months ended July 31, 1997, revenues from the GTD represented approximately 83% of total Company revenues, compared with approximately 90% of total Company revenues for the year ended October 31, 1996. If the Sale is consummated, the Company will receive aggregate cash consideration of $3.5 million, a promissory note in a principal amount presently estimated to be between approximately $2.0 million and $2.2 million, and certain other consideration. See "The Purchase Agreement, Note and Warrant," below. At the Meeting, the shareholders will be asked to approve and adopt the Purchase Agreement providing for the Sale.

BACKGROUND

    As part of a strategic planning process begun in 1990, the Company commenced applying its technological expertise in safety-critical applications, which was derived from its historical focus on designing electronic systems used primarily in weapons management systems for military aircraft, to a broader array of uses. This effort was in part the result of a recognition by management that the end of the "cold war" and declines in U.S. and NATO military spending required the Company to develop commercial lines of business.

    As the Company pursued its chosen area of commercial product development, the development of software solutions for the pharmaceutical and medical device manufacturing industries, it became evident to management that the differing development, marketing, sale and manufacturing needs of the commercial sector required a separate division within the Company. The Company therefore established the Medical Technology Division ("MTD") to pursue its commercial product developments while continuing its historical defense-related products manufacturing operations and its general corporate overhead and administration as part of the GTD.

    The reduction in defense-related revenues and increasing price competitiveness encountered in connection with the bid process as the defense industry consolidated in the early 1990's resulted in a reduction in Company revenues, the incurrence of operating losses, and the need to fund those operating losses. The adverse effects of these factors were increased as a result of the operating losses incurred by the MTD as its product development and initial marketing efforts were pursued.

    Consideration was given to the possibility of a "spin-off" of the GTD in the form of a distribution to shareholders. This alternative had been considered as early as 1994, when it was abandoned because efforts to obtain a ruling from the Internal Revenue Service as to the tax-free nature of such a transaction were unsuccessful. The Company believed it would achieve the same result in 1997, and therefore did not pursue this alternative. The only other alternatives considered by the Company were the continuance of its business in substantially the same form as is currently the case or the dissolution of the GTD, neither of which were as attractive as the proposed Sale.

    In June 1997, during the course of a meeting of the Company's Board of Directors, the possibility of a sale of the GTD was discussed. Thereafter, in late June 1997, the Company's Chief Financial Officer, Mr. Edward J. Klinsport, who was also President of the GTD, indicated to the Company's Chief Executive Officer, Mr. Myles M. Kranzler, that a group led by Mr. Klinsport and including certain other senior management personnel of the GTD (the "Management Group") was contemplating extending an offer to purchase the GTD.

    At a special meeting of the Company's Board of Directors on August 4, 1997, after discussion of the future prospects of the GTD as well as consideration of the MTD's current product and marketing efforts and future capital needs and the likely benefits of a sale of the GTD, the directors authorized the Company to pursue efforts to sell the GTD on terms that reflected fair value, and to do so in an expeditious manner so as to minimize disruption to the Company, its employees and customers. In view of the prospects of a bid from the Management Group and the significance of the GTD's revenues and operations to the Company as a whole, the directors determined to establish a Special Committee, consisting of Messrs. David Batten and Alan J. Eisenberg, to pursue the sale of the GTD, and in furtherance of that goal, to retain special legal counsel and to engage an outside investment banking firm for the purpose of advising on the sale of the GTD and rendering an opinion as to the fairness of the financial terms of any proposed sale, respectively. Mr. Eisenberg has been employed by the Company since 1980 and became President of the MTD in 1994. He has been a Vice President of the Company since 1983 and is responsible for the Company's software activities. Mr. Eisenberg has been a director of the Company since 1992. Mr. Batten has been a director of the Company since May 1997. From 1968 to 1990, Mr. Batten was employed with The First Boston Corporation ("First Boston"), and was a Managing Director of that firm from 1977 to 1990, executive director of Credit Suisse First Boston (London) from 1986 to 1988, head of First Boston's capital markets division from 1979 to 1986, and a member of that firm's management committee from 1981 to 1990. From 1990 to 1992, Mr. Batten was a general partner with The Blackstone Group, in charge of partnership capital and new business, and from 1992 to 1994 Mr. Batten was a general partner of Lazard Freres & Co., in charge of capital markets. Since 1994 Mr. Batten has been a private investor in venture capital investments in start-up and early-stage companies. In selecting Messrs. Batten and Eisenberg for the Special Committee, the directors determined that Messrs. Batten and Eisenberg had the appropriate background knowledge and experience for the task that was presented, including a substantial base of information concerning all aspects of the GTD's operations and, in the case of Mr. Batten, a background in investment banking and business valuation, and that neither of them had any material potential conflicts of interest in evaluating a Management Group bid, inasmuch as neither was an employee of the GTD, was associated with the Management Group bid, or was otherwise potentially related to the Sale transaction, whereas the other directors who were not members of the Management Group had potential conflicts of interest, including fee arrangements. Mr. Alan
S. Poole, a non-officer director, was then contemplating investing in the Purchaser (he subsequently determined not to do so) and Mr. Alex A. Adelson was originally to receive a success fee in connection with the Sale.

    Following the August 4th Board meeting, the Special Committee retained and conferred with Battle Fowler LLP, its special legal counsel, which had not previously acted as counsel to the Company or the Management Group. Subsequently, Battle Fowler LLP has served as counsel to the Company in connection with the transaction described under the caption "The Proposed Issuance" (Proposal 2) in this Proxy Statement. Battle Fowler LLP does not serve as the Company's counsel generally, at this time, and the Company retains various counsel to assist its various needs for legal services. Battle Fowler LLP does not represent the Management Group (one of whose members is an executive officer and director of the Company) or any individual member thereof. Battle Fowler LLP has advised the Company that, in view of the foregoing, it does not consider its representation of the Special Committee in connection with the Sale and its representation of the Company in connection with the transaction described under the caption "The Proposed Issuance" to represent a conflict of interest. The Special Committee also met with Cowen & Company ("Cowen"), which had recently been retained by the Base Ten Board as the Company's financial advisor, and retained Cowen as the Special Committee's financial advisor in connection with the possible sale of the GTD. The Special Committee was authorized to select any financial advisor, but engaged Cowen after consideration of Cowen's credentials (which are described in the third paragraph under "Opinion of Financial Adviser to the Special Committee," below), and determining that Cowen's engagement by the Company did not present any material potential conflicts of interest. Based on its review of Cowen's credentials, the Special Committee did not believe it necessary to consider or interview other financial advisors, and did not do so. During August, detailed due diligence information regarding the GTD was delivered to The Edo Corporation ("Edo"), a third-party defense contractor that had, earlier in the summer of 1997, indicated tentative interest in (but had not pursued) a possible acquisition of the GTD. The Special Committee, with the advice of its special counsel and Cowen, determined that an auction of the GTD should not be pursued because of the risk of an adverse effect on the GTD's business and prospects that was believed by the Special Committee to be likely if that path were undertaken, and in particular the risks that key employees would defect during an extended auction process, that such a procedure and attendant public disclosure would allow competitors to disparage the GTD as unstable, that potential customers would delay any future contract awards during the pendency of an auction, and that the process would thereby interfere with bids on new or additional contracts. The Special Committee also took into consideration a statement by Edo that it would not participate in an auction process. Consequently, the Special Committee determined that it was prudent to limit solicitation to the Management Group and to Edo, thereby assuring the possibility of at least two competing bids. In view of its business, as well as its earlier indication of interest, Edo was believed by the Special Committee to be a logical potential bidder. The Management Group also objected to an auction process, based on an assessment of the same risks as those considered by the Special Committee. At the same time, the Company's management considered what minimum requirements as regards (i) continued occupancy by the GTD of the existing facilities in Trenton and (ii) transitional accounting, personnel and other services would be necessary in order to permit the Company to conduct operations following a sale with minimal disruption. In addition, the Company's management considered employee morale and reaction to a sale, and reached an initial determination during this period that in order to retain valued employees of both the GTD and the MTD during the sale process and to encourage certain GTD employees to agree to be employed by a buyer of the GTD, it would be in the best interests of the Company and its shareholders to extend the exercise period of certain employees' incentive stock options granted under four Base Ten stock option plans for a two-year period following any termination of employment, even if voluntary. See "The Option Plan

Amendments," below, for a more complete description of the proposed amendments effecting such extensions and the consequences thereof. If those amendments are approved, the exercise period of incentive stock options held by certain members of the Management Group (but not Mr. Klinsport's) will be extended for a two-year period following the Sale.

    In late August 1997, a formal letter soliciting proposals for the purchase of the assets and liabilities of the GTD was issued by Cowen to the Management Group and to Edo, requesting that preliminary proposals containing their indications of interest be submitted by September 8, 1997. The date for response was subsequently extended to September 15th at the request of Edo. For the reasons described above, no other parties were solicited to submit proposals to purchase the GTD.

    On September 15th, Cowen received the Management Group's proposal and Edo's tentative bid. The Management Group's bid included (i) an aggregate purchase price equal to the net asset value of the GTD, plus $400,000 (estimated to be between $5 and $6 million), of which $3.5 million would be payable in cash, and the balance in the form of a five-year note, (ii) a contingent payment of $400,000 if certain orders were received by the GTD, (iii) an agreement to sub-lease the existing GTD facilities for three years, and (iv) a three-month transitional arrangement for certain services. Edo's tentative offer was for a purchase price of between $4 million and $5 million, with the form of consideration unspecified, but expected to be all cash, and a one-year sub-lease arrangement. The Special Committee was advised by Cowen that the present value of the Management Group's bid exceeded the upper limit of Edo's tentative bid. Edo also declined to increase its bid when offered the opportunity to do so by Cowen. Upon analysis of the financial terms and of the provisions of each proposal, the Special Committee concluded that the Management Group's proposal offered higher value to the Company and was therefore preferable from a financial point of view. In addition, the Management Group's offer was not subject to further due diligence while Edo conditioned its offer on the results of further due diligence and investigation, which would have required additional time to conclude and for which Edo did not establish a firm timetable. It was further noted that in addition to a higher purchase price, the Management Group's offer included a provision for occupancy of the Company's premises for the three year minimum period sought by the Company compared to one year for Edo, thereby providing the Company with the benefits of three years' rental income.

    Based on the foregoing, the Special Committee, after consultation with other Base Ten Board members who were not affiliated with the Management Group, determined to pursue the Management Group's offer. The Special Committee also concluded, however, that although the Management Group's initial proposal met most of the Company's basic financial and structural requirements, certain aspects required further negotiation. In particular, the Special Committee came to the view that it would be appropriate for Base Ten to retain an equity interest in the GTD or acquire an equity interest in the Purchaser so as to afford Base Ten the opportunity to benefit if the GTD were to achieve a substantial increase in its business in the future, particularly in view of the Management Group's request that a portion of the purchase price be in the form of a promissory note. In addition, a break-up fee of $850,000 requested by the Management Group was viewed as excessive in amount.

    The Special Committee and Cowen therefore met with representatives of the Management Group on September 19th and proposed that Base Ten retain a 19.9% minority interest in the GTD, and that the break-up fee be reduced to 3% of the aggregate purchase price paid. The representatives of the Management Group accepted a reduction in the break-up fee but rejected the proposal for Base Ten to retain an equity interest in the GTD, and the discussions were suspended. Further conversations ensued over the next two days between Base Ten's Vice-Chairman, Mr. Alexander Adelson, and representatives of the Management Group, but no agreement was reached. A special meeting of the Base Ten Board was convened on Monday, September 22nd, with a representative of Battle Fowler LLP present, and all Board members were briefed on the status of the negotiations. After extensive deliberations (with Mr. Klinsport absent), including a presentation by Mr. Kranzler regarding the likelihood of continued operating losses by the GTD and the possible adverse effects on the Company and the GTD if a sale were not concluded expeditiously, followed by negotiations with representatives of the Management Group, a compromise was reached in which it was proposed that Base Ten receive, as additional consideration, a warrant to purchase common stock of the Purchaser on the terms described below (the "Warrant"). Cowen did not participate in any of the foregoing meetings or negotiations (other than the meeting on September 15th) because its services with respect thereto were not deemed necessary and it was believed that its independence and objectivity could be better maintained by its not participating as a negotiator on behalf of any party. Nor did Cowen "approve" the price or other terms of the Sale; its services were limited to rendering the fairness opinion described elsewhere in this Proxy Statement. Special counsel was asked to participate in the meetings, however, solely to enable it to explore and advise on legal issues and to properly prepare any agreements that were reached.

    Further negotiations continued throughout mid-October on these and other issues while an initial draft of a definitive purchase agreement was prepared and negotiated. During the course of those negotiations, the Purchaser agreed to increase the term of the sublease to five years. At a meeting of Base Ten's Board on October 13, 1997, the Base Ten Board unanimously approved the Sale, subject to receipt of a favorable opinion from Cowen and final review and approval by the Special Committee and subject to shareholder approval, authorized the execution and delivery of a definitive purchase agreement providing for the Sale, and authorized filing of preliminary proxy solicitation materials seeking shareholder approval and adoption of the Purchase Agreement providing for the Sale. At a meeting of the Special Meeting on October 16, 1997, Cowen delivered its preliminary oral opinion to the Special Committee, and the Special Committee thereafter completed its final review and approved the Sale. The definitive Purchase Agreement was signed on October 27, 1997, on which date Cowen delivered its written opinion to the Special Committee described below, and Base Ten publicly announced that its Board of Directors had approved the Sale and had entered into a definitive agreement.

RECOMMENDATION OF THE BASE TEN BOARD AND BASE TEN'S REASONS FOR THE SALE

    In considering the Sale, Base Ten shareholders are urged to read in its entirety the discussion under the caption "Interests of Certain Persons in the Sale; Conflicts of Interest" in this Proxy Statement.

    The Board of Directors of Base Ten believes that the terms of the Sale are fair to, and in the best interests of, Base Ten and its shareholders. Accordingly, the Board of Directors of Base Ten has unanimously approved the Sale and unanimously recommends the approval and adoption of the Purchase Agreement providing for the Sale by Base Ten shareholders. In reaching its conclusions, the Base Ten Board considered a number of factors, including the following which it considered to be material: (i) information concerning the financial performance, condition, business operations and prospects of each of the Company as a whole, and each of the GTD and the MTD, viewed separately; (ii) anticipated limitations on future growth of GTD revenues, the prospects for continuing losses, and the need for substantial cash resources to fund those losses; (iii) the benefits that could reasonably be expected to be realized by Base Ten from the Sale, which are described in the three immediately following paragraphs; (iv) the financial and other terms and structure of the Sale, including the fact that the Purchaser would sub-lease a substantial portion of the Trenton facilities for a five-year period; and (v) the opinion of Cowen, to the Special Committee described below, that the proposed Sale was fair to Base Ten from a financial point of view. The Base Ten Board regarded the first four of the aforementioned factors as primarily supporting its conclusion that the terms of the Sale are in the best interests of Base Ten and its shareholders, the last of the aforementioned factors as primarily supporting its conclusion that the terms of the Sale are fair to Base Ten and its shareholders, and the fourth of the aforementioned factors as also supporting its conclusion as to fairness because of the inclusion in the terms and structure of the Sale of a contingent future interest in the Purchaser, a five-year sublease and a transitional service agreement.

    A prime motivation for the Sale was a concern that the GTD's recent past losses would continue with no foreseeable opportunities for significant sales growth in the future. In addition, the Board was concerned that the Company's previously declared focus on the MTD, and lower level of investment in new GTD products, had created low morale among GTD personnel, with a consequent risk of significant loss of senior and key technical and engineering personnel. In the Board's opinion, significant personnel losses would have left the Company unable to meet its contractual commitments, and could have resulted in further, and large, losses.

    A factor which weighed against the Sale was the possibility of a significant upturn in GTD defense business. However, the Board viewed this possibility as unlikely and, to date, no new significant orders have been booked by the GTD since the execution of the Purchase Agreement. In addition, the Board, in order to retain a limited participation in the results of any such upturn, negotiated a contingent future interest in the Purchaser as part of the terms of the Sale. It did so in the form of (i) a contingent $400,000 payment dependent on the Purchaser receiving certain orders from Daimler Benz Aerospace for the Tornado Stores Management System (See "The Government Technology Division--Products and Programs--Tornado Program"), (ii) the Warrant, and (iii) a right to receive 15% of the gross proceeds of a sale of the Purchaser prior to its initial public offering. See "The Purchase Agreement, Note and Warrant", below. One factor which weighed against the Sale was the possibility of future GTD revenue growth from commercial applications. A possible adverse consequence of the Sale was the risk that the Company would be losing a source of cash flow to fund MTD operations. Another factor which weighed against the Sale was the assumption by the Company, through its acceptance of a Purchaser note as part payment of the purchase price, of some of the risk that the Purchaser would not succeed as a stand-alone entity.

    Base Ten believes that the Sale offers it an opportunity to focus its management and financial resources on the MTD, and to enhance its marketing and sales efforts to address the potential market for its global Computerized Manufacturing Execution Systems ("MES"). In reviewing the reasons for the Sale, the Base Ten Board noted that the Sale would provide $3.5 million in immediate cash resources to the Company, as well as a limited opportunity (through the Warrant and other contingent future interests in the Purchaser) for participating in any future growth of the GTD business without continuing to fund the operating losses of the GTD business, and for continued occupancy of the leased GTD Trenton facilities by the Purchaser for a five-year period. Management also noted the likely benefits of having the financial community and investors presented with a company focused on a single industry segment that is associated with possible prospects for a relatively high rate of growth.

    The foregoing discussion of the information and all the material factors considered and given weight by the Base Ten Board is not intended to be exhaustive. In reaching the determination to approve and recommend the Sale, the Base Ten Board did not assign any relative or specific weights to the foregoing factors and individual directors may have given differing weights to different factors. The Base Ten Board is, however, unanimous in its recommendation to the holders of Base Ten Common Stock that the Purchase Agreement providing for the Sale be approved and adopted.

    THE BASE TEN BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF BASE TEN COMMON STOCK VOTE "FOR" THE APPROVAL AND ADOPTION OF THE PURCHASE AGREEMENT PROVIDING FOR THE SALE.

OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE

    Cowen has acted as financial advisor to the Special Committee in connection with the Sale. Pursuant to an engagement letter dated August 27, 1997 (the "Cowen Engagement Letter"), Base Ten retained Cowen to serve as the financial advisor to the Special Committee with respect to the Sale. As part of this assignment, Cowen was asked to render an opinion to the Special Committee as to the fairness, from a financial point of view, to Base Ten of the financial terms of the Sale pursuant to the Purchase Agreement.

    On October 16, 1997 Cowen delivered certain of its written analysis and a preliminary oral opinion to the Special Committee to the effect that, as of such date, the financial terms of the Sale pursuant to the Purchase Agreement were fair, from a financial point of view, to Base Ten. THE FULL TEXT OF THE WRITTEN OPINION OF COWEN, DATED OCTOBER 27, 1997, IS ATTACHED HERETO AS EXHIBIT A AND IS INCORPORATED BY REFERENCE. HOLDERS OF COMPANY COMMON STOCK ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY COWEN. THIS SUMMARY OF THE

WRITTEN OPINION OF COWEN SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. COWEN'S ANALYSIS AND OPINION WERE PREPARED FOR AND ADDRESSED TO THE SPECIAL COMMITTEE AND ARE DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE FINANCIAL TERMS OF THE SALE PURSUANT TO THE PURCHASE AND DO NOT CONSTITUTE AN OPINION AS TO THE MERITS OF THE SALE CONTEMPLATED BY THE PURCHASE AGREEMENT OR A RECOMMENDATION TO ANY HOLDERS OF BASE TEN COMMON STOCK AS TO HOW TO VOTE AT THE MEETING.

    Cowen was selected by Base Ten as the financial advisor to the Special Committee, and to render an opinion to the Special Committee, because Cowen is a nationally recognized investment banking firm and because the principals of Cowen have substantial experience in transactions similar to the Sale and are familiar with Base Ten and its businesses. As part of its investment banking business, Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for corporate and other purposes. Cowen and its affiliates are providing financing services for the Company and will receive customary fees for rendering such services. In addition, in the ordinary course of its business, Cowen and its affiliates trade the equity securities of Base Ten for their own account and for the accounts of their customers, and accordingly, may at any time hold a long or short position in such securities.

    In arriving at its opinion, Cowen (a) reviewed the Agreement; (b) reviewed the Company's consolidated financial statements for the nine months ended July 31, 1997 and the fiscal years ended October 31, 1996, 1995 and 1994, certain publicly available filings with the Securities and Exchange Commission and certain other relevant financial and operating data of the Company; (c) reviewed GTD's financial statements as prepared by management of the Company for the nine months ended July 31, 1997 and the fiscal years ended October 31, 1996 and 1995 and certain other relevant financial and operating data of GTD; (d) held meetings and discussions with management and senior personnel of the Company to discuss the business, operations, historical financial results and future prospects of GTD; (e) reviewed financial projections furnished to us by the management of the Company, including among other things, the capital structure, sales, net income, cash flow, capital requirements and other data of GTD we deemed relevant; (f) reviewed the historical prices of the Class A and Class B common stock of the Company from October 13, 1996 to October 13, 1997 and compared those trading histories with those of market indices which we deemed relevant; (g) reviewed the valuation of GTD in comparison to other similar publicly traded companies; (h) compared the financial terms, to the extent publicly available, of the Transaction to selected business transactions deemed to be comparable in whole or in part; (i) conducted a discounted cash flow analysis of GTD based on financial projections provided to us by management of the Company; (j) analyzed potential pro forma financial effects of the Transaction contemplated by the Agreement; and (k) conducted such other studies, analysis, inquiries and investigations as we deemed appropriate. All of the significant financial analyses performed by Cowen in arriving at its opinion are summarized below. See "--Analysis of Certain Public Traded Companies"; "--Analysis of Certain Transactions"; "--Discounted Cash Flow Analysis"; "--Pro Forma Analysis" and "--Stock Trading History." Cowen also considered the estimated potential value based on management's estimates of the Daimler Benz contract in rendering its opinion. See "The Purchase Agreement, Note and Warrant." At the request of the Company, Cowen, on behalf of the Special Committee, solicited an indication of interest to acquire substantially all of the assets of GTD from a third party. See "Background."

    In rendering its opinion, Cowen relied upon the Company's management with respect to the accuracy and completeness of the financial and other information furnished to Cowen as described above. Cowen assumed that financial forecasts, projections and estimates reflected the best currently available estimates and judgments of the Company's management as to the expected future financial performance of GTD. Cowen has not assumed any responsibility for independent verification of such information, including financial information, nor has Cowen made an independent evaluation or appraisal of any of the properties or assets of GTD. With respect to all legal matters relating to the Company and Buyer, Cowen has relied on the advice of legal counsel to the Company.

    The opinion of Cowen is necessarily based on general economic, market financial and other conditions as they exist on, and can be evaluated as of, the date hereof, as well as the information currently available to Cowen. It should be understood that, although subsequent developments may affect Cowen's opinion, Cowen does not have any obligation to update, revise or reaffirm its opinion. Cowen's opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Sale. The Cowen opinion does not imply any conclusion as to the likely trading range for the common stock of the Company following consummation of the Sale or otherwise, which may vary depending on numerous factors that generally influence the price of securities.

    Cowen's opinion is limited to the fairness, from a financial point of view, of the terms of the Sale. Cowen expresses no opinion with respect to any other reasons, legal, business or otherwise, that may support the decision of the Special Committee to approve, or the Company's decision to consummate, the Sale.

    For purposes of rendering its opinion Cowen has assumed in all respects material to the analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. Cowen has also assumed that all governmental, regulatory or other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Sale.

    The following is a summary of all of the significant financial analyses performed by Cowen to arrive at its opinion. Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with the management of Base Ten the assumptions on which such analyses were based and other factors, including the historical and projected financial results of the GTD. No limitations were imposed by the Special Committee with respect to the investigations made or procedures followed by Cowen in rendering its opinion.

    ANALYSIS OF CERTAIN PUBLICLY TRADED COMPANIES. To provide contextual data and comparative market information, Cowen compared selected historical operating and financial ratios for GTD to the corresponding data and ratios of certain other companies (the "Selected Companies") whose securities are publicly traded and which Cowen believes have operating, market valuation and trading valuations similar to what might be expected of the GTD. These companies included: Boonton Electronics Corp., Industrial Technologies Inc., Lifschultz Industries Inc., Novitron International Inc. and Scientific Industries Inc. Such data and ratios include the Enterprise Value of such Selected Companies as multiples of revenues for the LTM period and the market capitalization of common stock of such Selected Companies as a multiple of the book value of common shareholders' equity.

    Such analysis indicated that, for the Selected Companies, (i) the median values of Enterprise Value as a multiple of LTM revenue was .2 times and (ii) the median of market capitalization of common stock as a multiple of the book value of common shareholders' equity was .8 times.

    The corresponding multiples of LTM revenues for the GTD implied by the Purchaser's offer is .5 times. The corresponding multiple of market capitalization of common stock as a multiple of the book value of common shareholders' equity for the GTD implied by the Purchaser's offer is 1.3 times.

    Although the Selected Companies were used for comparison purposes, none of such companies is directly comparable to the GTD. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in financial and operating characteristics of the Selected Companies and other factors that could affect the trading value of the Selected Companies or the GTD to which they are being compared.

    In addition, Cowen also compared selected historical operating and financial ratios for the GTD to the corresponding data and ratios of certain publicly traded companies in the defense industry. Cowen, however, found these defense industry companies not comparable to the GTD based on their relative size and revenue and profitability characteristrics.

    ANALYSIS OF CERTAIN TRANSACTIONS. Cowen reviewed the financial terms, to the extent publicly available, of seven selected transactions (collectively, the "Selected Transaction Types") which Cowen deemed relevant, based on the size of the transactions and revenue and profitability characteristics of the acquired companies, involving the acquisition of micro capitalization general manufacturing companies, which were announced or completed since January 13, 1995. The transactions include, in reverse chronological order, the acquisitions of: NetFrame Systems, Inc. by Micron Electronics, Inc.; David White, Inc. by Choucroute Partners; MDT Corp. by Getinge Acquisition Corp; ASCOR, Inc. by Giga-Tronics, Inc.; International Jensen, Inc. by Recoton Corp.; IDC Systems Inc. by Hi-Rise Recycling Systems, Inc.; and Community Health Computing Corporation by ADAC Laboratories. Cowen reviewed the market capitalization of common stock plus total debt less cash and equivalents ("Enterprise Value") paid in the Selected Transactions as a multiple of latest reported twelve month ("LTM") revenues, and examined the multiples of equity value paid in the Selected Transactions to book value.

    Such analyses indicated that, (i) on the basis of the Enterprise Value paid, the Selected Transactions had a median valuation of .5 times LTM revenues and
(ii) on the basis of equity value paid, the Selected Transactions had a median valuation of 1.1 times book value.

    The corresponding multiple of LTM revenues implied by the Purchaser's offer is .5 times. The corresponding multiple of LTM book value implied by the Purchaser's offer is 1.3 times.

    Although the Selected Transactions were used for comparison purposes, none of such transactions is directly comparable to the Transaction, and none of the companies in such transactions are directly comparable to the GTD. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or the GTD to which they are being compared.

    In addition, Cowen also reviewed the financial terms, to the extent publicly available, of certain selected transactions in the defense industry. Cowen, however, found the acquired companies in these transactions not comparable to the GTD based on their relative size and revenue and profitability characteristics.

    DISCOUNTED CASH FLOW ANALYSIS. Cowen estimated the range of values for the GTD based upon the discounted present value of the projected after-tax free cash flows of the GTD for the fiscal years ended October 31, 1997 through 2001, and of the terminal value of the GTD at October 31, 2001, based upon perpetual growth rates of the GTD's revenue. After-tax cash flow was calculated by taking projected EBIT and subtracting from such amount projected taxes, capital expenditures, changes in non-cash working capital and changes in other assets and liabilities and adding projected and historical depreciation and amortization. This analysis was based upon certain assumptions described by, projections supplied by and discussions held with the management of Base Ten. See "Certain Projected Financial Information," below. In performing this analysis, Cowen utilized discount rates ranging from 15% to 25%, which were selected based on the estimated industry weighted average cost of capital including a private market liquidity premium. Utilizing this methodology, GTD's value ranged from $2.5 million to $11.9 million. The aggregate consideration implied by the Purchaser's offer of $6.9 million is in the midrange of these values.

    PRO FORMA ANALYSIS. Cowen reviewed the projected income statements for the fiscal years ended 1997 and 1998 of Base Ten including the operations of the GTD and of Base Ten pro forma the Sale which excluded the operations of the GTD. Such analysis indicated that Base Ten pro forma the Sale which excluded the operating results of the GTD would have higher revenue growth rates in 1998 over 1997 and higher operating margins in 1998 than Base Ten including the GTD. Cowen also reviewed the pro forma balance sheet effects as of July 31, 1997 which indicated that the ratio of total debt to total book capitalization for Base Ten including the GTD was 77% as compared with 78% for Base Ten pro forma the Sale excluding the GTD.

    STOCK TRADING HISTORY. Cowen reviewed the historical market prices and trading volumes of Base Ten Class A and Class B Common Stock from October 13, 1996 to October 13, 1997. Cowen also compared Base Ten's closing stock prices with the NASDAQ Composite and Russell 2000 indices. This information was presented solely to provide the Special Committee with background information regarding the stock prices of Base Ten over the period indicated. Cowen noted that over the indicated periods the high and low prices for shares of Base Ten Class A Common Stock were $12.25 and $9.63, respectively, and the high and low prices of Base Ten Class B Common Stock were $14.75 and $10.50, respectively, and that the average daily trading volume of Base Ten's Class A and Class B shares traded were approximately 39,441 and 204, respectively. During the indicated period, Base Ten's stock prices underperformed the NASDAQ Composite and Russell 2000 indices.

    The summary set forth above does not purport to be a complete description of the analyses performed by Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Cowen did not attribute any particular weight to any analyses or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Cowen believes, and has advised the Special Committee, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Base Ten. These analyses performed by Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold.

    Accordingly, such analyses and estimates are inherently uncertain and, though considered reasonable by Base Ten, are subject to significant business, economic, competitive, regulatory and other uncertainties and contingencies all of which are difficult or impossible to predict and many of which are beyond the control of Base Ten. As mentioned above, the analyses supplied by Cowen and its opinion were among several factors taken into consideration by the Special Committee in making its decision to approve the Sale and should not be considered as determinative of such decision.

    Pursuant to the Cowen Engagement Letter, Base Ten has agreed to pay Cowen $300,000 for its financial advisory services provided in connection with the Sale. Additionally, Base Ten has agreed to reimburse Cowen for its out-of-pocket expenses (including the reasonable fees and expenses of its counsel) incurred or accrued during the period of, and in connection with Cowen's engagement. Base Ten has also agreed to indemnify Cowen against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of services performed by Cowen as financial advisor to the Special Committee in connection with the Sale, unless it is finally judicially determined that such liabilities arose out of Cowen's gross negligence or willful misconduct. The terms of the fee arrangement with Cowen, which are customary in transactions of this nature, were negotiated at arm's length between Base Ten and Cowen, and the Special Committee was aware of such arrangement. Cowen has consented to the use of its name and description of its opinion in this Proxy Statement.

    In addition, in July 1997, Cowen was retained to provide various financial advisory and investment banking services to Base Ten in connection with the transaction that relates to the Issuance, which is described separately elsewhere in this Proxy Statement (see "The Proposed Issuance Overview"), for which it received $432,216, and five-year warrants to purchase 43,983 shares of Common Stock, exercisable at $15.625 per share. The Special Committee was aware of the terms of such fee arrangement, which were customary for transactions of such nature.

CERTAIN PROJECTED FINANCIAL INFORMATION

    The following projections were prepared by the Company's management in August 1997, and were furnished to Cowen in connection with Cowen's analysis of the proposed Sale and the preparation of a fairness opinion to the Special Committee as to whether or not the proposed Sale is fair to the Company from a financial point of view. The members of the Company's management and Board of Directors and Cowen received the projections; they were also made available to the Purchaser and Edo. The Company's management believes that the projections were prepared on a reasonable basis and reflected its best estimates and judgment as to the GTD's expected future performance in light of the information available to it and its understanding of the Company's business strategies and practices at the time the projections were prepared. In voting to approve, and recommend shareholder approval of, the Sale, the Company's

Board of Directors relied on the judgment of the Company's management as to the reasonableness of the projections. In preparing its opinion, Cowen assumed that the financial forecasts furnished to it by the Company were reasonably prepared and reflected the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the GTD. Cowen relied on the accuracy and completeness of all information supplied or otherwise made available to it, including but not limited to the projections, and did not independently verify such information. The Company is not aware of any forecasts of the GTD's future performance prepared by financial analysts.

    THESE PROJECTIONS WERE PREPARED IN AUGUST 1997, BASED UPON A NUMBER OF ESTIMATES AND ASSUMPTIONS MADE BY THE COMPANY'S MANAGEMENT AT THAT TIME. SUCH ESTIMATES ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL, AND UPON ASSUMPTIONS WITH RESPECT TO FUTURE BUSINESS STRATEGIES AND PRACTICES THAT ARE SUBJECT TO CHANGE. THE PROJECTIONS AND ACTUAL RESULTS WILL VARY, AND THOSE VARIATIONS MAY BE MATERIAL. BASED UPON THE GTD'S PERFORMANCE SINCE JULY 1997, THE COMPANY'S MANAGEMENT BELIEVES THAT THE PROJECTIONS WERE NOT REALIZED DURING THE FISCAL YEAR ENDED OCTOBER 31, 1997.

    The following material assumptions were used by the Company's management in preparing the projections:

    1. The GTD being a stand-alone entity with sole focus on sales to prime contractors or subcontractors of the U.S. or foreign governments.

    2. Sufficient cash could be obtained from external sources for investment in the GTD to fund receivables, development, and proposals.

    3. A sufficient level of business could be achieved from continued business relationships with existing customers such as McDonnell Douglas and Daimler Benz Aerospace.

    4. A significant level of qualified employees who worked in the GTD could be maintained in order to achieve satisfactory performance on existing contracts and provide competent competitive proposals for future work.

    THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH GUIDELINES ESTABLISHED BY THE COMMISSION OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THE COMPANY DID NOT ENGAGE ANY INDEPENDENT AUDITORS OR ACCOUNTANTS TO EXAMINE, COMPILE OR OTHERWISE BECOME INVOLVED WITH THE PREPARATION OF THE PROJECTIONS.

    THE PROJECTIONS ARE INCLUDED IN THIS PROXY STATEMENT SOLELY BECAUSE THEY WERE PROVIDED TO COWEN IN CONNECTION WITH THE PREPARATION OF COWEN'S OPINION, AND THE PROJECTIONS SHOULD NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO ASSIST IN AN UNDERSTANDING OF THE ANALYSIS ON WHICH THAT OPINION WAS BASED. THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS A REPRESENTATION BY THE COMPANY OR ANY OTHER PERSON THAT THE PROJECTIONS WILL BE ACHIEVED IN THE EVENT THE GTD REMAINS PART OF THE COMPANY. THE COMPANY DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF PROJECTIONS ARE SHOWN TO BE INACCURATE.

              CERTAIN FINANCIAL INFORMATION, INCLUDING PROJECTIONS
                      (ALL AMOUNTS IN MILLIONS OF DOLLARS)

                                                                                       FISCAL YEAR ENDED OCTOBER 31,
                                                                          -------------------------------------------------------
                                                                            1995       1996       1997E       1998E       1999E
                                                                          ---------  ---------  ---------  -----------  ---------
Total Sales.............................................................  $    16.4  $    14.1  $    10.7   $     9.0   $    14.0
Cost of Goods Sold......................................................       11.9       10.7        8.9         6.0         9.0
                                                                          ---------  ---------  ---------         ---   ---------
Gross Profit............................................................        4.5        3.4        1.8         3.0         5.0
Selling & Administrative Expenses.......................................        3.5        4.2        3.1         2.5         3.5
MD & Rental Expense Adjustments.........................................       (0.0)      (0.0)       0.2         0.0        (0.3)
                                                                          ---------  ---------  ---------         ---   ---------
Operating Profit........................................................  $     1.0  $    (0.9) $    (1.2)  $     0.5   $     1.2

    It should be noted that these projections are predicated on the GTD being separated from the Company and operated under reduced salary and operating costs, a circumstance not considered possible at the Company.

    Management believes that had it been required to retain the GTD, a reduction in salaries and staff members in the GTD would have been mandatory to minimize losses. It was believed that such actions would have created a difficult morale condition in the MTD, whose employees would have been concerned that such cost reduction methods were to be imposed on them. The consequences of such a morale problem were forecast to be defections of important software development personnel and the consequent reduction in the MTD's ability to perform when it was already fully committed on existing contracts.

    Management's view is that the retention of the GTD as part of the Company, even if cost reduction methods were implemented, would have resulted in continuing losses in the ensuing years and absorbed both capital and management time better spent in the development of the MTD. Forecasts showing a profit of $.5 million in fiscal 1998, if the GTD were to be sold, would have changed to losses of at least $1 million based on historical data for 1997 even if the MTD were able to meet the $9 million revenue projection.

    AS INDICATED ABOVE, THE COMPANY'S MANAGEMENT BELIEVES THAT THE PROJECTIONS WERE NOT REALIZED DURING THE FISCAL YEAR ENDED OCTOBER 31, 1997. AMONG THE IMPORTANT FACTORS THAT THE COMPANY BELIEVES MAY CAUSE THE PROJECTIONS TO DIFFER MATERIALLY FROM THE ACTUAL RESULTS ARE: (I) LOWER SALES THAN THOSE FORECAST,
(II) CANCELLATION OF EXISTING CONTRACTS, AND (III) CHANGES IN THE COST OR AVAILABILITY OF MATERIALS, (IV) UNEXPECTED OR ADVERSE CHANGES THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON THE GTD AND THE DEFENSE INDUSTRY GENERALLY, ESPECIALLY THE CYCLICAL NATURE OF THE DEFENSE INDUSTRY AND A CONTINUED EXTENDED DOWNTURN IN THE DEFENSE INDUSTRY RESULTING FROM, AMONG OTHER THINGS, THE END OF THE "COLD WAR"; AND (V) ADVERSE EFFECTS ON THE GTD'S ABILITY TO CARRY OUT ITS CURRENT BUSINESS STRATEGY, WHICH DEPENDS UPON SUCH FACTORS AS ITS ABILITY TO COMPETE EFFECTIVELY FOR GOVERNMENT CONTRACTS AND THE AVAILABILITY OF ADDITIONAL FINANCING TO FINANCE DEVELOPMENT EFFORTS.

    IN ASSESSING THE PROJECTIONS, READERS ARE URGED TO READ CAREFULLY ALL OF THE FOREGOING CAUTIONARY STATEMENTS.

INTERESTS OF CERTAIN PERSONS IN THE SALE AND CERTAIN ARRANGEMENTS REGARDING
  CERTAIN DIRECTORS AND MANAGEMENT OF BASE TEN FOLLOWING THE SALE; CONFLICTS OF INTEREST

    In considering the recommendation of the Special Committee and Base Ten's Board with respect to the Sale, shareholders should be aware that certain members of management and the Board of Directors of Base Ten have certain interests in the Sale that are in addition to and, in the case of certain officers and directors, potentially adverse to, the interests of shareholders of Base Ten generally. The Board of Directors of Base Ten was aware of these interests and considered them, among other matters, in approving the Purchase Agreement and recommending its approval and adoption by the shareholders of Base Ten at the Meeting.

    THE MANAGEMENT GROUP. The Management Group is led by Mr. Klinsport and consists primarily of senior operating personnel of the GTD, certain of whom will own equity interests in, and all of whom will be employed by, the Purchaser. The senior executive officers of the Purchaser will initially consist of Mr. Klinsport, who will serve as President and Chief Executive Officer, and four other individuals, Jeffrey Billie, Marguerite Cole, Edwin Struble and Rodney Wurst, all of whom are presently employees of the GTD and all of whom are presently officers of the Company except for Jeffrey Billie. Each of the senior executive officers of the Purchaser will own an equity interest in the Purchaser, in the following percentages: Mr. Klinsport (3.6%), Mr. Billie (0.875%), Ms. Cole (0.875%), Mr. Struble (0.875%), and Mr. Wurst (0.875%); and
each may also participate in the Purchaser's employee stock option plan. Consequently, members of the GTD's management and, in particular, Mr. Klinsport, may be deemed to have a conflict between their duties as employees of Base Ten and their interests in the Purchaser. However, evaluation and negotiation of the Management Group's proposal was conducted by the Special Committee, and evaluations and discussions of the Management Group's offer by the Base Ten Board at its meetings were conducted without Mr. Klinsport being present.

    LEASE OF PREMISES. The Company entered into a sale and leaseback agreement on October 28, 1994. Under the arrangement, the Company sold its main building at One Electronics Drive, Trenton, New Jersey, and agreed to lease it back for a period of 15 years under terms that qualify the arrangement as a capital lease. The buyer/lessor of the building was a partnership and Mr. Myles M. Kranzler, the Company's chairman and chief executive officer, is a minority partner in that partnership. The Purchase Agreement provides that the Purchaser and the Company will enter into a sub-lease, pursuant to which the Company will, for a term of five years, sub-lease to the Purchaser approximately 40,000 square feet (including 10,000 square feet of common space) at such building. See "The Purchase Agreement, Note and Warrant--Sublease", below.

    The Sale will not constitute a "change of control" of the Company under any applicable corporate instruments or agreements.

    CONSULTING AGREEMENTS. Base Ten has executed consulting agreements with each of Messrs. Klinsport and Kranzler.

    The Special Committee had rejected an initial proposal that Mr. Klinsport receive one year's salary as a termination payment, taking into consideration Mr. Klinsport's probable voluntary resignation upon a sale of the GTD. However, the Company's Special Committee recognized the Company's need for transitional financial accounting services and for continuity of chief financial officer functions, in order both to achieve an orderly transition and preserve the benefits of Mr. Klinsport's long years of experience as Base Ten's chief financial and accounting officer. Consequently the Special Committee proposed, and the Base Ten Board approved, a consulting agreement on the terms described below. The Board of Directors and the Special Committee believe the consulting arrangement with Mr. Klinsport is necessary to make certain of the Company's short-term requirements, as described above, and that the terms of the arrangement are fair to the Company under the circumstances, it being unlikely in the opinion of the Board and the Special Committee that it could have obtained the services of any persons with Mr. Klinsport's knowledge and background for a short-term consulting arrangement on similar or more favorable terms.

    Mr. Klinsport's consulting agreement will take affect upon the closing of the Sale. The consulting agreement with Mr. Klinsport provides for Mr. Klinsport to be available as a consultant to Base Ten for two years following the Sale with respect to events and matters which occurred during Mr. Klinsport's tenure as chief financial officer of Base Ten, provided such consulting services do not interfere with Mr. Klinsport's other employment duties. In consideration of such services, Base Ten will pay to

Mr. Klinsport, immediately following his termination of employment with Base Ten, $225,000, an amount equal to his current annual base salary.

    The Company recently appointed Thomas E. Gardner as the Company's new chief executive officer and President. Mr. Gardner comes to Base Ten with more than 25 years of management experience in the healthcare, pharmaceutical and information technology industries. Mr. Gardner was most recently President, chief executive officer, chief operating officer and a director of Access Health, Inc. in Rancho Cordova, California. Access Health is a publicly traded health information services company. As a top level executive with Johnson & Johnson from 1974 through 1987, Mr. Gardner headed up a number of the company's major domestic and international divisions and instituted a number of programs that advanced the company's markets and profitability. Subsequently, Mr. Gardner took his technological skills and medical knowledge into the publishing field. From 1987 until 1990, he was Group President of Simon & Schuster a subsidiary of Paramount Communications, Inc., where he instituted electronic management technology as part of a productivity improvement program. In 1992 he joined The Dunn & Bradstreet Corporation where as Corporate Vice President, and President and chief executive officer of its subsidiary, Dun & Bradstreet Health Care Information, he helped develop an integrated information and decision support technology. Mr. Gardner had additional experience as President, chief executive officer and chief operating officer of IMS America, Ltd. during his tenure at Dun & Bradstreet.

    Mr. Gardner's employment with Base Ten commenced on November 1. At that time, Mr. Kranzler resigned as chief executive officer. Mr. Kranzler's consulting agreement took effect on November 1.

    The consulting agreement with Mr. Kranzler provides for Mr. Kranzler to be available as a consultant to Base Ten for one year, but not in excess of 65 working days, for which services Mr. Kranzler will receive $100,000. For consulting services in excess of 65 working days per year, Mr. Kranzler would receive a fee of $1,600 per day. Mr. Kranzler will receive payment of all accrued and unpaid salary and vacation pay, and Mr. Kranzler and his spouse shall be entitled to continue their existing health and dental insurance coverages, at the Company's expense, for the remainder of their respective lives. Mr. Kranzler will agree not to compete with Base Ten for a two-year period.

    Also as part of such consulting agreement, the Company has agreed to pay to Mr. Kranzler a fee of $300,000 in consideration of the consulting and non-compete covenants and commitments by Mr. Kranzler described above, of which $150,000 will be due and payable upon the consummation of a financing in which the gross proceeds to the Company exceeds $5 million, and the remainder upon the consummation of one or more financings in which the gross proceeds to the Company (including proceeds of all financings consummated after October 6, 1997) exceed $10 million. The financing transaction described under the caption "The Proposed Issuance", if consummated in full, would result in the full fee being payable to Mr. Kranzler.

CERTAIN TAX CONSEQUENCES OF THE SALE

    Although the Sale will constitute a taxable transaction, the Company anticipates that after giving effect to expenses of the transaction it will incur a taxable loss in an amount the Company does not believe will be material.

THE PURCHASE AGREEMENT, NOTE AND WARRANT

    GENERAL. Pursuant to the terms of the Purchase Agreement, in consideration of the transfer to the Purchaser of substantially all of the operating assets of the GTD (the "Assets"), which comprise specified inventory, fixed assets and tangible personal property, intangible personal property and contract rights. The Purchaser has agreed to pay the Company the consideration described below and to assume certain liabilities associated with the GTD (the "Assumed Liabilities").

    CONSIDERATION. In consideration of the Assets and assumption of the Assumed Liabilities, at the closing of the Sale (the "Closing") the Company will receive the following from the Purchaser:

    A. CASH. $3,500,000 in cash.

    B. NOTE. A promissory note (the "Note") dated as of the Closing, to be issued by the Purchaser in favor of the Company, in a principal amount equal to the difference between (x) the amount of the net assets of the GTD as of the Closing (as such amount shall be determined jointly by the Purchaser and the Company on the basis of the Company's books of account) plus $400,000, and (y) $3,500,000. The Note will have a term of five years and will bear interest at the rate of 7.5% per annum, compared with the Company's existing debt (all of which is unsecured), which bears interest at annual rates of 8.5% or 9.1%. Principal payments under the Note will amortize over a three year period beginning on the second anniversary of the Closing. Interest on the Note will be payable quarterly beginning at the end of the first fiscal quarter following the Closing. Net assets of the GTD will be the amount equal to difference between the monetary value of the Assets reduced by the monetary value of the Assumed Liabilities. The Note will be unsecured. Payment of the outstanding principal and accrued interest under the Note will be accelerated upon the occurrence of certain events including (a) any repayment of the principal of any indebtedness of the Purchaser to affiliates of the Purchaser, and (b) certain customary events of default.

    It is anticipated that the Purchaser will pay the principal of and interest on the Notes out of cash flow from the Purchaser's operations. Its ability to make these payments (as well as payments under the sub-lease described below) may be adversely affected by future operating losses, its obligations under other indebtedness (including indebtedness which may be secured by certain of the Assets), the Assumed Liabilities and claims of the Purchaser's creditors.

    The Note is not secured by any collateral. Therefore, the Company's ability to obtain payment of the Note in the event of a default may be substantially impaired by claims of any secured creditors of the Purchaser. CONSEQUENTLY, THE NET REALIZABLE VALUE OF THE NOTE MAY BE SUBSTANTIALLY LESS THAN ITS FACE AMOUNT.

    C. RIGHTS ON SALE OR MERGER. In the event that the Purchaser is sold, merged, or liquidated prior to its initial underwritten public offering, the Company will receive 15% of the gross proceeds of such transaction that are in excess of $7 million, and the Warrant described below will be canceled.

    D. WARRANT. A warrant (the "Warrant") exercisable for that number of shares of voting common stock of the Purchaser as equals 5% of the Purchaser's issued and outstanding shares of common stock and common-stock equivalents (giving effect to all outstanding convertible debt securities, warrants and options issued in financing transactions, but not to options or warrants issued or issuable to employees or others that are in the place of compensation for services) immediately following and giving effect to the Purchaser's initial underwritten public offering, with respect to which there can be no assurance. The exercise price of the Warrant shall be 5% of two (2) times the current valuation of the Purchaser, such valuation being the sum of (w) $3,500,000, (x) the principal amount of the Note, (y) any payments made in connection with the Daimler Benz Aerospace contract as described below, and (z) the amount of any additional cash contributed or loaned to the Purchaser by any person prior to or within 30 days of the Closing. The Warrant will be exercisable, commencing immediately following the closing of the Purchaser's initial underwritten public offering, for a five-year term, and will contain customary anti-dilution protection against subsequent stock splits, stock dividends and combinations (but not against subsequent additional sales of capital stock, whether or not dilutive). The shares issuable on exercise of the Warrant will be restricted from sale for a one-year period following an initial public offering, but not more than 180 days beyond the termination of any lock-up period imposed on the Purchaser's executive officers, directors and principal shareholders. The Purchaser will register the shares issuable on exercise of the Warrant under the Securities Act of 1933 for resale by the Purchaser commencing when the restriction expires. The Warrant includes a cashless exercise feature which may be utilized only with the Purchaser's consent and provisions for tendering indebtedness of the Purchaser to the Company as all or part payment for the Warrant exercise price.

    THE WARRANT WILL HAVE NO VALUE UNLESS (I) THE PURCHASER CONSUMMATES AN INITIAL PUBLIC OFFERING, AND (II) THE SHARES ISSUED ON EXERCISE OF THE WARRANT CAN BE SOLD AT A PRICE IN EXCESS OF THE WARRANT EXERCISE PRICE PER SHARE.

    E. CONTINGENT PAYMENT. If, within twelve months of the Closing, the Purchaser enters into an agreement with Daimler Benz Aerospace pursuant to which Daimler Benz Aerospace agrees to purchase 600 or more Pylon Decoder Units, then, as additional consideration, the Purchaser will pay the Company $400,000, which amount will be payable in the amount of $100,000 per fiscal quarter beginning three months after the Purchaser receives the initial order under such agreement.

    CLOSING. The closing of the Sale (the "Closing") will occur as soon as practicable following the approval and adoption of the Purchase Agreement providing for the Sale and the Option Amendments by the Company's shareholders at the Meeting. The obligations of the parties to consummate the Sale are subject to certain customary conditions such as (i) the continued accuracy of representations and warranties in the Purchase Agreement, (ii) the performance in all material respects of each party's respective obligations under the Purchase Agreement required to be performed at or prior to Closing, (iii) all governmental and third party consents required under the Purchase Agreement shall have been obtained, and (iv) no action by any government authority or other person shall have been instituted or threatened challenging the validity or legality of the transactions contemplated by the Purchase Agreement or which could reasonably be expected to damage the other parties to the Purchase Agreement.

    ASSETS AND LIABILITIES TO BE TRANSFERRED. The Assets to be transferred to the Purchaser include all accounts receivable, contract rights, inventory, fixed assets, and equipment and technology used or needed for use by the GTD Division. Assumed liabilities include all liabilities incurred in the ordinary course of the GTD's business.

    SUB-LEASE. The Company entered into a sale and leaseback agreement on October 28, 1994. Under the arrangement, the Company sold its main building at One Electronics Drive, Trenton, New Jersey, and agreed to lease it back for a period of 15 years under terms that qualify the arrangement as a capital lease. The buyer/lessor of the building was a partnership and the Company's chairman and chief executive officer, Mr. Myles M. Kranzler, is a minority partner in the partnership. The Purchase Agreement provides that the Purchaser and the Company will enter into a sub-lease, dated as of the Closing, pursuant to which the Company will, for a term of five years, sub-lease to the Purchaser approximately 40,000 square feet at such building (the "Leased Space"). The Leased Space will be comprised of (i) office and manufacturing space occupying approximately 30,000 square feet, and (ii) common area space, which space will be shared with the Company, occupying approximately 10,000 square feet. The initial rent that the Purchaser will pay the Company for the Leased Space will be at the rate of
(x) $7.00 per square foot for the office and manufacturing space, and (y) $3.00 per square foot for the shared common areas, or a total of approximately $240,000 annually. In addition, the Purchaser will be responsible for its pro rata portion, based on the amount of space occupied by the Purchaser, of the building's electric, heating, insurance, tax and maintenance expenses.

    TRANSITION AGREEMENT. The Purchase Agreement provides that the Purchaser and the Company will enter into an agreement, dated as of the Closing (the "Transition Agreement"), pursuant to which the Purchaser will continue to provide the Company with accounting, reception, personnel and facilities and janitorial services for a period of three months from Closing. To the extent that those services have heretofore involved or been provided by the Company's employees, those employees (including, principally, Mr. Klinsport) are in the Management Group or among the Company employees who will be employed by the Purchaser. The fees for such services will be determined by the Purchaser and the Company at or prior to Closing.

    REPRESENTATIONS AND WARRANTIES. The Purchase Agreement contains various representations and warranties of the Company including, among others, representations and warranties relating to organization and similar corporate matters; authorization, performance, enforceability and related matters; requisite consents; absence of brokers; compliance with applicable environmental law; transferability of contracts; and intellectual property.

    The Purchase Agreement contains various representations and warranties of the Purchaser including, among others, representations and warranties related to organization and similar corporate matters; authorizations, performance, enforceability and related matters; requisite consents; accuracy of information provided for inclusion in this Proxy Statement, and absence of brokers.

    COVENANTS. Pursuant to the Purchase Agreement, (i) the Company has agreed, among other things, to satisfy all conditions to its obligations to consummate the transactions contemplated by the Purchase Agreement, and (ii) the Purchaser has agreed, among other things, to satisfy all conditions to its obligations to consummate the transactions contemplated by the Purchase Agreement and to pay and perform all of its obligations under the Assumed Liabilities.

    INDEMNIFICATION. The Company has agreed to indemnify the Purchaser from and against damages arising out of or based upon (i) the breach by the Company of any representation or warranty made by the Company pursuant to the Purchase Agreement relating to environmental matters; (ii) the non-performance of any covenant made by it pursuant to the Purchase Agreement; and (iii) any other liabilities of the GTD not assumed by the Purchaser.

    The Purchaser has agreed to indemnify the Company from and against any damages which arise out of or are based upon (i) the non-performance of any covenant made by it pursuant to the Purchase Agreement; and (ii) the failure to satisfy any of the Assumed Liabilities.

    TERMINATION; BREAK-UP FEE. The Purchase Agreement may be terminated (i) by either the Purchaser or the Company if, upon a vote at a duly-held meeting of the Company's shareholders, any required approval of the Company's shareholders is not obtained, (ii) by the mutual written consent of the Purchaser and the Company, (iii) by either the Company or the Purchaser if the Closing has not occurred on or before the last to occur of (x) 30 days after the staff of the Securities and Exchange Commission has advised the Company that it has no further comments with respect to any preliminary filings of this Proxy Statement, or (y) January 7, 1998, provided that the delay or failure to consummate the Closing by that date is not because of a breach of the Purchase Agreement by the party seeking to terminate it, and (iv) by either party in the event of a material breach by the other party of any representation, warranty, covenant or agreement contained in the Purchase Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach. If the Company terminates the Purchase Agreement pursuant to clause (i) above or other than as set forth above or if the Purchaser terminates the Purchase Agreement pursuant to clause (i), (iii) or
(iv) above, then the Company will pay to the Purchaser upon demand an amount in cash equal to the sum of (x) 3% of the net assets of the GTD as of the date of termination, plus (y) 3% of $400,000. This fee will serve as the exclusive remedy to the Purchaser in the event of a breach by the Company of any provision of the Purchase Agreement, without regard to the Purchaser's actual out-of-pocket loss or consequential damages. As of July 31, 1997 (the date of the last available Company balance sheet), the amount of the fee, if then due, would have been approximately $204,000. The Company believes that, because of subsequent losses, the net asset value of the GTD, and thus the fee which may be payable, may be substantially lower as of the date of this Proxy Statement. The Purchaser has advised the Company that its actual out-of-pocket expenses through that date were approximately $125,000, and that it anticipates incurring an additional $40,000 of expenses prior to the Meeting.

REGULATORY FILINGS AND APPROVALS

    The Company is not aware of any Federal or state regulatory filing requirements to which the Sale is subject.

ACCOUNTING TREATMENT

    For financial reporting purposes, the transaction will be recorded as a sale of a segment of the Company's business and reported as a discontinued operation.

EXPENSES AND OTHER FEES

    Each party will bear its own expenses in respect of the Sale transaction, whether or not consummated.

APPRAISAL RIGHTS

    The Company's shareholders are not entitled to dissenters' rights of appraisal in connection with the Sale.

REQUIRED VOTE

    Assuming a quorum is present, the affirmative vote of seventy-five percent (75%) of the vote cast by holders of shares of Common Stock entitled to vote thereon, and in addition, the affirmative vote of seventy-five percent (75%) of the votes cast by holders of Class B Stock, will be required for approval and adoption of the Purchase Agreement providing for the Sale.

THE GOVERNMENT TECHNOLOGY DIVISION

    EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THIS PROXY STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES THAT MAY CAUSE THE COMPANY'S ACTUAL RESULTS OR OUTCOMES TO BE MATERIALLY DIFFERENT FROM THOSE ANTICIPATED AND DISCUSSED HEREIN. IMPORTANT FACTORS THAT THE COMPANY BELIEVES MIGHT CAUSE SUCH DIFFERENCES ARE DISCUSSED IN THE CAUTIONARY STATEMENTS ACCOMPANYING THE FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT AND IN THE RISK FACTORS DETAILED IN THE COMPANY'S PREVIOUS FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. IN ASSESSING FORWARD-LOOKING STATEMENTS CONTAINED HEREIN, READERS ARE URGED TO READ CAREFULLY ALL CAUTIONARY STATEMENTS CONTAINED IN THIS PROXY STATEMENT AND IN THOSE OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

    The Company, through its Government Technology Division, develops, manufactures and markets complex precision electronic systems for defense applications and provides contract manufacturing services for prime defense contractors. These products primarily relate to weapons management in high performance military aircraft and employ the Company's safety critical technology and software. The GTD designs products internally, in conjunction with defense contractors, and under U.S. government contracts.

PRODUCTS AND PROGRAMS

    TORNADO PROGRAM. Since 1976, the GTD has been involved in the design and production of weapons control systems for the German and Italian versions of the Tornado aircraft. These systems are designed to aid the operator of a sophisticated combat aircraft in deploying highly complex weapons. The Tornado program is a joint program of the governments of Germany, United Kingdom, and Italy for a multi-role combat aircraft to meet the particular defense missions of these three countries. The GTD's participation in Tornado programs has also included contracts to supply certain elements of the system to British Aerospace for sale to the United Kingdom and Saudi Arabia.

    The most important and complex weapons control system manufactured by the GTD for the Tornado program is the Stores Management System ("SMS"). The SMS employs a visual display to communicate the current status of weapons on board the aircraft to the operator. It permits the operator to select appropriate weapons, to confirm or change the selection of weapons, and to execute other functions such as weapon jettison and fault detection. All of these actions are regulated by a weapons programming unit containing multiple microprocessors and their memories. The SMS has up to seven electronic units, remotely located from the weapons programming unit, to receive and decode release instructions and activate switches connected to weapon release mechanisms.

    The Company, through the GTD, manufactures the SMS for the Tornado program under a contract with Daimler Benz Aerospace (DASA). The Tornado program extends beyond the year 2000 and could offer the GTD significant additional business. In fiscal 1994, 1995, and 1996, and the nine months ended July 31, 1997, sales under the Tornado program accounted for approximately 36%, 36%, 37% and 9.5%, respectively, of the Company's total revenues. In 1995, the Company received full funding for additional production of weapons control products for the Tornado program under contracts valued at approximately $6.3 million. This contract was completed in early 1997. Commencing in the first quarter of fiscal 1996, initial funding was received for Tornado software upgrades under a contract valued at $1.8 million which extended into 1997 and is expected to be completed by early 1998. During the fiscal quarter ended July 31, 1997, the GTD was provided cost and pricing information for additional production for the Tornado Stores Management System and was advised that the customer anticipates placing an $11.4 million order before the end of 1997. No order has been received to date. The award of this contract is dependent on, among other factors, the defense budget of the German government. Efforts to secure the released funds for this contract have been unsuccessful in the past due to budget allocations for other priorities and there currently can be no assurance of the award of such contract.

    If the $11.4 million Tornado order is received prior to the Meeting, the Company intends to provide to its shareholders information concerning the receipt of the order and adjourn the meeting for up to two weeks to afford shareholders an opportunity to recast their votes if they wish to do so.

    OTHER PROGRAMS. The GTD has designed and manufactured Sidewinder control systems for the U.S. Air Force A-10 aircraft, the A-4 modernization programs for the Royal Air Force of New Zealand and certain aircraft flown by the Greek Air Force, and the F-5 aircraft for delivery to the Taiwan Air Force.

    Since 1980, the Company as a contract manufacturer has, through the GTD, supplied electronic systems to McDonnell Douglas Helicopter Systems for use aboard the U.S. Army's Apache helicopter. The Company is also a contract manufacturer for SPD Technologies, Inc., a circuit breaker manufacturer.

    The Company has funded research and development of technology used for the control of air-to-air and air-to-ground missiles such as Sidearm, Stinger and Mistral and has provided a missile control system for the Stinger missile for experimental use aboard the U.S. Army's Apache helicopter.

    NEW PROGRAMS. The GTD was notified by McDonnell Douglas Helicopter Systems in April 1996 that it had been selected to provide the design, development, and initial production of a maintenance data recorder (black box) for the U.S. Army's Apache helicopter. Revenue for this contract, has been recognized in 1996 and 1997 to date, and additional revenue, a small portion of which will be received by the Purchaser following the Sale, will be recognized in the remainder of 1997 and 1998. Follow on production, if awarded to the GTD, is expected to continue beyond the year 2000 assuming government funding.

    In May 1996 the GTD was notified that it had been selected to provide the engineering and initial production for an Interference Blanking Unit (IBU) used aboard the F-18 fighter aircraft. This project has potential application for usage aboard other aircraft for both the U.S. and its allies. If procured for the F-18 alone the IBU could require production runs beyond the year 2000, which would be undertaken by the Purchaser if the Sale is completed, providing government funding and strategic defense decisions continue, neither of which can be assured. This project is nearing completion of the development and qualification stage and production orders are anticipated for 1998, although no assurances can be given that significant orders will be placed.

    SECURE COMMUNICATIONS PRODUCTS. The GTD has engaged in the development and sale of products for secure communications systems to the National Security Agency and the U.S. Navy. The GTD's initial product was a telecommunications interface known as a TCIA for the transmission of encrypted data over a conventional T1 telephone line. The TCIA was endorsed by the National Security Agency in 1991 but has been restricted to government users.

    In 1991, the GTD was awarded a contract to manufacture Bus Interface Units for the U.S. Navy's communication system using the Navy's design. The GTD subsequently created a proprietary device, known as the Bus Interface Card ("BIC"), to substitute for the Bus Interface Unit, and has since sold over 9,500 of these devices. The BIC connects external signals to a signal bus through software driven control circuits. The software, programmed to prioritize signals for processing, was designed by the Navy but includes BIC software which was designed by the Company. The GTD anticipates further contracts for this product over the next several years, although at a slower rate than in prior years. The GTD also developed a proprietary device known as the Synchronous Line Interface Card ("SLIC"). The SLIC is suitable for laptop computers and performs the same functions as the BIC. The GTD has received a small quantity of orders for this device but believes that SLIC may eventually replace the BIC as the device of choice.

SALES AND MARKETING

    The GTD currently markets its products a single vice president of sales. In addition, certain officers of the Company, some of whom are members of the Management Group, are responsible for maintaining relationships with specific U.S. and foreign defense contractors. The Company relies and the Purchaser will rely on established relationships with major defense contractors such as DASA, McDonnell Douglas, Northrop, and various agencies within the U.S. Department of Defense to develop further business based on past association and familiarization with existing programs such as Tornado, F-5, Apache Helicopter, and the A-10 combat aircraft.

RESEARCH AND DEVELOPMENT

    GTD product development efforts consist of designing new weapon control systems and upgrades for existing aircraft fleets based upon specifications provided by defense contractors. Generally, such development projects are undertaken pursuant to contractual arrangements with defense contractors, under which the GTD receives full or partial funding. The GTD believes its participation in development contracts provides an advantage in bidding for subsequent production contracts.

    The GTD research and development staff consists of approximately five engineers who devote a portion of their time to defense product development.

COMPETITION

    The defense business is also highly competitive and subject to rapid change. The GTD competes, and the Purchaser will compete, primarily on its expertise in designing safety critical applications. Competitors include large defense contractors and specific departments of large electronic companies such as McDonnell Douglas, Lockheed Martin, Hamilton Standard Company, a division of United Technologies Corporation, GEC Marconi, Elbit and Smiths Industries. Many of these competitors are larger and have more resources to devote to, among other things, internally-funded development efforts that could provide advantages in competitive bidding.

MANUFACTURING

    The GTD's operations involve assembling and testing final products from components and subassemblies purchased from third parties. The GTD also designs software used in the products manufactured pursuant to third-party requirements. All of the GTD's design, assembly and production activities are conducted from its Trenton, New Jersey, facility.

    Electronic components, such as transistors, resistors, integrated circuits and diodes, and subassemblies used in the GTD's products, are purchased by the GTD from a large number of suppliers and are generally available from alternative sources. However, for some components and subassemblies, the GTD relies on a single source of supply. For such components and subassemblies, the GTD attempts to maintain inventory levels sufficient to cover foreseeable production requirements for a period the GTD believes will be sufficient to locate alternative sources of supply or to develop alternative designs that avoid reliance on those components or subassemblies.

    As part of its contract manufacturing services, the GTD offers supporting engineering services to develop a prime contractor's design and solve technical and manufacturing problems.

BACKLOG

    All of the GTD's sales and unbilled orders are with defense-related customers. Total GTD backlog as of July 31, 1997, was approximately $4.7 million (compared with $7.1 million of October 31, 1996 and $8.8 million at July 31,
1996) with $2.5 million scheduled for delivery in the remainder of the current fiscal year, and $2.2 million scheduled for delivery in fiscal 1998. Unfilled backlog as of the closing of the Sale will be assumed by the Purchaser.

PROPRIETARY RIGHTS

    The Company regards its software as proprietary and attempts to protect it with copyrights, trademarks, trade secret law, and contractual arrangements, certain of which will be assigned or licensed on a royalty-free basis, to the Purchaser. However, existing copyright laws offer only limited practical protection for software. Furthermore, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. Customer access to source code may increase the possibility of misappropriation or other misuse of the Company's software. Accordingly, it may be possible for unauthorized third parties to copy certain portions of the Company's software or to obtain and use information that the Company regards as proprietary. There can be no assurance that the Company's or the Purchaser's means of protecting its proprietary software will be adequate or that competitors will not independently develop technologies similar to the Company's.

    While the Company has received certain patent protection for GTD designs, all of which will be assigned to the Purchaser, there can be no assurances that any additional patents will be issued, that the scope of any patent protection will be adequate, or that any current or future issued patents will be held valid if challenged.

    The Company believes that the GTD's products and technology do not infringe any existing proprietary rights of others, although there can be no assurance that third parties will not assert infringement claims in the future.

REGULATIONS

    The GTD's United States military contracts are subject to pricing restrictions and audit procedures. After being selected as the successful bidder for a government contract, profits for most products and systems developed for domestic defense programs are subject to fact finding, with negotiated profits limited to approximately 10% of costs, with some actual costs not recognized for this purpose. The GTD has undergone routine government audits of its defense contracts from time to time and these audits have upheld the GTD's pricing. Most of the GTD's foreign sales involve defense-related products that are subject to export control through the Department of State's Office of Munitions Control under the International Traffic in Arms Regulations ("ITAR") adopted under the Arms Export Control Act. All articles and services listed on the United States Munitions list, which may be amended from time to time, fall under these regulations. In order to export products or services subject to these regulations, the Company (and, after the Sale, the Purchaser) must first acquire licenses from the Department of State for each individual contract.

    State Department policies, as supplemented or modified by the Department of Defense or other applicable government agencies, identify products that cannot be exported and certain countries to which export is prohibited or limited. ITAR also imposes certain restraints on foreign customer contracts and defense product development. Since the Purchaser intends to continue its pursuit of foreign military sales as a source of revenues, ongoing compliance with ITAR will be necessary.

    Should government policy dictate that some of the GTD's products are of a sensitive technological character in which the best interests of the United States will be served by prohibiting their export, the Company (and after the Sale, the Purchaser) could suffer a serious and immediate loss of business. The Company's principal foreign markets for defense-related products are, and after the Sale the Purchaser's principal foreign markets for defense-related products will be, located in the NATO countries and other nations friendly to the United States. To date, the United States government has not denied requests by the Company for licenses to export any of its products or technical data to these countries except in instances where all United States manufacturers of similar products would be equally denied.

EMPLOYEES

    The GTD currently employs a total work force of approximately 85 persons, including 50 engineers, designers and technical staff, plus additional contract labor. None of the GTD's employees are covered by collective bargaining agreements. The GTD has never experienced any labor disruptions or work stoppages and considers its employee relations to be good. The GTD has recently effected a reduction in staff of approximately 30 persons.

SECURITY CLEARANCE

    The Company, including the GTD, relies on the continuance of its security clearances and clearances of its employees from agencies of the United States government and from NATO for its defense products. Loss of these clearances could have an immediate and adverse effect on the Company's (and after the Sale, the Purchaser's) business. Clearance of the foregoing types must be secured by the Purchaser prior to the Closing of the Sale, and the loss of any of them following the Sale could adversely affect the business and prospects of the Purchaser. The GTD has never experienced any material deficiencies in the manner and method of complying with prescribed security regulations and the Purchaser expects to continue as an approved facility following the Sale.

PROPERTIES

    The GTD's sole facility is in Trenton, New Jersey. The Company occupies 82,000 square feet in Trenton for its corporate headquarters and engineering, manufacturing and support activities. The lease for such space expires in October 2009. Approximately 40,000 square feet of such space (including 10,000 square feet of common space) will be sub-leased by the Purchaser for five years. See "The Proposed Sale-- The Purchase Agreement, Note and Warrant-Sublease".

    Management believes that the GTD's facilities are adequate for its operations and are maintained in good condition.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS OF THE COMPANY

    UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET OF THE COMPANY

    The unaudited pro forma condensed consolidated balance sheet has been derived from the historical consolidated balance sheet of the Company. The unaudited pro forma condensed consolidated balance sheet of the Company has been prepared assuming the Sale of the GTD occurred on July 31, 1997. The unaudited pro forma condensed consolidated balance sheet should be read in conjunction with the historical financial statements of the Company and the notes thereto for the three years in the period ended October 31, 1996 and for the nine months ended July 31, 1997 included in this Proxy Statement. The unaudited pro forma condensed consolidated balance sheet is not necessarily reflective of the financial position of the Company had the Sale of the GTD occurred on July 31, 1997.

                             BASE TEN SYSTEMS, INC.

                      PROFORMA CONSOLIDATED BALANCE SHEET

                              AS OF JULY 31, 1997

                                                              COMPANY                 PRO-FORMA     COMPANY
                                                             HISTORICAL   SALE(1)    ADJUSTMENTS   PRO-FORMA
                                                             ----------  ---------  -------------  ----------

                                                   ASSETS
CURRENT ASSETS:
  Cash.....................................................  $    3,771  $  --        $   3,500(2) $    7,271
  Accounts Receivable......................................       7,181     (4,375)                     2,806
  Inventories..............................................       3,868     (3,111)                       757
  Current portion of employee loan receivable..............         128     --                            128
  Other current assets.....................................         601     --                            601
                                                             ----------  ---------       ------    ----------
    TOTAL CURRENT ASSETS...................................      15,549     (7,486)       3,500        11,563
PROPERTY, PLANT & EQUIPMENT................................       5,209       (862)                     4,347
EMPLOYEE LOAN RECEIVABLE...................................          47     --                             47
NOTES RECEIVABLE...........................................      --         --            3,322(2)      3,322
OTHER ASSETS...............................................       8,717                                 8,717
                                                             ----------  ---------       ------    ----------
    TOTAL ASSETS...........................................  $   29,522  $  (8,348)   $   6,822    $   27,996
                                                             ----------  ---------       ------    ----------
                                                             ----------  ---------       ------    ----------

                                    LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts Payable.........................................  $    1,045       (592)   $            $      453
  Accrued Expenses.........................................       3,693     (1,334)         625(3)      2,984
  Current portion of capital lease obligation..............          54     --                             54
                                                             ----------  ---------       ------    ----------
    TOTAL CURRENT LIABILITIES..............................       4,792     (1,926)         625         3,491
                                                             ----------  ---------       ------    ----------

LONG TERM LIABILITIES:
  Other long-term liabilities..............................         272     --                            272
  Capital lease obligation.................................       3,441     --                          3,441
  Long-term debt...........................................      15,500     --                         15,500
                                                             ----------  ---------       ------    ----------
    TOTAL LONG-TERM LIABILITIES............................      19,213     --           --            19,213
                                                             ----------  ---------       ------    ----------

SHAREHOLDERS' EQUITY
  Preferred Stock, $1.00 par value, authorized and
    unissued--1,000,000 shares
  Class A Common Stock, $1.00 par value, 22,000,000 shares
    authorized; issued and outstanding 7,497,360 in 1997...       7,497     --                          7,497
  Class B Common Stock, $1.00 par value 2,000,000 shares
    authorized; issued and outstanding 445,121 in 1997.....         445     --           --               445
  Additional paid-in capital...............................      25,603     --              900(4)     26,503
  Deficit..................................................     (27,885)    (6,422)       5,297(2    (4)    (29,010)
                                                             ----------  ---------       ------    ----------
                                                                  5,660     (6,422)       6,197         5,435
  Equity adjustment from foreign currency translation......        (143)    --                           (143)
                                                             ----------  ---------       ------    ----------
                                                                  5,517     (6,422)       6,197         5,292
                                                             ----------  ---------       ------    ----------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.............  $   29,522  $  (8,348)   $   6,822    $   27,996
                                                             ----------  ---------       ------    ----------
                                                             ----------  ---------       ------    ----------

NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET OF THE COMPANY:

------------------------

(1) Assets and liabilities of the Purchaser. Although the Sale transaction has not been finalized, management believes that any remaining pro forma adjustments would not have a material effect on the financial position of the Company, except those described in Note 2 and 3.

(2) Reflects the receipt of cash and a note receivable for the book value of the assets on the closing date in connection with the Sale. See "The Purchase Agreement, Note and Warrant--Consideration" for a description of the terms of the Note evidencing the note receivable.

(3) Reflects the liability for expenses in connection with the Sale of $625.

(4) Reflects the adjustment for the change in measurement date of certain employee stock options of $900.

 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME OF THE COMPANY

    The unaudited pro forma condensed consolidated statements of income have been derived from the historical consolidated statements of income of the Company. The unaudited pro forma condensed consolidated statement of income for the year ended October 31, 1996, and the unaudited pro forma condensed consolidated statement of income for the nine months ended July 31, 1997, has been prepared assuming the Sale occurred on November 1, 1995. The unaudited pro forma condensed consolidated statements of income should be read in conjunction with the historical financial statements of the Company and notes thereto for the three years ended October 31, 1997 and for the nine months ended July 31, 1997 included in this Proxy Statement. The unaudited pro forma condensed consolidated statements of income are not necessarily indicative of the financial results of the Company had the Sale occurred at the beginning of the period.

                             BASE TEN SYSTEMS, INC.
               PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                      FOR THE YEAR ENDED OCTOBER 31, 1996

                                                                                  COMPANY                 COMPANY
                                                                                 HISTORICAL   SALE(1)    PRO-FORMA
                                                                                 ----------  ---------  -----------
REVENUES
  Sales........................................................................  $   14,591  $  13,329   $   1,262
  Other Income.................................................................         300     --             300
                                                                                 ----------  ---------  -----------
    Total Revenues.............................................................      14,891     13,329       1,562
                                                                                 ----------  ---------  -----------

COST & EXPENSES
  Cost of Goods Sold...........................................................      10,973     10,742         231
  Research and Development.....................................................         998        594         404
  Selling, General & Administrative............................................       8,509      2,353       6,156
  Amortization of Software Development Costs...................................       1,278     --           1,278
  Write-off of software development costs......................................       2,429     --           2,429
  Interest Expense.............................................................         710     --             710
                                                                                 ----------  ---------  -----------
    Total Costs and Expenses...................................................      24,897     13,689      11,208
LOSS BEFORE INCOME TAXES.......................................................     (10,006)      (360)     (9,646)
                                                                                 ----------  ---------  -----------
INCOME TAX BENEFIT.............................................................      (1,047)    --          (1,047)
                                                                                 ----------  ---------  -----------
NET LOSS                                                                         $   (8,959) $    (360)  $  (8,599)
                                                                                 ----------  ---------  -----------
                                                                                 ----------  ---------  -----------
LOSS PER SHARE.................................................................  ($    1.16)        --   ($   1.11)
                                                                                 ----------  ---------  -----------
WEIGHTED AVERAGE SHARES OUTSTANDING............................................       7,743         --       7,743
                                                                                 ----------  ---------  -----------

NOTES TO PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT:

(1) Revenues and expenses of the Purchaser. Although the Sale transaction has not yet been finalized, management believes that any remaining adjustments will not have a material effect on the pro forma results of operations of the Company. Does not include any adjustment for the change in measurement date of certain employee stock options, resulting in compensation expense charged to operations of $900. Also does not reflect $100 of non-recurring expenses following the Sale.

                             BASE TEN SYSTEMS, INC.
               PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                    FOR THE NINE MONTHS ENDED JULY 31, 1997

                                                                                    COMPANY                 COMPANY
                                                                                  HISTORICAL    SALE(1)    PRO-FORMA
                                                                                  -----------  ---------  -----------
REVENUES
  Sales.........................................................................   $   9,808   $   8,219   $   1,589
  Other Income..................................................................         133                     133
                                                                                  -----------  ---------  -----------
    Total Revenues..............................................................       9,941       8,219       1,722

COST & EXPENSES
  Cost of Goods Sold............................................................       8,322       6,816       1,506
  Research and Development......................................................         490         408          82
  Selling General & Administrative..............................................       6,114       2,353       3,761
  Amortization of Software Development Costs....................................       1,121                   1,121
  Interest Expense..............................................................       1,139                   1,139
                                                                                  -----------  ---------  -----------
    Total Costs and Expenses....................................................      17,186       9,577       7,609
                                                                                  -----------  ---------  -----------
LOSS BEFORE INCOME TAXES........................................................   $  (7,245)  $  (1,358)  $  (5,887)
                                                                                  -----------  ---------  -----------
                                                                                  -----------  ---------  -----------
INCOME TAXES/(BENEFIT)..........................................................      --                      --
                                                                                  -----------  ---------  -----------
NET LOSS........................................................................   $  (7,245)  $  (1,358)  $  (5,887)
                                                                                  -----------  ---------  -----------
LOSS PER SHARE..................................................................   ($   0.92)              ($   0.75)
                                                                                  -----------  ---------  -----------
WEIGHTED AVERAGE SHARES OUTSTANDING.............................................       7,852                   7,852
                                                                                  -----------  ---------  -----------

NOTES TO PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT:

(1) Revenues and expenses of the Purchaser. Although the Sale transaction has not yet been finalized, management believes that any remaining adjustments will not have a material effect on the pro forma results of operations of the Company. Does not include any adjustment for the change in measurement date of certain employee stock options, resulting in compensation expense charged to operations of $900. Also does not reflect $100 of non-recurring expenses following the Sale.

INFORMATION CONCERNING THE PURCHASER

    BUSINESS. The Purchaser, Strategic Technology Systems, Inc., is a newly formed Nevada corporation whose principal assets will be those assets of the GTD acquired pursuant to the Purchase Agreement. Thereafter, the Purchaser will continue to carry on the businesses of the Government Technology Division under its own management team at its principal executive offices located in the Trenton facility.

    MANAGEMENT. The senior executive officers of the Purchaser will initially consist of Mr. Klinsport, who will serve as President and Chief Executive Officer, and four other individuals, Jeffrey Billie, Marguerite Cole, Edwin Struble and Rodney Wurst, all of whom are presently employees of the GTD and all of whom are presently officers of the Company except for Jeffrey Billie.

    The Board of Directors of the Purchaser currently consists only of Mr. Klinsport. It is anticipated that the Purchaser's board of directors will be expanded to include a representative of the Purchaser's non-employee shareholders, and one or more other outside directors.

    PRINCIPAL SHAREHOLDERS. The principal shareholders of the Purchaser will be Mr. Klinsport, the other four executives described above, and certain outside investors, some or all of whom are expected to be affiliates of Mr. Jesse L. Upchurch, a principal shareholder of the Company. See "Security Ownership of Management and Certain Beneficial Owners."

    CAPITALIZATION. The Purchaser is expected to be initially capitalized immediately prior to the sale with equity financing of approximately $5.5 million in cash, of which $3.5 million will be paid to the Company at the Closing, and approximately $750,000 will be utilized to pay professional fees, financial advisory fees and other expenses related to the Sale. The remaining cash will be retained for working capital. The Purchaser may seek to obtain third-party financing following the Closing. Any such financing, if obtained, is likely to be secured by accounts receivable and inventory of the Purchaser, including most or all of the Purchased Assets.

                 INFORMATION CONCERNING BASE TEN SYSTEMS, INC.

    EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THIS PROXY STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES THAT MAY CAUSE THE COMPANY'S ACTUAL RESULTS OR OUTCOMES TO BE MATERIALLY DIFFERENT FROM THOSE ANTICIPATED AND DISCUSSED HEREIN. IMPORTANT FACTORS THAT THE COMPANY BELIEVES MIGHT CAUSE SUCH DIFFERENCES ARE DISCUSSED IN THE CAUTIONARY STATEMENTS ACCOMPANYING THE FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT AND IN THE RISK FACTORS DETAILED IN THE COMPANY'S PREVIOUS FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. IN ASSESSING FORWARD-LOOKING STATEMENTS CONTAINED HEREIN, READERS ARE URGED TO READ CAREFULLY ALL CAUTIONARY STATEMENTS CONTAINED IN THIS PROXY STATEMENT AND IN THOSE OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

SELECTED FINANCIAL DATA

    The following table presents selected financial data for Base Ten and its subsidiaries. The financial data for the fiscal years ended October 31, 1994 through October 31, 1996 have been derived from the Company's audited Consolidated Financial Statements included in this Proxy Statement and previously filed with the Securities and Exchange Commission on Form 10-K and 10-K/A. The financial data for the nine months ended July 31, 1996 and July 31, 1997 have been derived from the Company's unaudited Consolidated Financial Statements included in this Proxy Statement and previously filed with the Securities and Exchange Commission on Form 10-Q. In the opinion of management, all adjustments of a normal recurring nature necessary for a fair presentation of the financial statements are reflected therein. The results reflected in the unaudited statement of consolidated operations for the period ended July 31, 1997 are not necessarily indicative of the results to be expected for the entire year. All of such data should be read in conjunction with the other financial statements, related notes and other financial information included in this Proxy Statement.

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                NINE MONTHS ENDED                      YEAR ENDED OCTOBER 31,
                                           ---------------------------  -----------------------------------------------------
                                                            JULY 31,
                                           JULY 31, 1997      1996        1996       1995       1994       1993       1992
                                           -------------  ------------  ---------  ---------  ---------  ---------  ---------
INCOME STATEMENT DATA:
Revenues.................................    $   9,941     $   10,502   $  14,891  $  18,307  $  19,282  $  22,262  $  19,068
Earnings (Loss) from continuing
  operations before income taxes and
  extraordinary item (1) (3).............       (7,245)        (7,936)    (10,006)    (1,851)        59      1,465        695
Income taxes (benefit)...................           --             --      (1,047)      (474)        24        507        198
Earnings (Loss) from continuing
  operations before extraordinary item...       (7,245)        (7,936)     (8,959)    (1,377)        35        958        497
Extraordinary Item: Income tax/ benefit
  from utilization of loss
  carryforward...........................           --             --          --         --         --         --        198
Net earnings (Loss)......................       (7,245)        (7,936)     (8,959)    (1,377)        35        958        695
Net earnings (Loss) per share............         (.92)          (1.0)      (1.16)      (.20)       .03        .17        .19

                                                                                       AS OF OCTOBER 31,
                                                                     -----------------------------------------------------
                                                        AS OF JULY
                                                         31, 1997      1996       1995       1994       1993       1992
                                                       ------------  ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
Working capital......................................   $   10,575   $  13,916  $  13,270  $   5,860  $   6,365  $   1,858
Total assets.........................................   $   29,522   $  30,348  $  28,005  $  17,609  $  17,255  $  13,054
Long term debt, net of current maturities (2)........   $   19,213   $  13,478  $   3,525  $   3,601  $   3,212  $   4,675
Shareholders' equity.................................   $    5,517   $  12,091  $  20,261  $   9,431  $   7,957  $   1,974

------------------------

(1) Included in 1992 financial data is a reversal of $.5 million of a prior provision and a gain of $.4 million on previously written-off marketable securities.

(2) Included in 1997, 1996, 1995 and 1994 financial data is a long term capital lease.

(3) Included in 1996 financial data is a write-off of various capitalized expenses amounting to $2.4 million and $.6 million of expenses incurred in the preparation of a registration statement which was withdrawn.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS

    GENERAL

    The Company operates with a Medical Technology Division and a Government Technology Division and designs, develops, manufactures and markets complex and comprehensive software solutions for the pharmaceutical medical device manufacturing industries and precision electronic systems for the defense industry. The Company's products are used in safety critical applications requiring consistent, highly reliable outcomes where an out-of-specification event could have a catastrophic result. The Company developed a core competency in safety critical applications from its historical focus on designing electronic systems used primarily in weapons management systems for military aircraft. The Company has applied this expertise to develop PHARMASYST-Registered Trademark-, a computerized Manufacturing Execution System ("MES") used to automate, monitor, control and document highly regulated manufacturing processes.

    The Company has entered into collaborative relationships with certain computer system integrators and others that can integrate
PHARMASYST-Registered Trademark- with the products and services they provide. The Company has not yet recognized any sales as a result of these relationships and cannot predict if or when such relationships will prove successful. The Company must complete further development work on PHARM2-TM-, which is an advanced version of the PHARMASYST-Registered Trademark- product, and must successfully conduct training of its partners to make such relationships effective. No assurance can be given that this will occur.

    Through the GTD, the Company develops and manufactures weapons management systems and other defense related products. See "The Government Technology Division," above.

    The Company experienced a net loss of $7.2 million in the nine months ended July 31, 1997, compared with $7.9 million in the nine months ended July 31, 1996, and net losses of $9.0 million in the year ended October 31, 1996, compared with $1.4 million in the year ended October 31, 1995. These losses resulted primarily from reduction of defense related revenues, write-offs and amortization of software development expenditures incurred in prior periods and expenses related to the marketing and sales of commercial products. The Company anticipates incurring additional losses in the fourth quarter of fiscal 1997 and the first half of fiscal 1998 and could continue to incur losses in subsequent periods. The Company's ability to achieve profitable operations is dependent upon, among other things, successful marketing of its manufacturing execution system products, and successful competition in the markets in which the Company participates. Failure of the PHARMASYST-Registered Trademark- product to achieve market acceptance would have a material effect on the Company's business, results of operations and financial condition.

    COMMERCIAL OPERATIONS. During 1996 the Company focused on the development of PHARM2-TM-, an advanced version of the PHARMASYST-Registered Trademark-product introduced in 1995. As of November 30, 1997, the Company had received 25 contracts or signed licensed agreements from manufacturers or their integrators for installation of systems at 38 sites, including Abbott Hospital Products, Berlex, Novo Nordisk, Pfizer International Products Group, Pharmacia & Upjohn, SmithKline Beecham, 3M, Taisei, and Wyeth. In the earlier part of the year, the Company added Roche, Astra, and an additional contract from Pharmacia & Upjohn.

    Although the Company has made eight deliveries of early releases of PHARM2-TM-, 10 other deliveries of PHARM2-TM- continue to be overdue. Deliveries have been delayed primarily because of the Company's failure to accurately estimate the time necessary to complete software enhancements to PHARM2-TM-required to meet individual customer requirements, including customer requirements revised by customers after initial bids were submitted or agreements signed. In order to maintain customer relations, the Company accepted responsibility for changes without requesting additional funding or extension of delivery dates. Although cancellation for late deliveries may occur, the Company does not currently anticipate the loss of material orders as a result thereof, but such failure to make necessary deliveries could adversely affect the Company's reputation. In order for the PHARM2-TM- business to grow, it will be necessary for the Company to increase its delivery rate and, since the end of the second quarter of 1997 the

Company has increased its development staff by approximately 40% to overcome this shortcoming. Although required deliveries are planned no assurances can be given that they will take place in a timely manner. One effect of further delayed deliveries would be to negatively impact the Company's cash flow, which could limit the Company's ability to grow. The timing of revenues from MES can be affected by factors outside the Company's control, including long sales cycles and delays in customer authorization procedures.

    The Company sells PHARM2-TM- through direct salespersons operating from its headquarters in New Jersey; St. Louis, MO; Camberley, England; Brussels, Belgium; Copenhagen, Denmark; and Tokyo, Japan. The Tokyo office was opened in January 1997 in response to opportunities in the Pacific Rim. In addition to direct selling, the Company has developed relationships with implementers and integrators already active in this market to increase the number of opportunities available to it to demonstrate and offer its products. The Company requires additional sales persons to grow and has, as of yet, not been able to find suitable candidates at compensation levels consistent with the Company's limits. Failure to add to the staff could negatively impact revenues.

    During the 1997 first quarter, the Company engaged Drumbeat Dimensions, Inc. an internationally recognized consulting organization, to assist it in the further development and refinement of procedures and documentation for the Company in order to be fully compliant with the principles embodies in GAMP and the Company believes it is currently in full compliance with such GAMP principles. GAMP is the output of an industry group defining the methodology for creation of software products for the pharmaceutical industry. Although no assurances can be given, the Company believes that this provides added value to the Company's ability to sell in this market and this should further differentiate the Company from its competition. The Company has also strengthened its quality assurance organization through the employment of personnel familiar with pharmaceutical manufacturing practice.

    In February 1997, the Company announced the validation of the Dispensing module of PHARMASYST-Registered Trademark- at the Canadian manufacturing facility of a major pharmaceutical company, one of the Company's principal clients. The Company believes that the value of validation will be realized in increased acceptance of the Company's products by other pharmaceutical companies. Although the Company generates certain revenue upon delivery of PHARM2-TM- to its clients, it is necessary for a pharmaceutical company to validate its equipment and processes in order to satisfy FDA regulations and PHARM2-TM- is a critical portion of the manufacturing activity. The Company announced its first validated site in October 1996 for a major pharmaceutical company manufacturing medical devices. The Company hopes to add four to six more validated sites by the end of January 1998, although any such accomplishment is dependent on customer cooperation.

    During the nine month period ended July 31, 1997, the Company strengthened its technical resources through the addition of development staff in both Camberley, England, and in its New Jersey headquarters, and in its opinion must continue to do so to meet its delivery commitments and to accommodate expected growth. The Company considers its technical staff to be a primary resource and crucial to its continuance in this business area. Loss of any portion of its technical resources would be injurious and loss of a significant portion of its technical staff could cause serious and immediate damage to the Company's business. The Company believes it has good relations with its technical staff.

    DEFENSE OPERATIONS. During the 1997 nine month period the Company concentrated on the development tasks related to the Interference Blanker Unit
(IBU) awarded to the Company in mid-1996, the development tasks related to the Maintenance Data Recorder also awarded to the Company in mid-1996, and the development tasks related to the SLAM ER missile contract awarded in October 1996. This activity involved primarily technical staff and was responsible for a major part of the income generated by the Government Technology Division in this period. In the month of August, the Company completed the environmental qualification of its Maintenance Data Recorder which the Company believes will increase the sales opportunities for this product. Development effort on the IBU has proceeded on schedule. The development work on the SLAM-ER missile is currently behind schedule although the Company hopes to achieve recovery to schedule within the next months.

    In addition, the Company continued its development of additional software for the Stores Management System used aboard the Tornado aircraft. The Tornado program extends beyond the year 2000 and could offer the Company significant additional business. The Company recently provided cost and pricing information for additional production for the Tornado Stores Management System and has recently been advised that the customer anticipates placing an $11.4 million order before the end of 1997. The award of this contract is dependent on, among other factors, the defense budget of the German government. Efforts to secure the released funds for this contract have been unsuccessful in the past due to budget allocations for other priorities and there currently can be no assurance of the award of such contract.

    The Company continues to seek additional sources of business in the weapons control area concentrating on those opportunities where the Company's technical skills are relevant.

    RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED JULY 31, 1997 COMPARED TO
     THE NINE MONTHS ENDED JULY 31, 1996

    Total revenues decreased by $0.6 million or 5.7%, from $10.5 million in the nine months ended July 31, 1996 to $9.9 million in the same period in 1997. Revenues from defense operations decreased by $1.6 million or 16.3%, to $8.2 million for the nine months ended July 31, 1997 compared with revenues of $9.8 million in the same period in 1996. Commercial revenues increased by $0.4 million or 36.4% from $1.1 million in the nine months ended July 31, 1996 to $1.5 million in the same period in 1997.

    The decline in defense revenues was due in part to lower order writing caused by delays in government funding, administrative delays in issuing contracts and reduced contract values due to competitive pressures.

    The increase in commercial revenues primarily resulted from deliveries of early releases of standard versions of PHARM2-TM- as well as the completion of certain portions of enhancements on the percentage completion method. The PHARM2-TM- development effort is no longer being capitalized since initial deliveries have taken place and all further enhancements to the functionality of the basic product are being expensed, which negatively impacts earnings.

    The Company incurred a net loss of $7.2 million in the nine months ended July 31, 1997 compared with a loss of $7.9 million in the comparable period in 1996. The loss in 1997 was due to reduced order bookings in the Government Technology Division resulting in lower revenues without a corresponding decrease in overhead or selling, general, and administrative costs. In addition, the development contracts which the Company has accepted in anticipation of future production were bid aggressively and have a high cost relative to realized revenue. These contracts will not be complete until 1998 and the effect of this aggressive bidding will continue to affect revenues. The effect on earnings is a function of what additional revenues the Company can develop from other contracts yet to be booked. There was not sufficient revenue developed by the MTD to offset the continuing marketing and sales costs as well as the additional administrative costs necessary to support the development process. The loss in the nine months ending July 31, 1997 was also due to interest expense of $1.1 million and amortization of capitalized software of $1.1 million, compared to $0.3 million and $0.8 million respectively for the 1996 period. Interest in succeeding periods will increase further due to interest on the $5.5 million of Convertible Debentures since only two months of interest charges were incurred in the third quarter of 1997.

    The Company expects to incur additional operating losses in the 1997 fourth quarter, and the first half of fiscal 1998, and could be expected to incur further losses in succeeding quarters, particularly if currently anticipated orders do not materialize in the amounts required on a timely basis, or if the Company does not complete its current orders on schedule. While the Company is actively making proposals to its customers for new business, the Company has no ability to control government funding or budgeting processes; and is subject to unpredictable timing of capital authorizations required by its customers to purchase its PHARM2-TM- products. The Company intends to add to its sales capability so as to increase the number of selling opportunities in an effort to reduce the effect of funding and contract placement delays.

    Cost of sales increased by $0.6 million from $7.7 million or 73.1% of revenues in the nine months ended July 31, 1996 compared to $8.3 million or 83.8% of revenues in the nine months ended July 31, 1997. The cost of sales in the 1997 period increased relative to revenues due primarily to increases in direct and contract labor and the increase in overhead salaries. In the nine months ended July 31, 1997 the direct labor cost was $4.4 or 44.4% of revenues compared with a direct and contract labor cost of $3.0 million or 28.6% of revenues in the nine months ended July, 1996. In the nine months ended July 31, 1997 the overhead salaries were $2.5 million or 25% of revenues compared with $1.6 million or 15.2% of revenues in the comparable period in 1996. Although the cost of direct and contract labor and overhead salaries were greater in the period ending July 31, 1997 compared with the same period in 1996, the increase in capitalized software in 1997 was $3.5 million compared to $2.3 million in the comparable period in 1996 thus reducing the effect of the increase in labor and overhead. Since the design of PHARM2-TM- was essentially completed in the period ending April 30, 1997, capitalization in the three months ending July 31, 1997, and in future periods, will be substantially reduced thus having an adverse effect on the future cost of sales. Such an adverse effect can only be overcome by an increase in revenues through deliveries of PHARM2-TM- and associated customization income. The cost of sales was reduced by the difference in purchased material due primarily to the reduced sales of the GTD. In the nine months ending July 31, 1997 purchases amounted to $1.5 million compared with $2.0 million in the nine months ending July 31, 1996.

    Selling, general and administrative expenses increased by $0.1 million, from $7.1 million or 67.6% of revenues in the nine months ending July 31, 1996 to $7.2 million or 72.7% of revenues in the nine months ended July 31, 1997. The increase was due, in part, to an increase of $0.3 million in amortization costs of capitalized software for the MTD. The cost of amortization in the nine months ended July 31, 1996 was $0.8 million and in the nine months ended July 31, 1997 the cost of amortization was $7.7 million. Professional fees in the nine months ending July 31, 1996 were $0.8 million, reflecting in part the cost of preparing a registration statement for the sale of securities which was later withdrawn. Professional fees in the nine months ending July 31, 1997 were $0.3 million. Selling salaries in the nine month period ending July 31, 1997 were $1.0 million compared with $0.6 million in the comparable period in 1996. Costs of consulting, advertising, general and administrative salaries, group life insurance, and personnel hiring were all higher in the nine months ended July 31, 1997 than in the comparable period in 1996. Miscellaneous general and administrative costs were greater in the nine months ended July 31, 1996 than in the comparable period in 1997 by $0.5 million.

    Research and development expenses declined from $0.8 million in the nine months ended July 31, 1996 to $0.5 million in the nine months ended July 31, 1997 due to a reduction of engineering investment in new product design for the GTD.

    LIQUIDITY

    During the nine months ended July 31, 1997, the Company had a net reduction of cash of $3.7 million. The use of cash for operations was due primarily to the Company's expenditure of approximately $2.4 million net of amortization for the development of its PHARMASYST-Registered Trademark- products and the Company's net loss of $7.2 million for the nine months. Cash used in investing activities during the third quarter of $0.5 million was due primarily to the purchase of property, plant and equipment. Net cash provided from financing activities was attributable to the exercise of options and warrants for the purchase of the Company's Common Stock as well the net proceeds from the issuance of the Company's $5.5 million Convertible Debentures. The combined use of cash from all activities during the quarter was $3.7 million. At July 31, 1997 the Company's cash and billed receivables were $6.8 million.

    The Company has a $1 million line of credit facility with a local bank which expires in February 1998. Interest is 1% above the bank's prime lending rate and the credit line is collateralized by accounts receivable. There currently are no amounts outstanding under the credit line.

    On May 1, 1997, the Company entered into an agreement whereby it became a minority owner of uPACS LLC, a limited liability company (the "LLC"). Under the terms of the agreement, the Company made a capital contribution to the LLC of its rights to its uPACS-TM- technology which is a system for archiving ultrasound images with networking, communication and off-line measurement capabilities. In exchange for such capital contribution, the Company received a 9% interest in the LLC. An outside investor made a capital contribution of $2 million and agreed to make a further capital contribution of $1 million on or before December 1, 1997, in return for a 91% interest in the LLC. The Company believes that the funds available under the LLC will be sufficient to fund operations in connection with uPACS-TM- for approximately 18 months. In connection with the formation of the LLC, the Company entered into a Services and License Agreement whereby the Company has agreed to complete the development of the uPACS-TM-technology and undertake to market, sell and distribute systems using the uPACS-TM- technology. The LLC will pay the Company its expenses in connection with such services and the Company will pay to the LLC royalties in connection with the sale of systems using the uPACS-TM- technology. At such time as the LLC has distributed to the outside investor an aggregate amount equal to $4.5 million of its net cash flow, the Company would become a 63% owner of the LLC and the outside investor will own a 37% interest in the LLC. There can be no assurance that uPACS-TM- will be successful or that the LLC will operate profitably or that the funds under the LLC will be sufficient for the further development and marketing of uPACS-TM-. The Company cannot predict if or when uPACS-TM- sales will commence in its updated versions. There is intense competition in this market and the Company has not established its market position. The Company anticipates difficulty in achieving such sales until further product development is complete and market tested.

    On May 30, 1997, the Company sold 55 units ("Units") at $100,000 per Unit, for an aggregate of $5,500,000, to two accredited purchasers ("Purchasers") in a private offering (the "Offering"). Each Unit consisted of (i) a convertible debenture ("Convertible Debenture") in the principal amount of $100,000, convertible into shares of the Company's Class A Stock, and (ii) a warrant ("Warrant") to acquire 1,800 shares of Class A Stock. The number of shares of Class A Stock issuable upon conversion of the Convertible Debentures is variable. The number of shares will be calculated at the time of conversion and will be the lesser of (i) the product obtained by multiplying (x) the lesser of the average of the closing bid prices for the Class A Stock for the (A) five or
(B) thirty consecutive trading days ending on the trading day immediately preceding the date of determination by (y) a conversion percentage equal to 95% with respect to any conversions occurring prior to February 24, 1998 and 92% with respect to any conversions occurring on or after February 24, 1998 and (ii) $13.50 with respect to any conversions occurring prior to May 30, 1998 or $14.00 with respect to any conversions occurring on or after May 30, 1998. The Convertible Debentures are not convertible prior to December 16, 1997. From December 16, 1997 until February 23, 1998, one-half of the Convertible Debentures may be converted and after February 23, 1998, the Convertible Debentures are fully convertible. The Warrants may be exercised at any time through May 30, 2002 at an exercise price of $12.26 per share. The Company received net proceeds of approximately $4,950,000 from the sale of the Units after deduction of fees and expenses related to the Offering.

    During fiscal 1996, the Company used $9.5 million of cash in its operations. The use of cash was due primarily to an increase of $1.5 million in accounts receivable, the Company's expenditure of approximately $3.8 million for the development of its PHARMASYST-Registered Trademark- products, and the Company's net loss for the year. During fiscal 1996, the Company raised $10.0 million from the sale of a 9.01% convertible debenture maturing in 2003 and $806,000 from the exercise of outstanding options. During fiscal 1996, the Company's cash and equivalents increased approximately $.3 million from $7.2 million at October 31, 1995 to $7.5 million at October 31, 1996, primarily due to $10.0 million of cash generated by financing activities, partially offset by $9.5 million of cash used in operations and $1.1 million of additions to property, plant and equipment.

    The Company's net loss of $9.0 million for the year ended October 31, 1996 included noncash expenses consisting of a write-off of capitalized software development costs aggregating approximately $2.4 million and additional write-offs of $.3 million relating to other costs and capitalized items, as well as depreciation and amortization expense of $1.7 million for the period, including $1.3 million in amortization of capitalized software development costs.

    LIQUIDITY AND CAPITAL RESOURCES FOLLOWING THE SALE. The Company believes that cash generated by operations and existing capital resources in combination with the net proceeds from the Sale, its credit facility, the funds available from the LLC, the net proceeds from the sale of the Convertible Debentures issued in May 1997 and anticipated collections on its outstanding receivables will be sufficient to fund its operations through the third fiscal quarter of 1998.

    In July, 1997 the Company entered into an engagement with Cowen to act as the Company's financial advisor. The Company has closed the initial installment of a private placement of convertible preferred stock which, if fully consummated will result in receipt of net proceeds of approximately $17 million, an amount the Company believes will provide it with sufficient resources for both current operations and expansion of the MTD for at least the next 12 months. See "The Proposed Issuance", below. The Company is working with Cowen to develop additional capital for use in 1998. The Company is also relying on receiving anticipated orders for its products. In addition, the Company is relying on the continued successful enhancement of its MTD's leading product, PHARM2-TM-, during the fourth quarter of calendar 1997 to stimulate new orders and permit the delivery of existing orders. However, neither the completion of PHARM2-TM- nor the resulting generation of cash from orders can be assured either in time or amount or that such amounts will be sufficient for the Company's needs. If the Company should not receive such additional capital funding for fiscal 1998, or should the Company not receive the anticipated orders in time and in the amounts planned during fiscal 1998 the Company would need to reduce its operating costs. The effect of these reductions could have an adverse affect on the Company's ability to market, develop, and implement its products with the result that the Company's losses could continue or increase.

    RESULTS OF OPERATIONS FOR FISCAL 1996 COMPARED TO FISCAL 1995

    The Company incurred a net loss of $9.0 million in 1996 compared to a net loss of $1.4 million in 1995. Losses in 1996 comprised a write off of various capitalized expenses in the sum of $2.4 million representing development of the Company's prenatal abnormality detection software, PRENVAL, and early development costs for uPACS-TM- and other operating losses of $7.0 million. The major portion of the operating loss reflects the Company's investment in the development of markets and infrastructure for MTD products. Included in the loss was approximately $.6 million of expenses incurred in the preparation of a registration statement which was withdrawn.

    Revenues for the twelve months ended October 31,1996, were $14.9 million compared with $18.3 million in 1995, a decrease of 18.6%. In addition to minimal revenues from its MTD, the decrease is attributable to a decline in defense spending resulting in fewer opportunities to bid with the consequent reduction in contract awards. Anticipated orders for the Company's Bus Interface Unit did not materialize and other orders for build to print contracts were $2.2 million in 1996 compared with $4.8 million in 1995. New business in the form of engineering contracts for Maintenance Data Recorders and Interference Blanking Units received from McDonnell Douglas in the middle of the year resulted in revenues during the third and fourth quarters only.

    Engineering contracts for both software and hardware development of defense related products accounted for approximately 26% of revenues. Production of proprietary weapons control products for international customers accounted for approximately 24% of revenues and production of proprietary and build to-print defense related products for national customers accounted for approximately 40% of revenues. Medical Technology products accounted for approximately 8% of revenues, with the balance of revenues derived from miscellaneous sources.

    Revenues from the MTD products declined from $2.2 million in 1995 to $1.3 million in 1996. In 1995, $1.8 million in revenue was recognized upon completion of the Company's PRENVAL software sold and licensed to Johnson & Johnson Ortho Clinical Diagnostic Systems, with approximately $.4 million in revenue from the Company's PHARMASYST-Registered Trademark- products. The Company began to recognize revenue only upon delivery of PHARMASYST-Registered Trademark-products at the end of the fiscal 1996 second quarter and consequently these products produced only minimal revenue in the third and fourth quarters.

    Cost of sales as a percent of revenues was 73.7% in 1996 compared with 64.5% in 1995. The increase is due primarily to overhead expenses for the development of PHARMASYST-Registered Trademark-. These additional expenses, in the absence of appreciable revenues, increased cost of sales as a percent of revenues. Increases in staffing levels for the MTD included project management staff and the indirect costs of the larger development and testing groups.

    Direct labor increased from $3.3 million in 1995 to $4.9 in 1996 due primarily to increases in the development and testing staff dedicated to the PHARMASYST-Registered Trademark- project.

    Research and development costs increased to $1.0 million from $.9 million in 1995. These charges which represent investments in defense related products are separate from the $3.8 million in capitalized costs for the development of PHARMASYST-Registered Trademark- products in 1996. Capitalized costs in 1995 of $2.3 million consisted primarily of development costs for PHARMASYST-Registered Trademark- and uPACS-TM-, both MTD products. Efforts to accelerate the market development of PHARMASYST-Registered Trademark- and uPACS were recorded as selling, general and administrative expenses rather than research and development costs.

    Selling, general and administrative costs for 1996 increased to $8.5 million compared with $6.3 million in 1995. Included in the 1996 expenses are the costs of financing totaling $.6 million incurred in the preparation of a registration statement in anticipation of a prospective public offering. The offering was withdrawn in July 1996 because of market conditions. The Company did not have comparable costs in 1995. The largest single increase in selling, general and administrative expenses for 1996 was in personnel costs rising from $1.8 million in 1995 to $2.8 million in 1996, an increase of 55.6%. This increase includes additional sales persons. Also, additional costs in 1996, attributable largely to the MTD, for personnel hiring, travel, advertising, and consulting amounted to an increase of approximately $.5 million compared to 1995.

    The amortization of capitalized expenses relating primarily to the development of PHARMASYST-Registered Trademark- and uPACS increased to $1.3 million in 1996 from $.6 million in 1995.

    Interest expense in 1996 was $.7 million representing primarily capitalized lease costs incurred under a sale and lease back transaction involving sale of the Company's facility in Trenton, New Jersey in October 1994 and less than three months interest costs applicable to the $10.0 million convertible debenture issued in August, 1996. Interest expenses in 1995 of $.6 million represented the capitalized lease costs and the mortgage loan outstanding during 1995.

    Cost increases in personnel and related costs which were incurred in 1996 were incurred over only a part of the year and may be expected to increase in 1997 as they become applicable to the full year.

    RESULTS OF OPERATIONS FOR FISCAL 1995 COMPARED TO FISCAL 1994

    Total revenues declined by $975,000, or 5.1%, from $19.3 million in fiscal 1994 to $18.3 million in fiscal 1995. Revenues from defense-related operations declined by $3.1 million, or 16.6%, from $18.7 million to $15.6 million. Revenues from commercial operations were $2.2 million in 1995. There were no commercial revenues in 1994.

    The decline in defense revenues reflects reduced defense budgets in the U.S. and Western Europe and was partially offset by a $2.3 million increase in contract manufacturing revenues related to the commencement of a manufacturing contract. Defense revenues accounted for 85.2% and 97.0% of total revenues during 1995 and 1994, respectively.

    Revenues from commercial operations consisted of royalties generated from sales of PRENATA and $500,000 of initial sales of PHARMASYST-Registered Trademark-. During 1995, the Company licensed certain medical screening technology to Johnson & Johnson Clinical Diagnostic Systems for use in its PRENATA medical screening kit and entered into a corresponding five year royalty agreement. Using the percentage-of-completion method, the Company recognized revenues of $1.8 million in 1995, representing the aggregate minimum royalty payments due under the agreement. Commercial product revenues accounted for 12.3% of total revenues during 1995.

    Cost of sales declined by approximately $1.2 million, or 9.1%, from $13.0 million in 1994 to $11.8 million in 1995. The decline was attributable to the decline in total revenues. Gross margin increased from 32.6% to 35.5%. This increase is attributable to approximately $2.2 million of sales of relatively high margin PRENATA and PHARMASYST-Registered Trademark- products during 1995.

    Selling, general and administrative expenses increased by approximately $.7 million, or 13.0%, from $5.1 million in 1994 to $5.8 million in 1995 and increased as a percentage of revenues from 26.6% to 31.7%. This increase consisted primarily of (i) $.4 million in salaries relating to the addition of new sales personnel, (ii) $.1 million in advertising of commercial products and
(iii) $.3 million in travel expenses relating to the addition of new sales people and increased participation in trade shows. The increase was partially offset by a $.2 million decrease in employee group insurance expenses relating to the adoption of a new plan.

    Research and development expenses declined by $24,000, or 2.7%, from $887,000 in 1994 to $863,000 in 1995 and remained relatively constant as a percentage of revenues. Capitalization of software development costs increased by approximately $1.3 million, or 81.3%, from $1.6 million in 1994 to $2.9 million in 1995. This increase consisted primarily of $570,000, $460,000 and $410,000 in increased capitalization of development costs relating to PHARMASYST-Registered Trademark- , uPACS and a weapons control system, respectively, partially offset by lower development costs related to PRENVAL.

    Interest expense increased by $345,000, or 165.1% from $.2 million in 1994 to $.5 million in 1995 and increased as a percentage of revenues from 1.1% to 3.0%. This increase was primarily due to the 1994 mortgage interest being replaced in 1995 by capital lease amortization pursuant to the October 1994 sale and leaseback of the Company's principal facility, resulting in higher levels of borrowings.

    The Company's revenues and operating results are subject to significant quarterly fluctuations. Factors that could cause such fluctuations include the time of revenue recognition; changes in customer capital and resource commitment; changes in product mix; the introduction of new products or product improvements by the Company or its competitors; FDA regulation requirements and changes in operating expenses. The timing of revenues from defense-related programs can be significantly affected by government procurement processes and disruptions due to political and other events over which the Company has no control The timing of revenues from manufacturing execution systems can be affected by factors outside the Company's control, including long sales cycles and delays in customer authorization procedures.

BUSINESS

    The Company operates with a Medical Technology Division ("MTD") and a Government Technology Division ("GTD"). See "The Proposed Sale of the Government Technology Division--The Government Technology Division," above, for a description of the GTD. The MTD, which will constitute the Company's sole operations following the Sale, designs, develops, manufactures and markets comprehensive software solutions for the pharmaceutical and medical device manufacturing industries. The Company's products are used in safety critical applications requiring consistent, highly reliable outcomes where an out-of-specification event could have a catastrophic result. The Company developed a core competency in safety critical applications from its historical focus on designing electronic systems used primarily in weapons management systems for military aircraft. The Company has applied this expertise to develop PHARMASYST-Registered Trademark-, a computerized MES used to automate, monitor, control and document highly regulated manufacturing processes. The following describes the MTD.

    OVERVIEW

    PHARMASYST-Registered Trademark- operates on a PC-based system in an open client / server environment and can be readily integrated with industry standard server database engines. PHARMASYST-Registered Trademark- is designed and marketed as a standard application, not a custom solution or toolkit, for implementation into a customer's existing manufacturing facility. PHARMASYST-Registered Trademark- acts as an electronic monitor ensuring that the production process complies with a predefined set of specifications in order to produce a consistent product. The Company believes that PHARMASYST-Registered Trademark- is a premier commercially available PC-based standardized MES solution capable of the necessary functionality and supporting documentation suitable for regulated manufacturing in the pharmaceutical and medical device industries. The Company is engaged in a continuing program to maintain compliance with an industry generated standard for Good Automated Manufacturing Practice (GAMP) as a means of differentiating itself from present and future competition.

    The production of pharmaceuticals is subject to the FDA's current Good Manufacturing Practices (cGMP), which mandate compliance with technical requirements involving manufacturing production processes. During its inspections, the FDA frequently verifies whether a manufacturer is in compliance with cGMPs. PHARMASYST-Registered Trademark-, through the Company's program of meeting GAMP requirements, is intended to support the manufacturer's verification of a compliant production process in a manner which the Company believes is acceptable to the FDA.

    PHARMASYST-Registered Trademark- offers four manufacturing applications: dispensing, electronic batch recording, inventory control, and document management, collectively encompassing much or all of a typical pharmaceutical production process. During 1996 the Company focused on the development of PHARM2-TM-, an advanced version of the PHARMASYST-Registered Trademark- product introduced in 1995. As of November 30, 1997, the Company had received 25 contracts or signed license agreements from manufacturers or their integrators for installation of systems at 38 sites, including Abbott Hospital Products, Berlex, Novo Nordisk, Pfizer International Products Group, Pharmacia & Upjohn, SmithKline Beecham, 3M, Taisei, and Wyeth. In the earlier part of the year, the Company added Astra, Roche, and an additional contract from Pharmacia & Upjohn.

    The Company has entered into collaborative relationships with certain computer system integrators and others that can integrate PHARMASYST with the products and services they provide. The Company has established a relationship with STG-Coopers and Lybrand Consulting AG, Walsh Automation (a Canadian systems integrator), WTI Systems Ltd. (an English systems integrator), Toyo Engineering Co. (a Japanese developer of turnkey manufacturing facilities), Bailey Controls Company (a provider of distributed control systems), Intellution, Inc. (a supplier of manufacturing systems for the pharmaceutical industry), the Taisei Corporation (a construction and engineering company in Japan), Peat Marwick KPMG, QAD, (a manufacturer of manufacturing resource planning software), Euriware ( a French systems integrator) and Wonderware (a provider of manufacturing software).

    MANUFACTURING EXECUTION SYSTEMS

    Manufacturing execution systems are designed to create uniformity in a production sequence by defining the elements of each production step. MES essentially institute a checklist to be followed, defining the raw material inputs, equipment operating instructions, and procedures to be followed in order to maintain consistency in an end product. Historically, manufacturers have implemented MES using paper forms that follow a batch through the production sequence, requiring signatures to verify that procedures were followed according to defined procedures. Paper based systems are generally inadequate in enforcing strict manufacturing procedures, rendering such systems susceptible to human errors, leading to an increased possibility of corrupted batches. The production of certain products effecting health and safety, such as pharmaceuticals and some consumer products, require greater production process control to decrease the possibility of a corrupted end product. To obtain greater control and increase efficiency, manufacturers have incorporated custom computer solutions into their MES. These solutions are expensive, time consuming to implement, address only limited procedures and generally do not possess the flexibility for expansion or the addition of new technologies.

    The Company believes there is a compelling and immediate need for the pharmaceutical and medical device industries to implement MES that facilitate the demonstration of compliance with FDA cGMP regulations and that these industries are actively seeking suppliers and products to aid in compliance. The products themselves must be developed and proven under rigid controls and procedures in compliance with currently accepted industry standards for validation. In addition, the Company believes pharmaceutical and medical device manufacturers are subject to pressures to reduce manufacturing costs in anticipation of the expiration of U.S. patents and the emergence of competing generic drugs and pricing pressures imposed by large retail organizations and Healthcare providers who seek bulk purchases at favorable prices.

    THE COMPANY'S MES SOLUTION

    PHARMASYST-Registered Trademark- enables the customer to specify the individual steps of the production process. PHARMASYST-Registered Trademark-interfaces with Manufacturing Resource Planning (MRP) and Supervisory Control and Data Acquisition (SCADA) systems, information databases and stand-alone production machinery such as scales, blenders and ovens, directing the execution of the production process and continuously monitoring the compliance of each step with the manufacturer's defined specifications. Should PHARMASYST-Registered Trademark- recognize an out-of-specification event, it can adapt to that by selecting a previously defined and approved alternative procedure in order to allow the process to continue in a compliant manner. If a remedial alternative is not available, PHARMASYST-Registered Trademark- will not authorize commencement of the next production step and can issue a problem notification to supervisory or quality control personnel. In addition, PHARMASYST-Registered Trademark- chronologically tracks and electronically records each input, procedure and output, which provides a powerful tool for the customer to demonstrate ongoing cGMP compliance. The following are basic features of the PHARMASYST-Registered Trademark- MES system:

          - Executes workflow instructions, including recipes and equipment operating instructions;

          - Confirms proper execution of procedures;

          - Monitors material flow throughout the entire manufacturing process;

          - Verifies testing of intermediate and final products and monitors adherence to quality standards;

          - Authorizes progression to the next production step if all events were completed to specification; and

          - Provides comprehensive real time documentation for each event.

    PHARMASYST-Registered Trademark- provides a standard set of MES applications, not custom systems or system design services. The Company is able to provide customers with a fixed price quotation and estimated delivery schedule based upon an extensive evaluation of user requirements. The Company believes such specificity provides a significant advantage over custom MES solutions that have been characterized by long development and installation schedules and unpredictable costs.

    The Company commenced sales of PHARMASYST-Registered Trademark- in fiscal 1995 and is installing applications at facilities operated by Abbott Laboratories Hospital Products Division, Bayer Inc., Instrument Laboratories, Novo Nordisk, Pfizer Inc. International Pharmaceuticals Group, SmithKline Beecham, and Taisei. As of November 30, 1997, the Company had received 25 contracts or signed license agreements from manufacturers or their integrators for installation of systems at 38 sites, including Abbott Laboratories Hospital Products, Astra, Berlex, Novo Nordisk, Pfizer International Products Group, Minnesota Mining & Manufacturing, Roche, Taisei, SmithKline Beecham, and Pharmacia & Upjohn. PHARMASYST-Registered Trademark- normally requires only limited customization for incorporation into existing systems. Based upon orders to date, the Company estimates that a typical PHARMASYST-Registered Trademark-site installation costs between $150,000 and $300,000 and requires six to nine months to install, depending in part on the time necessary for the customer to solidify its requirements.

    The Company has integrated the PHARMASYST-Registered Trademark- applications into a single MES product, referred to as PHARM2-TM-. PHARM2-TM- also interfaces with more database engines and operating systems than earlier PHARMASYST-Registered Trademark- applications, providing increased flexibility and limiting the customization required for an installation. The Company is continuing to enhance the functionality of PHARM2-TM-.

    OTHER PRODUCTS

    ULTRASOUND IMAGING PRODUCTS. In 1994, the Company introduced uPACS-TM-, a system for archiving ultrasound images. That system digitizes, records and stores ultrasound images on CD-ROMs as an alternative to existing film and video storage systems. In April 1996, the Company determined that uPACS-TM- was not a commercially viable product, despite anticipated 510(k) premarket clearances that were subsequently granted in June 1996. The Company is developing a new system for archiving ultrasound images with networking, communication, and off-line measurement capabilities. The Company is marketing this new system under the uPACS-TM- name and has received orders for approximately $300,000 of this new system. See the discussion of the uPACS LLC under "Liquidity" above.

    MEDICAL SCREENING SOFTWARE. The Company has created three software programs to aid in the prenatal detection of risk for certain birth defects. The first two programs are designed to accelerate the computation of risk detection for neural tube defects (PRENVAL I) and Down's syndrome (PRENVAL IA) in pregnant women. A portion of the third program was sold and the remainder licensed to the Johnson & Johnson Clinical Diagnostic Division ("Johnson & Johnson"), located in Amersham, England. Johnson & Johnson offers this software as PRENATA, a trademark of Johnson & Johnson, in connection with the sale of its products used in the detection of fetal abnormalities throughout the world, except for the United States. The Company's agreement with Johnson & Johnson provides for guaranteed minimum royalties for a period of five years beginning October 1994. The aggregate minimum royalties of $1.8 million collectable for 1995 through 1999 were earned in fiscal year 1995. The Company has terminated further self-funded development efforts of these products because the Company believes that the market and further revenue potential of the products does not currently justify the cost of further development.

    RESEARCH AND DEVELOPMENT

    The Company's commercial product development efforts are currently directed at the continuing development of PHARM2-TM- and a new image archiving system to be marketed under the uPACS-TM- name. The Company believes that commercial success in the MES and other markets will depend on its ability to provide product improvements or version upgrades. Consequently, the Company intends to continue to devote significant resources to developing product upgrades.

    The Company has developed concepts for certain "regulatory implementation" software intended to verify in real-time that a computer involved in critical applications is functioning as intended and that certain critical tasks are being performed within specified parameters. It has also developed certain concepts to provide software authors and programmers an environment for developing safety-critical software.

    During fiscal 1994, 1995 and 1996, the Company capitalized $1.5 million, $2.3 million and $3.8 million of software development costs related to the MTD, and expensed approximately $.9 million, $.9 million, and $1.0 million, in research and development expenditures, respectively, related to the MTD. The MTD's research and development staff consists of approximately 53 engineers and designers.

    COMPETITION

    The MES software market is intensely competitive and subject to rapid change. The principal competitive factors in this market include product functionality and quality, ease and speed of implementation and use, total cost, process manufacturing expertise, customer service and satisfaction, supported hardware and software platforms, the underlying technology and architecture of the product, vendor reputation and the ability and experience to document the software design life cycle to accepted industry validation standards. The Company believes that it competes effectively with respect to these factors, although it may be at a disadvantage against companies with greater financial, marketing, and technical resources.

    The Company's competitors for MES software include Consilium, Incode, SAP AG, Intellution, Inc. and ProPack GmbH. While the Company believes that PHARMASYST-Registered Trademark- is the premier commercially available, comprehensive standardized PC-based MES solution capable of the necessary functionality and supporting documentation suitable for regulated manufacturing found in the pharmaceutical and medical device manufacturing industries, many of these competitors offer products that provide specific MES applications, or toolkits that can be used for internal system development. Consilium offers FlowStream, an MES developed for the highly regulated pharmaceutical and bulk chemical manufacturing industries. In addition, the Company competes with system integrators and internal corporate MIS departments. The Company believes that internal MIS departments, which are responsible for developing and operating a manufacturer's management information systems and who are instrumental in the approval process for PHARMASYST-Registered Trademark-, provide a significant source of competition.

    Competition among providers of software for manufacturers is likely to increase substantially for many reasons. The Company also expects that competition will increase as a result of software industry consolidations. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

    There can be no assurance that the Company will compete successfully with new or existing competitors or that competitive pressures faced by the Company will not materially and adversely affect its business, results of operations and financial condition.

    BACKLOG

    Commercial software backlog related to PHARMASYST-Registered Trademark-products as of July 31, 1997, was approximately $4.5 million, compared with $3.9 million as of July 31, 1996. At fiscal 1996 year end, $4.1 million, or nearly 36% of the Company's backlog, was related to PHARMASYST-Registered Trademark-product orders with the remainder associated with the defense business.

    PROPRIETARY RIGHTS

    The Company regards its software as proprietary and attempts to protect it with copyrights, trademarks, trade secret law, and contractual arrangements. However, existing copyright laws offer only limited practical protection for software. Furthermore, the laws of some foreign countries do not protect the

Company's proprietary rights to the same extent as do the laws of the United States. Under certain circumstances, customers of the Company may be entitled to limited access of the PHARMASYST-Registered Trademark- source code. Customer access to source code may increase the possibility of misappropriation or other misuse of the Company's software. Accordingly, it may be possible for unauthorized third parties to copy certain portions of the Company's software or to obtain and use information that the Company regards as proprietary. There can be no assurance that the Company's means of protecting its proprietary software will be adequate or that competitors will not independently develop technologies similar to the Company's.

    The Company has obtained a patent for a portable memory device that may be integrated into future PHARMASYST-Registered Trademark- products, a patent for technology relating to its PRENVAL software, three patents covering elements of its regulatory implementation software technology, and a patent for a device relating to the fusing of rockets. In addition, the Company has filed applications for a patent covering certain aspects of the safety critical technology in PHARMASYST-Registered Trademark- and for several patents covering elements of its imaging technology.

    While the Company has received certain patent protection, there can be no assurances that any additional patents will be issued, that the scope of any patent protection will be adequate, or that any current or future issued patents will be held valid if challenged.

    The Company believes that its products and technology do not infringe any existing proprietary rights of others, although there can be no assurance that third parties will not assert infringement claims in the future.

    REGULATIONS

    The Company's PHARMASYST-Registered Trademark- software products do not require FDA clearance or approval at this time although the Company anticipates that such approval may be required in the future. However, those products are intended to facilitate compliance by pharmaceutical manufacturers with the FDA's cGMP regulations and are designed to be integrated into a manufacturer's production systems. A pharmaceutical manufacturer's systems, including any PHARMASYST-Registered Trademark- applications used, must be capable of sufficiently documenting the production of each batch of product to be in compliance with cGMP. Further, the manufacturer must be able to demonstrate to the FDA that its systems have that capability under a variety of circumstances. The Company is engaged in a continuing program to maintain compliance with Good Automated Manufacturing Practice (an industry generated standard) to enable fulfillment of its obligations.

    Other products the Company has developed are considered, and the archiving software for ultrasound images that the Company intends to develop will be considered, "medical devices" under FDA regulations. Before such products may be marketed in the U.S., they must receive FDA clearance of a premarket notification application ("510(k) clearance") or FDA clearance of a premarket approval application ("PMA"). In June 1996 the Company received 510(k) clearance to market several versions of uPACS-TM-. Obtaining such clearance can take substantial time and can require substantial expenditures. Many other countries regulate the manufacture, marketing and use of medical devices in ways similar to the U.S. There can be no assurance that the Company will be able to obtain required clearances for any products it develops on a timely or cost-effective basis, if at all.

    EMPLOYEES

    The Company currently employs a total work force of 207 persons, including 94 engineers and designers, plus additional contract labor. Of the total work force, 96 persons, including 53 engineers and designers, work primarily for the MTD. None of the Company's employees are covered by collective bargaining agreements. The Company has never experienced any labor disruptions or work stoppages and considers its employee relations to be good.

    PROPERTIES

    The Company's principal facility in the United States is in Trenton, New Jersey. The Company occupies 82,000 square feet in Trenton for its corporate headquarters and engineering, manufacturing and support activities, of which approximately 40,000 square feet (including 10,000 square feet of common space) is proposed to be sub-leased to the Purchaser, with the remaining 42,000 square feet to be occupied by the MTD. The lease for such space expires in October 2009. The Company leases approximately 3,000 square feet of space in Camberley, England, for use as administrative offices and software development facilities. The lease for the office space in the Camberley facility expires in March 2003. The Company also leases small office facilities in Copenhagen, Brussels and Tokyo.

    The Company's headquarters and manufacturing facility in Trenton, New Jersey was subject to a sale and leaseback transaction completed in October 1994. The Company's fifteen year lease on the facility includes a repurchase option first exercisable at $4.3 million during fiscal 1996, declining to $3.5 million during the last five years of the lease.

    Management believes that the Company's facilities are adequate for its operations and are maintained in good condition.

LEGAL PROCEEDINGS

    No material legal proceedings are pending by or against the Company and, to the knowledge of Base Ten, none are contemplated against the Company by governmental authorities.

MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED SHAREHOLDER MATTERS

    The Class A Stock is listed on Nasdaq under the trading symbol BASEA, and the Class B Stock is traded in the Nasdaq Over the Counter Market and quoted on its Supplemental List under the trading symbol BASEB.

    The following table sets forth the high and low sale prices of the Class A Stock and Class B Stock as reported by Nasdaq for the periods indicated:

                                                 CLASS B COMMON STOCK
                        CLASS A COMMON STOCK
                             BID PRICE                BID PRICE
                      ------------------------  ----------------------
                         HIGH         LOW          HIGH        LOW
                      ----------  ------------  ----------  ----------
FISCAL 1996:
  First quarter.....  $      133/4 $      101/8 $      125/8 $      101/2
  Second quarter....         111/8         87/8        111/4         91/2
  Third quarter.....         131/2         915/16        143/4        113/8
  Fourth quarter....         131/4        10           14          131/2
FISCAL 1997:
  First quarter.....  $      121/2 $      10    $      141/4 $      121/4
  Second quarter....         113/8         93/4        143/4        123/4
  Third quarter.....         107/8         95/8        141/4        111/2
  Fourth quarter
    (through October
    27, 1997).......         16           915/16        131/4        101/2

    As of November 14, 1997, there were approximately 663 record holders of Class A Stock and 145 record holders of Class B Stock.

    The Company has not paid cash dividends on its Common Stock since 1985. The present policy of the Board of Directors is to retain any future earnings to provide for the Company's growth.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PURCHASE AGREEMENT
                             PROVIDING FOR THE SALE

                             THE PROPOSED ISSUANCE
                                  (PROPOSAL 2)

BACKGROUND

    In order to assure that what the Company believes will be adequate financial resources are available for continued marketing and development efforts by the MTD, the Board of Directors authorized, and the Company has consummated, the first installment of the sale of up to $19 million of convertible preferred stock ("Preferred Stock") and Class A Stock purchase warrants (the "Warrants"). A total of $9.375 million of Preferred Stock and Warrants were sold and issued as of December 5, 1997, to eight institutional investors, consisting of Stark International, Shepherd Investments International, Ltd., Societe Generale, JMG Capital Partners, L.P., Triton Capital Investment, L.P., RGC International Investors, LDC, Elara Ltd., and Keyway Investments. The Company is obligated to sell and issue, and the existing holders of the Preferred Stock are required to purchase, an additional $9.675 million of Preferred Stock and Warrants, if and when this proposal is approved by the shareholders. The $9.675 million of Preferred Stock and Warrants not yet sold are referred to as the "Issuance."

TERMS OF THE ISSUANCE

    Holders of Preferred Stock have the following rights, privileges and preferences:

    TERM; DIVIDENDS AND ILLIQUIDITY PAYMENTS. The Preferred Stock has a term of three years and pays a cumulative dividend of 8.0% per annum during any quarter in which the closing bid price for the Class A Stock is less than $8.00 for any 10 consecutive trading days. An equivalent payment is payable to any holder of Preferred Stock which is subject during any quarter to a standstill period (as described below) following a Base Ten underwritten public offering or which is non-convertible because of the limitations described below. Such dividends and payments are payable only prior to conversion, and payable in cash or additional Preferred Stock at Base Ten's option; however, if Base Ten elects to pay the dividend in Preferred Stock, the amount of such payment will be 125% of the cash amount due.

    LIQUIDATION PREFERENCE. The Preferred Stock has a liquidation preference as to its principal amount and any accrued and unpaid dividends.

    CONVERSION RIGHTS. The Preferred Stock is convertible at any time or from time to time into Class A Stock, at a conversion price equal to the LESSER of
(i) $16.25 per share, or (ii) the Weighted Average Price of the Class A Stock prior to the conversion date. Weighted Average Price is defined as the volume weighted average price of Class A Stock on Nasdaq (as reported by Bloomberg Financial Markets) over any two trading days in the 20 trading day period ending on the day prior to the date the holder gives notice of conversion (excluding the lowest closing bid price in that period). The holder has the right to select such two days. In any event, no more than 3,040,000 shares of Class A Stock shall be issued upon conversion of all of the Preferred Stock. Any Preferred Stock remaining outstanding because of this limitation may be redeemed at the holder's option for a subordinated 8% promissory note maturing when the Preferred would have matured.

    COMPANY REDEMPTION RIGHT. Base Ten has the right, at any time, to redeem all or any part of the outstanding Preferred Stock or subordinated notes at 130% of their original purchase price.

    MANDATORY REDEMPTION ON MATURITY. Any shares of Preferred Stock or subordinated notes still outstanding three years after issuance must be redeemed in either cash or at Base Ten's option, in Class A Stock. If Base Ten elects to make the redemption in Class A Stock, the amount of such payment will be 125% of the original purchase price.

    VOTING RIGHTS. The holders of the Preferred Stock have the same voting rights as the holders of Class A Stock, calculated as if all outstanding shares of Preferred Stock had been converted into shares of Class A Stock on the record date for determination of shareholders entitled to vote on the matter presented.

    WARRANTS. For each $1 million of Preferred Stock purchased, a purchaser will receive five-year warrants to purchase 40,000 shares of Class A Stock exercisable at $16.25 per share.

    RIGHT OF FIRST REFUSAL. So long as shares of the Preferred Stock remain outstanding, each holder has the right (with certain exceptions) to purchase, on five days notice, up to that portion of any future equity financing by Base Ten which would be sufficient to enable the holder to maintain its percentage interest in Base Ten equity on a fully diluted basis.

    REGISTRATION. Base Ten is required to file a registration statement ("Registration Statement") with the Securities and Exchange Commission ("SEC") registering for resale the Class A Stock underlying the Preferred Stock, including any Preferred Stock which may be issued as a dividend, and the Warrants, which must be effective no later than March 2, 1998. In the event the Registration Statement is not declared effective by the SEC by such date, Base Ten will be required to pay the holders of the Preferred an amount equal to 1 1/2% of the original purchase price for each month until the Registration Statement has been declared effective. The holders have agreed, if requested by a managing underwriter, to a 90-day standstill period following any underwritten Base Ten public offering, but not in excess of two such standstills in any 18-month period. In the event a standstill period is effective, the maturity date of the Preferred Stock would be extended by the duration of the standstill period.

REASONS FOR THE PROPOSAL

    The Company is seeking shareholder approval of the Issuance pursuant to the designation criteria for continued inclusion of the Class A Stock on NASDAQ. Specifically, the NASDAQ rules require an issuer that has securities listed on NASDAQ to seek shareholder approval of any issuance of securities that will result in issuance of shares representing 20% or more of the issuer's outstanding voting common stock, at a price per share below the market price of the issuer's voting common stock. The terms of the Preferred Stock provide that it is convertible at a price equal to the Weighted Average Price. Because Weighted Average Price (as defined) may be below the market price of the Class A Stock on the closing date of the Issuance, under the NASDAQ rules the Issuance requires shareholder approval.

RISK FACTORS

    While the Board of Directors recommends approval of the Issuance and is of the opinion that the proposal regarding the Issuance is fair to, and in the best interest of, the Company and its shareholders, the Company's shareholders should consider the following possible effects in evaluating the Issuance.

    EFFECT OF ACTUAL OR POTENTIAL FUTURE CONVERSIONS BELOW MARKET PRICE. If consummated, the Issuance will substantially increase the number of shares of Preferred Stock which are convertible at any time, or from time to time, into shares of Class A Stock at a conversion price per share which may be substantially below the current market price of the Class A Stock. In addition, because Weighted Average Price for purposes of conversion of the Preferred Stock is measured by reference to closing bid price on two trading days selected by the holder in the 20-day trading period preceding conversion, the actual conversion price may be substantially lower than the average market price of the Class A Stock over the 20-day trading period, or the average market price on the date of conversion. For example, if the average closing bid price of the Class A Stock over a 20-day trading period is $12.75 per share, reflecting fluctuating bid prices during the 20-day trading period ranging from $11.00 per share to $13.00 per share, with 17 of the daily closing bid prices equal to or greater than $12.75 per share, but three daily closing bid prices at $11.00 per share, the holders of the Preferred Stock would have the right to convert their shares into Class A Stock at an effective conversion price of $11.00 per share, or only 86% of the 20-day trading average. Moreover, the potential issuance of Class A Stock upon conversion of the Preferred Stock at conversion prices which may be significantly lower than current market prices may have a depressive effect on the market price of, and reduce trading activity in the Class A Stock.

    DILUTION. If consummated, and if all of the Preferred Stock were converted into the maximum number of shares of Class A Stock, the Issuance would increase the number of shares of outstanding Class A Stock by approximately 40% and significantly dilute the ownership interests and proportionate voting power of the existing holders of Class A Stock.

USE OF PROCEEDS

    The proceeds of the Issuance may be utilized for working capital and other general corporate purposes.

INTERESTS OF CERTAIN PERSONS IN THE ISSUANCE; CONFLICTS OF INTEREST

    The terms of a consulting agreement between the Company and its former Chief Executive Officer and current Chairman, Mr. Myles M. Kranzler, provide for certain fees, in consideration of certain consulting and non-competition covenants and commitments, to be due and payable to Mr. Kranzler upon consummation of certain financings such as the Issuance. See "The Proposed Sale of the Government Technology Division--Certain Arrangements Regarding Certain Directors and Management of Base Ten Following the Sale." Another director, Mr. Alex Adelson, will receive a financial advisory fee of approximately $190,000 plus warrants to purchase approximately 95,000 shares of Class A Stock, exercisable at $12.50 per share (the market price of the Class A Stock on the date of the first sale of the Preferred Stock), if the sale of all $19 million of Preferred Stock is consummated.

REQUIRED VOTE

    Assuming a quorum is present, the affirmative vote of a majority of the votes cast by holders of Class A Stock, together with Class B Stock, at the Meeting, either in person or by proxy, is required for the approval of the Issuance. Abstentions will be counted as present in determining whether a quorum exists, but will have the same effect as a vote against the Issuance.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ISSUANCE

                      THE PROPOSED OPTION PLAN AMENDMENTS
                                  (PROPOSAL 3)

GENERAL

    The Company's management considered employee morale and reaction to a possible sale of the GTD, and reached an initial determination during August and September 1997 that in order to retain valued employees of both the GTD and the MTD during the sale process and to encourage certain of them to agree to be employed by a buyer of the GTD, it would be in the best interests of the Company and its shareholders to extend the exercise period of certain employees' options for a two year period following any termination of employment, even if voluntary. In connection therewith, the Company has determined that amendments (the "Amendments") to the Base Ten Stock Option Plan (the "Base Ten Plan"), the 1990 Incentive Stock Option Plan (the "1990 Plan"), the 1992 Stock Option Plan (the "1992 Plan") and the 1995 Incentive Stock Option Plan (the "1995 Plan," and along with the Base Ten Plan, 1990 Plan and 1992 Plan, each sometimes hereinafter referred to as a "Plan" and, collectively, the "Incentive Stock Option Plans" or the "Plans") which would extend the period within which option holders whose employment terminated could exercise such options from 90 days to two years would be required, approval of which is being sought at the Meeting. Such amendments would confer certain benefits upon the option holders. No other changes in the terms and provisions of the Plans are contemplated or are being sought at the Meeting. The Base Ten Board is unanimous in its recommendation to the holders of Base Ten Common Stock that the Amendments be approved. The following description of the Plans and the proposed amendments are qualified in its entirety by reference to the terms of the Plans.

DESCRIPTION OF THE PLANS

    Each of the Plans is administered by the Base Ten Board. Under each of the Plans, the Base Ten Board has the authority to determine the employees to whom options will be granted, the number of shares covered by each option, the price per share specified in each option, the time or times at which options will be granted and the terms and provisions of the instruments by which options will be evidenced. The aggregate number of shares of Class A Common Stock originally available for issuance under each of the Plans, subject to certain adjustments as set forth in each of the Plans, is 80,000 under the Base Ten Plan, 484,000 under the 1990 Plan, 700,000 under the 1992 Plan and 750,000 under the 1995 Plan. Each of the Plans permits the granting of ISOs (or in the case of the Base Ten Plan, non-qualified stock options) to employees at an exercise price not less than the fair market value of the Class A Stock or in the case of the 1990 Plan, the Class A Stock or Class B Stock, on the date of grant (or 110% of the fair market value in the case of ISOs granted to employees holding more than 10% of the voting stock of the Company). Under the Plans, the aggregate fair market value of the shares for which a recipient's ISO becomes exercisable for the first time during any calendar year may not exceed $100,000. The term of each ISO cannot exceed ten years from the date of grant (or five years for options granted to employees holding 10% or more of the voting stock of the Company). Options become exercisable in such installments and at such times as the Base Ten Board may determine. Options may not be assigned or transferred except by will or by operation of the laws of descent and distribution. Unless terminated sooner, the 1990 Plan will terminate on January 12, 2002, the 1992 Plan will terminate on April 27, 2002, the Base Ten Plan will terminate on February 27, 2005 and 1995 Plan will terminate on September 6, 2005. All employees of the Company, including officers and directors who are also employees, are eligible to receive options under the Plans. The Company currently has approximately 200 employees. The maximum number of shares of Class A Stock subject to options which may be granted to an employee who is also a director is 50,000 shares or 250,000 in the aggregate for all such management directors under the 1990 Plan, and 100,000 and 350,000 under each of the 1992 Plan and 1995 Plan; there is no maximum number of shares subject to options which may be granted to directors, individually or collectively, under the Base Ten Plan.

ADMINISTRATION OF THE PLANS

    Option holders seeking to exercise their option are to deliver to the Company a written exercise notice along with payment of the exercise price. Payment of the exercise price shall be in cash or shares of the Company's Class A or Class B Stock valued at fair market value at the time of exercise. The Base Ten Board may permit the voluntary surrender of all or a portion of any option granted under a Plan to be conditioned upon the granting to the optionee of a new option for the same or different number of shares of Common Stock as the option surrendered, or may require such voluntary surrender as a condition to a grant of a new option to such optionee. Such new option is exercisable at the price, during the period, and in accordance with any other terms or conditions specified by the Base Ten Board at the time the new option is granted, all determined in accordance with the provisions of each of the Plans without regard to the price, period of exercise, or any other terms or conditions of the option surrendered.

AMENDMENT OF THE PLANS

    The Base Ten Board may make such changes in and additions to any of the Plans as it may deem proper and in the best interest of the Company; provided, however, that no such change or addition shall, without the consent of the optionee, impair any option theretofore granted under any of the Plans and provided further that, without the approval of the shareholders of the Company,
(1) the total number of shares which may be purchased under each of the Plans shall not be increased except as provided in the Plans; (2) the option price shall not be reduced below the limits set forth in each of the Plans; (3) the option period with respect to any option shall not be extended beyond the maximum periods permitted by the Plans; (4) the class of employees eligible to receive the options shall not be varied; and (5) no such change or addition shall be made as shall cause any option issued or issuable under each of the Plans to fail to qualify as an incentive stock option.

    Pursuant to each of the Plans, the Company has the right at any time to reacquire and cancel, without the consent of the optionee, any outstanding option in consideration of the payment to the optionee of an amount equal to the difference between the option price and the fair market value (as of the date of reacquisition) of the shares subject to the option. The shares subject to a reacquired and canceled option for which such payment has been made shall not again be available for the grant of ISOs under any of the Plans.

PRINCIPAL FEDERAL INCOME TAX CONSEQUENCES

    The following is a general summary of the federal income tax consequences to the Company and the optionee of the issuance and exercise of ISOs.

    Neither the grant nor the exercise of an ISO will have immediate tax consequence to an optionee or the Company. If an optionee exercises an ISO and does not dispose of the acquired stock within two years after the date of the grant of the option or within one year after the purchase of the stock by the optionee, the Company will not be entitled to a tax deduction, the optionee will realize no ordinary income and any gain or loss that is realized on a subsequent sale or taxable exchange of the stock will be treated as a long-term capital gain or loss. The exercise of an ISO gives rise to alternative minimum taxable income that may subject the optionee to the alternative minimum tax. If an optionee exercises an ISO and disposes of the acquired stock within two years after the date of the grant of the option or within one year after the date of the purchase of the stock by the optionee, the optionee will recognize ordinary income equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the option price or (ii) the excess of the amount realized on the disposition over the option price. The Company will be entitled to a corresponding income tax deduction equal to the amount of ordinary income so recognized by the optionee. Further, if the amount realized on the disposition exceeds the fair market value of the stock on the date of exercise, the excess will be treated as a long or short term capital gain, depending on the holding period of the stock.

BENEFITS TO CERTAIN PERSONS OF THE PROPOSED AMENDMENTS

    The following table illustrates certain of the benefits of the proposed amendments to non-officer employees of the Company. The proposed amendments will not be applied by the Base Ten Board to options previously granted to officers of the Company.

                         BENEFITS OF THE AMENDED PLANS

                                      BASE TEN PLAN                 1990 PLAN                   1992 PLAN          1995 PLAN
                                 ------------------------  ----------------------------  ------------------------  ----------
                                                NUMBER                       NUMBER                     NUMBER
                                   DOLLAR         OF          DOLLAR           OF          DOLLAR         OF         DOLLAR
NAME                              VALUE(1)     UNITS(2)      VALUE(1)       UNITS(2)      VALUE(1)     UNITS(2)     VALUE(1)
-------------------------------  -----------  -----------  -------------  -------------  -----------  -----------  ----------
Executive Group................         N/A          N/A           N/A            N/A           N/A          N/A          N/A
Non-Executive Director Group...         N/A          N/A           N/A            N/A           N/A          N/A          N/A
Non-Executive Officer Employee
  Group........................   $  25,500      101,600           N/A            N/A     $  25,750      102,600   $  215,275


                                   NUMBER
                                     OF
NAME                              UNITS(2)
-------------------------------  -----------
Executive Group................         N/A
Non-Executive Director Group...         N/A
Non-Executive Officer Employee
  Group........................     857,600

------------------------

(1) Dollar value is shown on a per-share basis, calculated using the Black-Scholes option pricing model adopted for use in valuing stock options.

(2) The number of outstanding options granted under the Plans which would be affected by the Amendments.

ACCOUNTING TREATMENT

    Approval and adoption of the proposed option plan amendments will result in a new measurement date for the options with respect to which the exercise period is being extended, and the Company will thereupon recognize a charge to earnings (but with no effect on shareholders' equity) of not greater than $900,000 in the fiscal quarter in which the amendments are approved and become effective (currently anticipated to be the fiscal quarter ended January 31, 1998).

REQUIRED VOTE

    Approval of Proposal 3 will require the affirmative vote of a majority of the votes cast on Proposal 3 by the holders of Class A Common Stock and Class B Common Stock represented in person or by proxy voting as a single class, with each share of Class A Common Stock being entitled to one-tenth vote and each share of Class B Common Stock being entitled to one vote.

                       THE BOARD OF DIRECTORS RECOMMENDS
                      A VOTE FOR APPROVAL OF THE PROPOSED
                             OPTION PLAN AMENDMENTS

                     ATTENDANCE OF AUDITORS AT THE MEETING.

    Representatives of Deloitte & Touche LLP, the Company's auditors, are expected to be present at the Meeting and will have the opportunity to make a statement if they choose to do so and will be available to respond to appropriate questions of shareholders.

                             SHAREHOLDER PROPOSALS

    Pursuant to Rule 14a-8 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), shareholders of Base Ten may present proper proposals for inclusion in the proxy statement of Base Ten related to, and for consideration at, the next annual meeting of its shareholders by submitting their proposals to Base Ten in a timely manner. Any proposal of a shareholder which meets the requirements of Rule 14a-8 of the Exchange Act and intended to be presented at the Company's 1998 Annual Meeting of the Shareholders, must have been received by the Company for inclusion in the proxy statement and form of proxy for that meeting no later than October 10, 1997. No such proposals have been presented to the Company.

                                APPRAISAL RIGHTS

    Under applicable New Jersey law, the Company's shareholders are entitled to statutory appraisal rights with respect to, among other matters, a sale of "all or substantially all of the assets" of the Company, unless the Class A Stock is listed on a "national securities exchange." The Company's management is of the view that the sale of the GTD does not constitute a sale of "all or substantially all of the assets" of the Company under applicable New Jersey law. In addition, the inclusion of the Class A Stock on NASDAQ may constitute listing on a "national securities exchange". Management is nonetheless submitting the Sale for shareholder approval because of the nature of the transaction and to eliminate any issues as to proper corporate authorization. Therefore, the Company's management is of the view that the Company's shareholders are not entitled to statutory appraisal rights in connection with the Proposals covered by this Proxy Statement, including the Sale, and presently intends to oppose any effort by a shareholder to seek appraisal of their shares with respect to the Sale.

    However, if it were determined that the Company's shareholders have appraisal rights under the New Jersey Business Corporation Act (the "Business Corporation Act"), holders of Common Stock would have to comply with Chapter 11 of the Business Corporation Act as described below.

    Under Chapter 11, in order to claim dissenters rights a holder of Common Stock must file with Base Ten, to the attention of Edward J. Klinsport, Vice President and Secretary, either by mail or by delivery to One Electronics Drive, Trenton, New Jersey 08669, before the taking of the vote on the Sale at the Meeting, a written notice of dissent from the Sale proposal, stating such holder's intention to demand payment for such holder's shares if the Sale is effected. A negative vote or proxy will not be deemed to constitute a written dissent which complies with the Business Corporation Act; however, the failure to vote against approval of the Sale will not constitute a waiver of a shareholder's appraisal rights.

    If the Sale is approved, and if dissenters' rights were determined to be available, each holder of Common Stock who filed written notice of dissent, except any who voted for the Sale, may require Base Ten to purchase his shares of Common Stock at their fair value on the day prior to the date of the shareholder's meeting approving the Sale, by making written demand on Base Ten for the payment of such fair value within twenty days after the mailing of written notice to such shareholder of the effective date of the Sale (which notice would be required to be sent to each such shareholder by Base Ten by certified mail within ten days after the Effective Date). A dissenting shareholder may not withdraw a demand for payment of the fair value of such holder's share without the written consent of Base Ten.

    No later than twenty days after a holder of Common Stock demands payment for such holder's shares, such holder must submit the certificates representing such holder's shares to Base Ten for notation thereon that such demand has been made, whereupon such certificates will be returned to such holder. If Base Ten and any such holder of Common Stock are unable to agree as to the fair value of such holder's shares, Chapter 11 of the Business Corporation Act provides for a judicial determination of such fair value to be made. In all cases, fair value shall exclude any appreciation or depreciation resulting from the Sale.

    Any holder of Common Stock who files a written notice of dissent and makes a written demand for payment will cease to have any of the rights of a holder of Common Stock except the right to be paid the fair value of such holder's shares and the other rights of a dissenting shareholder under Chapter 11 of the Business Corporation Act.

    The foregoing summary does not purport to be a complete statement of the provisions of Chapter 11 of the Business Corporation Act and is qualified in its entirety by reference to the text of the statute, a copy of certain provisions of which is annexed to this Proxy Statement as Exhibit B.

    THE COMPANY'S MANAGEMENT IS OF THE VIEW THAT APPRAISAL RIGHTS UNDER CHAPTER 11 OF THE BUSINESS CORPORATION ACT ARE NOT AVAILABLE TO SHAREHOLDERS WITH RESPECT TO THE SALE.

                                By Order of the Board of Directors

                                     [SIGNATURE]
                                     Edward J. Klinsport
                                     CHIEF FINANCIAL OFFICER,
                                     EXECUTIVE VICE PRESIDENT AND SECRETARY

Dated: December 15, 1997

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report...............................................................................        F-2
Consolidated Balance Sheets--October 31, 1996 (as Restated) and October 31, 1995 (as Restated).............        F-3

Consolidated Statements of Operations--Years ended October 31, 1996, 1995 and 1994 (as Restated)...........        F-4

Consolidated Statements of Shareholders' Equity--Years ended October 31, 1996, 1995 and 1994 (as
  Restated)................................................................................................        F-5

Consolidated Statements of Cash Flows--Years ended October 31, 1996, 1995 and 1994 (as Restated)...........        F-6

Notes to Consolidated Financial Statements.................................................................        F-7

Consolidated Balance Sheets--July 31, 1997 (unaudited) and October 31, 1996 (as Restated) (audited)........       F-19

Consolidated Statements of Operations--Nine months and Three months ended July 31, 1997 and 1996
  (unaudited)..............................................................................................       F-20

Consolidated Statements of Shareholders' Equity--Nine months ended July 31, 1997 (unaudited)...............       F-21

Consolidated Statements of Cash Flows--Nine months ended July 31, 1997 and 1996 (unaudited)................       F-22

Notes to Consolidated Financial Statements (unaudited).....................................................       F-23

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Base Ten Systems, Inc.
Trenton, New Jersey 08619

    We have audited the consolidated balance sheets of Base Ten Systems, Inc. and subsidiaries as of October 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended October 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Base Ten Systems, Inc. and subsidiaries as of October 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 1996 in conformity with generally accepted accounting principles.

    AS DISCUSSED IN NOTE M, THE ACCOMPANYING CONSOLIDATED FINANCIAL STATEMENTS HAVE BEEN RESTATED.

Parsippany, New Jersey
December 23, 1996 (May 16, 1997 as to Note M)

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                         OCTOBER 31,    OCTOBER 31,
                                                                                            1996           1995
                                                                                        -------------  -------------
                                                                                         (AS RESTATED, SEE NOTE M)
CURRENT ASSETS:
  Cash................................................................................  $   7,465,000  $   7,221,000
  Accounts receivable (including unbilled receivables of $4,162,000 in 1996 and
    $3,271,000 in 1995)...............................................................      7,515,000      6,034,000
  Inventories.........................................................................      2,935,000      3,151,000
  Current portion of employee loan receivable.........................................        128,000        108,000
  Other current assets................................................................        386,000        536,000
                                                                                        -------------  -------------
      TOTAL CURRENT ASSETS............................................................     18,429,000     17,050,000
PROPERTY, PLANT AND EQUIPMENT.........................................................      5,071,000      4,480,000
EMPLOYEE LOAN RECEIVABLE..............................................................        148,000        298,000
OTHER ASSETS..........................................................................      6,700,000      6,177,000
                                                                                        -------------  -------------
                                                                                        $  30,348,000  $  28,005,000
                                                                                        -------------  -------------
                                                                                        -------------  -------------
                                        LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable....................................................................  $   1,472,000  $   1,246,000
  Accrued expenses....................................................................      2,994,000      1,454,000
  Income taxes payable................................................................       --            1,038,000
  Current portion of capital lease obligation.........................................         47,000         42,000
                                                                                        -------------  -------------
      TOTAL CURRENT LIABILITIES.......................................................      4,513,000      3,780,000
                                                                                        -------------  -------------
LONG-TERM LIABILITIES:
  Deferred income taxes...............................................................       --               83,000
  Deferred compensation...............................................................         19,000         90,000
  Other long-term liabilities.........................................................        247,000        266,000
  Capital lease obligation............................................................      3,478,000      3,525,000
  Long-term debt......................................................................     10,000,000       --
                                                                                        -------------  -------------
      TOTAL LONG-TERM LIABILITIES.....................................................     13,744,000      3,964,000
                                                                                        -------------  -------------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
  Preferred Stock, $1.00 par value, authorized and unissued
    1,000,000 shares..................................................................       --             --
  Class A Common Stock, $1.00 par value, 22,000,000 shares authorized; issued and outstanding 7,358,964 shares in 1996 and 7,216,195 shares
    in 1995...........................................................................      7,359,000      7,216,000
  Class B Common Stock, $1.00 par value, 2,000,000 shares authorized; issued and outstanding 445,387 shares in 1996 and 458,474 shares in 1995 (convertible into
    Class A Common Stock on a one for one basis)......................................        445,000        458,000
  Additional paid-in capital..........................................................     25,086,000     24,410,000
  Deficit.............................................................................    (20,640,000)   (11,681,000)
                                                                                        -------------  -------------
                                                                                           12,250,000     20,403,000
Equity adjustment from foreign currency translation...................................       (159,000)      (142,000)
                                                                                        -------------  -------------
                                                                                           12,091,000     20,261,000
                                                                                        -------------  -------------
                                                                                        $  30,348,000  $  28,005,000
                                                                                        -------------  -------------
                                                                                        -------------  -------------

                 See Notes to Consolidated Financial Statements

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                YEAR ENDED OCTOBER 31,
                                                                      -------------------------------------------

                                                                          1996           1995           1994
                                                                      -------------  -------------  -------------
                                                                               (AS RESTATED, SEE NOTE M)
REVENUE
  Sales.............................................................  $  14,591,000  $  17,841,000  $  18,698,000
  Other.............................................................        300,000        466,000        584,000
                                                                      -------------  -------------  -------------
                                                                         14,891,000     18,307,000     19,282,000
                                                                      -------------  -------------  -------------
COSTS AND EXPENSE:
  Cost of sales.....................................................     10,973,000     11,813,000     12,996,000
  Amortization of software development costs........................      1,278,000        630,000       --
  Research and development..........................................        998,000        863,000        887,000
  Selling, general and administrative...............................      8,509,000      6,298,000      5,131,000
  Write-off of software development costs...........................      2,429,000       --             --
  Interest..........................................................        710,000        554,000        209,000
                                                                      -------------  -------------  -------------
                                                                         24,897,000     20,158,000     19,223,000
                                                                      -------------  -------------  -------------
EARNINGS/(LOSS) BEFORE INCOME TAXES.................................    (10,006,000)    (1,851,000)        59,000
INCOME TAXES/(BENEFIT)..............................................     (1,047,000)      (474,000)        24,000
                                                                      -------------  -------------  -------------
NET EARNINGS (LOSS).................................................  $  (8,959,000) $  (1,377,000) $      35,000
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
NET EARNINGS (LOSS) PER COMMON SHARE................................  $       (1.16) $        (.20) $         .03
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING..........................      7,743,000      6,926,000      7,569,000

                 See Notes to Consolidated Financial Statements

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                                         EQUITY
                                                                                                       ADJUSTMENT
                                       CLASS A               CLASS B         ADDITIONAL               FROM FOREIGN
                                 --------------------  --------------------   PAID-IN                   CURRENCY     TREASURY
                                  SHARES     AMOUNT     SHARES     AMOUNT     CAPITAL     (DEFICIT)   TRANSLATION      STOCK
                                 ---------  ---------  ---------  ---------  ----------  -----------  ------------  -----------
BALANCE:
October 31, 1993...............  4,646,670  $4,647,000   558,111  $ 558,000  $13,253,000 $(10,339,000)  $ (162,000)     --
Conversions of Class B Common
  to Class A Common............     81,635     82,000    (81,635)   (82,000)     --          --            --           --
Exercise of Options............     87,561     88,000     --         --         185,000      --            --          (14,000)
Exercise of Rights.............        305     --         --         --          --          --            --           --
Exercise of Warrants...........    204,022    204,000     --         --         936,000      --            --           --
Foreign currency translation...     --         --         --         --          --          --            40,000       --
Retirement of treasury stock...    (13,631)   (14,000)    --         --          --          --            --           14,000
Net Earnings/(Loss)............     --         --         --         --          --           35,000       --           --
                                 ---------  ---------  ---------  ---------  ----------  -----------  ------------  -----------
                                 ---------  ---------  ---------  ---------  ----------  -----------  ------------  -----------
BALANCE:
October 31, 1994...............  5,006,562  5,007,000    476,476    476,000  14,374,000  (10,304,000)    (122,000)      --
Conversions of Class B Common
  to Class A Common............     20,896     21,000    (20,896)   (21,000)     --          --            --           --
Exercise of Options............    123,131    123,000      5,000      5,000     400,000      --            --          (14,000)
Exercise of Rights.............    828,542    828,000     --         --       3,444,000      --            --           --
Exercise of Warrants...........  1,248,701  1,249,000     --         --       5,690,000      --            --           --
Capital Contribution (as
  restated, see Note M)........     --         --         --         --         502,000      --            --           --
Foreign currency translation...     --         --         --         --          --          --           (20,000)      --
Retirement of treasury stock...    (11,637)   (12,000)    (2,106)    (2,000)     --          --            --           14,000
Net Earnings/(Loss) (as
  restated, see Note M)........     --         --         --         --          --       (1,377,000)      --           --
                                 ---------  ---------  ---------  ---------  ----------  -----------  ------------  -----------
                                 ---------  ---------  ---------  ---------  ----------  -----------  ------------  -----------
BALANCE:
October 31, 1995 (as restated,
  see Note M)..................  7,216,195  $7,216,000   458,474  $ 458,000  $24,410,000 $(11,681,000)  $ (142,000)     --
Conversions of Class B Common
  to Class A Common............      5,418      5,000     (5,418)    (5,000)     --          --            --           --
Exercise of Options............    137,351    138,000                           676,000      --            --           (8,000)
Foreign currency translation...     --         --         --         --          --          --           (17,000)      --
Retirement of treasury stock...     --         --         (7,669)    (8,000)     --          --            --            8,000
Net Earnings/(Loss)............     --         --         --         --          --       (8,959,000)      --           --
                                 ---------  ---------  ---------  ---------  ----------  -----------  ------------  -----------
                                 ---------  ---------  ---------  ---------  ----------  -----------  ------------  -----------
BALANCE:
October 31, 1996 (as restated,
  see Note M)..................  7,358,964  $7,359,000   445,387  $ 445,000  $25,086,000 $(20,640,000)  $ (159,000)     --
                                 ---------  ---------  ---------  ---------  ----------  -----------  ------------  -----------
                                 ---------  ---------  ---------  ---------  ----------  -----------  ------------  -----------

                See Notes to Consolidated Financial Statements.

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                YEAR ENDED OCTOBER 31,
                                                                      -------------------------------------------
                                                                          1996           1995           1994
                                                                      -------------  -------------  -------------

                                                                               (AS RESTATED, SEE NOTE M)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings/(loss)...............................................  $  (8,959,000) $  (1,377,000) $      35,000
ADJUSTMENTS TO RECONCILE NET EARNINGS TO NET CASH (USED IN)/PROVIDED
  FROM OPERATING ACTIVITIES:

Depreciation and amortization.......................................      1,743,000      1,106,000        586,000
Write off of Software Development Costs.............................      2,429,000       --             --
Contribution to Capital.............................................       --              502,000       --
Deferred gain on sale of building...................................        (19,000)       (17,000)      (282,000)
Deferred income taxes...............................................        (83,000)      (149,000)      (290,000)
Accounts receivable.................................................     (1,481,000)      (966,000)       228,000
Inventories.........................................................        216,000       (740,000)      (269,000)
Other current assets................................................        150,000       (237,000)       303,000
Accounts payable and accrued expenses...............................      1,766,000        162,000       (398,000)
Deferred compensation...............................................        (71,000)       (58,000)       (23,000)
Other assets........................................................     (4,126,000)    (3,846,000)    (2,171,000)
Income taxes payable................................................     (1,038,000)      (325,000)       314,000
                                                                      -------------  -------------  -------------
NET CASH (USED IN) OPERATIONS.......................................     (9,473,000)    (5,945,000)    (1,967,000)
                                                                      -------------  -------------  -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment..........................     (1,058,000)      (350,000)      (306,000)
Proceeds from sale of land and building.............................       --             --            3,600,000
                                                                      -------------  -------------  -------------
NET CASH (USED IN)/PROVIDED FROM INVESTING ACTIVITIES...............     (1,058,000)      (350,000)     3,294,000
                                                                      -------------  -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of amounts borrowed.......................................        (42,000)       (34,000)    (4,711,000)
Proceeds from the issuance of common stock..........................     10,000,000       --             --
Issuance of Long Term Debt..........................................        806,000     11,725,000      1,399,000
                                                                      -------------  -------------  -------------
NET CASH PROVIDED FROM/(USED IN) FINANCING ACTIVITIES...............     10,764,000     11,691,000     (3,312,000)
                                                                      -------------  -------------  -------------
Effect of Exchange Rate Changes on Cash.............................         11,000        (43,000)        50,000
                                                                      -------------  -------------  -------------
NET INCREASE/(DECREASE) IN CASH.....................................        244,000      5,353,000     (1,935,000)
CASH, beginning of year.............................................      7,221,000      1,868,000      3,803,000
                                                                      -------------  -------------  -------------
CASH, end of year...................................................  $   7,465,000  $   7,221,000  $   1,868,000
                                                                      -------------  -------------  -------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for interest..............................  $     485,000  $     527,000  $     173,000
                                                                      -------------  -------------  -------------
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
Retirement of Treasury Stock........................................  $       8,000  $      14,000  $      14,000
                                                                      -------------  -------------  -------------

                 See Notes to Consolidated Financial Statements

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED OCTOBER 31, 1996, 1995 AND 1994

A. DESCRIPTION OF BUSINESS

    Base Ten Systems, Inc. and subsidiaries ("Base Ten" or the "Company") designs and manufactures proprietary weapons control systems employing microprocessors and advanced software for use in military aircraft and builds custom designed electronic assemblies as a subcontractor to prime government contractors. In addition, the Company develops batch processing control, medical screening and image archiving software and designs and builds proprietary electronic systems for use in secure communications.

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    1. BASIS OF PRESENTATION--The Company's consolidated financial statements have been prepared on an historical cost basis.

    2. PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of Base Ten. All significant intercompany accounts, transactions and profits have been eliminated.

    3. REVENUE RECOGNITION--For Medical Software Products, the Company evaluates each product and order on an individual basis to determine the proper revenue recognition method. Contracts to deliver software which require significant customization or modification for an extended period of time are accounted for under the percentage of completion method. For the products or orders which are more standardized in nature, revenue is recognized on delivery. For products in the Government Technology Division earnings on long-term contracts are recognized on the percentage-of-completion or unit-of-delivery basis. CHANGES IN ESTIMATES ARE ACCOUNTED FOR USING THE CUMULATIVE CATCH UP METHOD AND ARE IMMATERIAL IN EACH PERIOD PRESENTED.

    On contracts where the percentage-of-completion method is used, costs and estimated earnings in excess of progress billings are presented as unbilled receivables. Unbilled costs of unit-of-delivery contracts are included in inventory. Payments received in excess of costs incurred on long-term contracts are recorded as customers' advance payments, which are included as a reduction of inventory on the balance sheet.

    4. INVENTORIES--Inventories are stated at the lower of cost (first-in, first-out method) or market.

    Inventoried costs on contracts include direct material, labor and applicable overhead. In accordance with industry practice, inventoried costs include amounts relating to contracts with a long production cycle, some of which are not expected to be realized within one year.

    5. PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment are carried at cost and depreciated over estimated useful lives, principally on the straight-line method. The estimated useful lives used for the determination of depreciation and amortization are:

Leased asset--building........................................  15 years
                                                                3 to 10
Machinery and equipment.......................................  years
                                                                3 to 20
Furniture and fixtures........................................  years

    6. OTHER ASSETS--Included in other non-current assets are software development costs capitalized in accordance with Statement of Financial Accounting Standard No. 86, "Accounting for Costs for Computer Software to be Sold, Leased or Otherwise Marketed" issued by the Financial Accounting Standards Board.

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES

                  YEARS ENDED OCTOBER 31, 1996, 1995 AND 1994

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
The Company is required to capitalize certain software development and production costs once technological feasibility has been achieved. The cost of purchased software is capitalized when related to a product which has achieved technological feasibility or that has an alternative future use. For the year ended October 31, 1996, the Company capitalized $3.8 million of software development costs. Software development costs incurred prior to achieving technological feasibility are charged to research and development expense as incurred. The Company performs quarterly reviews of the recoverability of its capitalized software costs and other long lived assets based on anticipated revenues and cash flows from sales of these products. The Company considers historical performance and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the estimated future cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company measures the amount of the impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is generally measured by discounting expected future cash flows at the rate the Company utilizes to evaluate potential investments. The Company estimates fair value based on the best information available making whatever estimates, judgments and projections are considered necessary. Commencing upon initial product release, these costs are amortized based on the straight-line method over the estimated life of four years.

    In the second quarter of fiscal 1996 the Company conducted its regular quarterly review of the recoverability of its capitalized software costs and determined that neither PRENVAL nor uPACS would achieve sufficient revenues in future periods to justify retention of the related capitalized costs. Accordingly, the Company wrote off the $2.4 million balance of such capitalized costs. With respect to PRENVAL, it became apparent to the Company in late February 1996, after a discussion with the licensee, that market acceptance of the product was less than anticipated. Thereafter, in May 1996, the Company determined that the licensee had no current plans to market the product in the U.S. as was originally anticipated by the Company and that, as a result, sales would not exceed the amount necessary to generate royalties in excess of the minimum provided under the license. Effective as of the end of the second quarter of fiscal 1996, management resolved to suspend further development of PRENVAL. However, the Company will provide marketing support for the remainder of the license term. With respect to uPACS, the Company had implemented sales efforts in late 1995 and displayed the product at certain trade shows in Europe. In December 1995, sales were anticipated for early 1996. However, by early April 1996 it became clear that the anticipated sales would not materialize. The Company concluded that the product, as it then existed, would not generate sufficient sales to recover the capitalized costs, and that only a new product with networking, communications and off-line measurement capabilities would be capable of producing acceptable sales volume.

    7. CASH AND CASH EQUIVALENTS--The Company considers all investments with a maturity of three months or less at date of acquisition to be cash equivalents.

    8. RECENTLY ISSUED ACCOUNTING STANDARD--In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," which requires adoption of the disclosure provisions no later than fiscal years beginning after December 15, 1995 and adoption of the recognition and measurement provisions for nonemployee transactions no later than after December 15, 1995. The new standard defines a fair value method of accounting for stock options and other equity instruments. Under the fair value method, compensation

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES

                  YEARS ENDED OCTOBER 31, 1996, 1995 AND 1994

B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period.

    Pursuant to the new standard, companies are encouraged, but are not required, to adopt the fair value method of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," but would be required to disclose in a note to the financial statements pro forma net income and, if presented, earnings per share as if the Company had applied the new method of accounting for all grants after November 1, 1995.

    The accounting requirements of the new method are effective for all employee awards granted after the beginning of the fiscal year of adoption. The Company has not yet determined if it will elect to change to the fair value method, nor has it determined the effect the new standard will have on net income and earnings per share should it elect to make such a change. Adoption of the new standard will have no effect on the Company's cash flows.

    9. NET EARNINGS/(LOSS) PER SHARE--Earnings per share for fiscal years ended October 31, 1996, 1995 and 1994 were calculated using the number of weighted average common shares outstanding.

    Stock options, warrants and rights would have an anti-dilutive effect on earnings per share for the years ended October 31, 1996 and 1995 and therefore were not included in the calculation of weighted average shares and were not material in 1994.

    10. USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

    11. FAIR VALUE OF FINANCIAL INSTRUMENTS--The fair market value of certain financial instruments, including cash, accounts receivable, accounts payable, and other accrued liabilities, approximate the amount recorded in the balance sheet because of the relatively current maturities of these financial instruments. The fair market value of long term debt at October 31, 1996 and 1995 approximates the amounts recorded in the balance sheet based on information available to the Company with respect to interest rates and terms for similar financial instruments.

    12. CHANGE IN PRESENTATION--Certain balance sheet items for fiscal 1995 have been reclassified to conform to the 1996 presentation.

    13. FOREIGN CURRENCY TRANSLATION--The accounts of the consolidated foreign subsidiaries are translated into United States dollars in accordance with Financial Accounting Standards Board (FASB) Statement No. 52. Transaction gains and losses are immaterial.

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES

                  YEARS ENDED OCTOBER 31, 1996, 1995 AND 1994

C.  INVENTORIES

                                                                           OCTOBER 31,
                                                                    --------------------------
                                                                        1996          1995
                                                                    ------------  ------------
Raw materials.....................................................  $  1,232,000  $  1,557,000
Work in progress..................................................     1,383,000     1,515,000
Finished goods....................................................       369,000        95,000
                                                                    ------------  ------------
                                                                       2,984,000     3,167,000
Less advance payments.............................................        49,000        16,000
                                                                    ------------  ------------
                                                                    $  2,935,000  $  3,151,000
                                                                    ------------  ------------

D.  PROPERTY, PLANT AND EQUIPMENT

                                                                         OCTOBER 31,
                                                                 ----------------------------
                                                                     1996           1995
                                                                 -------------  -------------
Leasehold improvement..........................................  $      85,000  $      21,000
Machinery and equipment........................................      9,668,000      8,853,000
Furniture and fixtures.........................................        705,000        617,000
Leased asset--land and building................................      3,600,000      3,600,000
                                                                 -------------  -------------
                                                                    14,058,000     13,091,000
Less accumulated depreciation..................................      8,987,000      8,611,000
                                                                 -------------  -------------
                                                                 $   5,071,000  $   4,480,000
                                                                 -------------  -------------

    Maintenance and repairs charged to costs and expenses amounted to $258,000, $240,000 and $239,000 in fiscal 1996, 1995 and 1994, respectively.

E.  OTHER ASSETS

                                                                           OCTOBER 31,
                                                                    --------------------------
                                                                        1996          1995
                                                                    ------------  ------------
Patents (net of amortization).....................................  $    362,000  $    297,000
Capitalized costs.................................................     4,255,000     3,773,000
Unamortized bond issue costs......................................       579,000       --
Deposit-long term capital lease...................................       550,000       550,000
Long-term receivable..............................................       770,000     1,150,000
Other.............................................................       184,000       407,000
                                                                    ------------  ------------
                                                                    $  6,700,000  $  6,177,000
                                                                    ------------  ------------

F.  INCOME TAXES

    INCOME TAXES--Effective November 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109), which requires a change from the deferred method's income statement approach of accounting for income taxes to an asset and liability approach of accounting for income taxes. Under the asset and liability approach, deferred tax assets and liabilities are

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES

                  YEARS ENDED OCTOBER 31, 1996, 1995 AND 1994

F.  INCOME TAXES (CONTINUED)
recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. This change had no effect on the Company's statement of operations.

    The provision (benefit) for income taxes includes the following:

                                                                YEAR ENDED OCTOBER 31,
                                                        --------------------------------------
                                                            1996          1995         1994
                                                        -------------  -----------  ----------
Current:
  Federal.............................................  $    (882,000) $  (325,000) $  259,000
  State...............................................       (165,000)     --           55,000
  Foreign.............................................       --            --           --
                                                        -------------  -----------  ----------
      Total Current...................................     (1,047,000)    (325,000)    314,000
                                                        -------------  -----------  ----------
                                                        -------------  -----------  ----------
Deferred:
  Federal.............................................       --           (124,000)   (239,000)
  State...............................................       --            (25,000)    (51,000)
  Foreign.............................................       --            --           --
                                                        -------------  -----------  ----------
      Total Deferred..................................                    (149,000)   (290,000)
                                                        -------------  -----------  ----------
                                                        -------------  -----------  ----------
                                                        $  (1,047,000) $  (474,000) $   24,000
                                                        -------------  -----------  ----------

    A reconciliation of the Company's effective rate to the U.S. statutory rate is as follows:

                                                                                      PERCENTAGE OF PRE-TAX EARNINGS
                                                                                          YEAR ENDED OCTOBER 31,
                                                                                      -------------------------------
                                                                                        1996       1995       1994
                                                                                      ---------  ---------  ---------
Federal tax (benefit)/provisions at applicable statutory rates......................      (34.0)%     (34.0)%      34.0%
Increases (decreases) in income taxes resulting from:
  State tax benefit, net of Federal tax effect......................................       (6.0)      (4.0)       7.0
  Net changes in current and deferred valuation allowances..........................       31.5        6.9         --
  Other, net........................................................................       (2.9)       5.5         --
                                                                                      ---------  ---------        ---
                                                                                          (11.4)%     (25.6)%      41.0%
                                                                                      ---------  ---------        ---
                                                                                      ---------  ---------        ---

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES

                  YEARS ENDED OCTOBER 31, 1996, 1995 AND 1994

F.  INCOME TAXES (CONTINUED)
    The components of the deferred tax assets and liabilities as follows:

                                                                   OCTOBER 31,    OCTOBER 31,
                                                                      1996           1995
                                                                  -------------  -------------
CURRENT
  Vacation......................................................  $     212,000  $      46,000
  Deferred compensation.........................................          2,000         34,000
  Other.........................................................             --          3,000
                                                                  -------------  -------------
Total current assets............................................        214,000         83,000
                                                                  -------------  -------------
                                                                  -------------  -------------
NONCURRENT
  Deferred gain on sale leaseback...............................  $      99,000  $     101,000
  Depreciation..................................................       (382,000)      (315,000)
  Net operating loss carryforwards..............................      3,666,000        681,000
  Research and development and investment tax credits
    carryforwards...............................................        578,000        528,000
                                                                  -------------  -------------
  Total noncurrent assets.......................................  $   3,961,000  $     995,000
  Valuation allowance...........................................     (4,175,000)    (1,078,000)
                                                                  -------------  -------------
  Net deferred tax assets.......................................       --             --
                                                                  -------------  -------------
                                                                  -------------  -------------

    The research and development and investment tax credits and the net operating loss carryforward are available to offset future taxable earnings of the Company. SFAS No. 109 requires that a valuation allowance be created and offset against the deferred tax assets if, based on existing facts and circumstances, it is more likely than not that some portion or all of the deferred asset will not be realized. The valuation allowance will be adjusted when the credits are realized or when, in the opinion of management, sufficient additional positive evidence exists regarding the likelihood of their realization. The reductions, if any, will be reflected as a component of income tax expense.

    The total current amounts presented above are included in other current assets on the balance sheet.

    The components of earnings/(loss) before income taxes were as follows:

                                                                                   YEAR ENDED OCTOBER 31,
                                                                          ----------------------------------------
                                                                               1996           1995         1994
                                                                          --------------  -------------  ---------
Domestic................................................................  $   (9,040,000) $  (1,845,000) $  79,000
Foreign.................................................................        (966,000)        (6,000)   (20,000)
                                                                          --------------  -------------  ---------
                                                                          $  (10,006,000) $  (1,851,000) $  59,000
                                                                          --------------  -------------  ---------

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES

                  YEARS ENDED OCTOBER 31, 1996, 1995 AND 1994

G.  GEOGRAPHIC AND SEGMENT INFORMATION

    The following tabulation details the Company's operations in different geographic areas for the years ended October 31, 1994, 1995 and 1996.

                                                        UNITED STATES     EUROPE     ELIMINATIONS   CONSOLIDATED
                                                        -------------  ------------  -------------  -------------
YEAR ENDED OCTOBER 31, 1994:
Revenues from unaffiliated sources....................  $  19,268,000  $     14,000  $    --        $  19,282,000
                                                        -------------  ------------  -------------  -------------
Operating profit/loss.................................  $     288,000  $    (20,000) $    --        $     268,000
                                                        -------------  ------------  -------------  -------------
Identifiable assets at October 31,1994................  $  17,664,000  $    398,000  $    (453,000) $  17,609,000
                                                        -------------  ------------  -------------  -------------
                                                        -------------  ------------  -------------  -------------
YEAR ENDED OCTOBER 31, 1995:
Revenues from unaffiliated sources....................  $  17,925,000  $    382,000  $    --        $  18,307,000
                                                        -------------  ------------  -------------  -------------
Operating Loss........................................  $  (1,291,000) $     (6,000) $    --        $  (1,297,000)
                                                        -------------  ------------  -------------  -------------
Identifiable assets at October 31, 1995...............  $  28,063,000  $    960,000  $  (1,018,000) $  28,005,000
                                                        -------------  ------------  -------------  -------------
                                                        -------------  ------------  -------------  -------------
YEAR ENDED OCTOBER 31, 1996:
Revenues from unaffiliated sources....................  $  14,840,000  $     51,000  $    --        $  14,891,000
                                                        -------------  ------------  -------------  -------------
Operating loss........................................  $  (8,330,000) $   (966,000) $    --        $  (9,296,000)
                                                        -------------  ------------  -------------  -------------
Identifiable assets at October 31, 1996...............  $  32,690,000  $  1,039,000  $  (3,381,000) $  30,348,000
                                                        -------------  ------------  -------------  -------------
                                                        -------------  ------------  -------------  -------------

    The Company's business is composed of two industry segments: government technology and medical technology. A summary of information relating to these divisions is presented below for the year ended October 31, 1996. Prior to 1995, the Medical Technology Division was considered insignificant and therefore not presented.

                                                        GOVERNMENT       MEDICAL
                                                        TECHNOLOGY     TECHNOLOGY
                                                          SEGMENT        SEGMENT         OTHER      CONSOLIDATED
                                                       -------------  -------------  -------------  -------------
YEAR ENDED OCTOBER 31, 1995:
Revenues.............................................  $  15,597,000  $   2,244,000  $     466,000  $  18,307,000
                                                       -------------  -------------  -------------  -------------
Operating profit (loss):.............................  $     765,000  $  (2,528,000) $     466,000  $  (1,297,000)
                                                       -------------  -------------  -------------  -------------
Identifiable assets at October 31, 1995:.............  $  11,433,000  $   7,003,000  $   9,569,000  $  28,005,000
                                                       -------------  -------------  -------------  -------------
Depreciation and amortization:.......................  $     257,000  $     685,000  $     164,000  $   1,106,000
                                                       -------------  -------------  -------------  -------------
Capital expenditures:................................  $     118,000  $     218,000  $      14,000  $     350,000
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------
YEAR ENDED OCTOBER 31, 1996:
Revenues.............................................  $  13,329,000  $   1,262,000  $     300,000  $  14,891,000
                                                       -------------  -------------  -------------  -------------
Operating profit (loss):.............................  $    (909,000) $  (8,687,000) $     300,000  $  (9,296,000)
                                                       -------------  -------------  -------------  -------------
Identifiable assets at October 31, 1996:.............  $  12,370,000  $   7,589,000  $  10,389,000  $  30,348,000
                                                       -------------  -------------  -------------  -------------
Depreciation and amortization:.......................  $     376,000  $   1,278,000  $      89,000  $   1,743,000
                                                       -------------  -------------  -------------  -------------
Capital expenditures:................................  $     356,000  $     658,000  $      44,000  $   1,058,000
                                                       -------------  -------------  -------------  -------------

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES

                  YEARS ENDED OCTOBER 31, 1996, 1995 AND 1994

G.  GEOGRAPHIC AND SEGMENT INFORMATION (CONTINUED)
    Operating profit (loss) includes all revenues and expenses of the reportable segment, except for interest income, dividend income, other income and exchange losses. These items are shown as part of the "other."

    Identifiable assets are assets used in the operation of each segment. Other identifiable assets consist primarily of cash and assets that are corporate owned.

    Total Government Technology sales in the amounts of $4,522,000, $4,633,000 and $4,289,000 in fiscal 1996, 1995 and 1994, respectively, were made to a single European customer. All sales were export sales and are included in the United States sales to unaffiliated customers. In 1996, three domestic customers accounted for sales of $1,946,000, $1,589,000 and $1,127,000, respectively. As provided in several contracts, customers advance funds to the Company for the purpose of purchasing inventory. The related advances have been offset against these inventories.

H.  COMMITMENTS

    CHANGE IN CONTROL. The Company has agreements with three of its executive officers providing severance payments if the executive's employment is terminated within three years after a change in control of the Company (i) by the Company for reasons other than death, disability or cause or (ii) by the executive for good reason. The amount of the severance payment is 2.99 times total average compensation and cost of employee benefits for each of the five years prior to the change in control, subject to a maximum equal to the amount deductible by the Company under the Internal Revenue Code.

    EMPLOYMENT AGREEMENTS. The Company has employment agreements with four key employees. Three of the agreements provide for one year of compensation in the aggregate of $600,000 plus normal benefits and any amounts due under incentive compensation plans in the event the employee is terminated without cause. The fourth agreement provides for a lump sum payment in the amount of $150,000 in the event of retirement.

    CONSULTING AGREEMENTS. The Company has consulting agreements providing two of its directors cash compensation in the total amount of $205,000 plus expenses in fiscal 1997, assuming the agreements are renewed under similar terms and conditions, for technical marketing and investor relations services. In addition, these directors have a financial and option advisory agreement providing for success fees on any acquisition or equity offering introduced by them during the term of the agreement.

    LEASES. The Company entered into a sale and leaseback arrangement on October 28, 1994. Under the arrangement, the Company sold its main building in Trenton, New Jersey and agreed to lease it back for a period of 15 years under terms that qualify the arrangement as a capital lease. The buyer/lessor of the building was a partnership. Two of the partners are officers and directors of the Company. In addition, a non-interest bearing security deposit of $550,000 was paid at closing and included in other non-current assets on the balance sheet. Interest is calculated under the effective interest method and depreciation is taken using the straight line method over the term of the lease.

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES

                  YEARS ENDED OCTOBER 31, 1996, 1995 AND 1994

H.  COMMITMENTS (CONTINUED)
    The Company's future minimum lease payments related to the sale-leaseback arrangement in effect at October 31, 1996 are as follows:

FISCAL
-------------------------------------------------------------------------------
1997...........................................................................  $     560,000
1998...........................................................................        560,000
1999...........................................................................        560,000
2000...........................................................................        615,000
2001...........................................................................        615,000
2002 and thereafter............................................................      5,354,000
                                                                                 -------------
                                                                                     8,264,000
Less interest portion..........................................................     (4,739,000)
                                                                                 -------------
Present value of net minimum payments..........................................  $   3,525,000
                                                                                 -------------
                                                                                 -------------

I. LONG-TERM DEBT

    The Company executed an agreement to sell $10.0 million 9.01% Convertible Subordinate Debentures due August 31, 2003. Under the terms of the debentures, the holder can convert the debentures into the Company's Class A Common Stock, at $12.50 per share, 125% of the closing price on August 9, 1996. The Company has the right to call the debentures after February 28, 1998, if the Company's stock price trades at certain levels between 150%--175% of the closing price or $15-$17.50 per share. In addition, the Company's financing costs relating to this debenture amounted to approximately $.6 million. These costs are being amortized over the life of the loan. In August 1996, the Company received the proceeds from the above agreement.

J.  DEFERRED COMPENSATION PLANS

    The Company has a non-qualified deferred compensation plan that provides for compensation payments to a key individual. Distributions are generally made five years after amounts are earned.

K.  STOCK OPTION PLANS, WARRANTS AND RIGHTS

    The Company's 1990 Incentive Stock Option Plan reserves 484,000 shares of either Class A or Class B Common Stock for purchase upon the exercise of options that may not be granted at less than the fair market value as of the date of grant and that are exercisable over a period not to exceed ten years. There are no options available for grant under this plan.

    The Company's 1992 Stock Option Plan reserves 700,000 shares of Class A Common Stock for purchase upon the exercise of options that may not be granted at less than fair market value as of the date of grant and are exercisable over a period not to exceed ten years. There are no options available for grant under this plan.

    The Company's discretionary compensation plan reserves 400,000 shares of Class A Common Stock for issuance upon the exercise of options. Approximately 34,000 options remain available for grant under

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES

                  YEARS ENDED OCTOBER 31, 1996, 1995 AND 1994

K. STOCK OPTION PLANS, WARRANTS AND RIGHTS (CONTINUED) this plan. Options may not be granted at less than fair market value as of the date of grant and are exercisable over a period not to exceed ten years.

    The Company's 1995 Incentive Stock Option Plan, approved by the shareholders at the 1996 Annual Meeting of Shareholders, reserves 750,000 shares of Class A Common Stock for issuance upon the exercise of options. Approximately 189,000 options remain available for grant under this plan. Options may not be granted at less than fair market value as of the date of grant and are exercisable over a period not to exceed ten years.

    Information with respect to the aforementioned stock option plans is summarized as follows:

                                                                                  CLASS A      CLASS B      TOTAL
                                                                                 ----------  -----------  ----------
Outstanding at October 31, 1993
  ($3.00 to $11.59 per share)..................................................     589,331       9,946      599,277
Granted ($7.93 per share)......................................................     400,170      --          400,170
Exercised ($3.00 to $8.625 per share)..........................................     (87,561)     --          (87,561)
Canceled ($8.00--$8.625 per share).............................................     (31,450)     --          (31,450)
Expired ($10.00 to $11.59).....................................................      (2,182)     --           (2,182)
                                                                                 ----------  -----------  ----------
Outstanding at October 31, 1994
  ($3.00 to $8.875 per share)..................................................     868,308       9,946      878,254
Granted ($6.625 to $11.25 per share)...........................................      46,000      --           46,000
Exercised ($3.00 to $8.625 per share)..........................................    (104,431)     (5,000)    (109,431)
Canceled ($8.625 per share)....................................................     (26,483)     --          (26,483)
                                                                                 ----------  -----------  ----------
Outstanding at October 31, 1995
  ($3.00 to $11.25 per share)..................................................     783,394       4,946      788,340
Granted ($10.20 to $11.125 per share)..........................................     560,700      --          560,700
Exercised ($3.00 to $8.625 per share)..........................................     (78,851)     --          (78,851)
Canceled (per share)...........................................................      (3,850)     --           (3,850)
                                                                                 ----------  -----------  ----------
Outstanding at October 31, 1996
  ($3.00 to $11.125 per share).................................................   1,261,393       4,946    1,266,339
                                                                                 ----------  -----------  ----------
                                                                                 ----------  -----------  ----------
Exercisable at October 31, 1996................................................     686,407       4,946      691,353
                                                                                 ----------  -----------  ----------
                                                                                 ----------  -----------  ----------

    The Company has issued 895,000 warrants and 522,000 options to consultants and three non-management directors at prices ranging from $3.00 to $11.75, expiring from 1997 to 2004. None of these warrants or options have expired to date. Included in the above are 250,000 warrants issued to consultants for services related to the promotion and selling of the Company's stock at an exercise price which was less than the fair market value of the stock at the date of the grant. The remaining options and warrants were issued at fair market value at the date of grant. One consultant and one director have exercised warrants or options for a total of 34,000 shares during fiscal 1996 at prices ranging from $4.00 to $7.25 per share.

    The Board of Directors have issued options to various employees to purchase a total of 229,000 shares of Class A Common Stock. The options have exercise prices ranging from $7.25 to $10.50 per share (fair market value at the date of grant), expiring from 2000 to 2006. Employees have exercised options for a total of 24,500 shares during fiscal 1996 at $8.50.

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES

                  YEARS ENDED OCTOBER 31, 1996, 1995 AND 1994

L.  EMPLOYEE BENEFIT PLAN

    In 1986, the Company adopted a benefit plan under section 401(k) of the Internal Revenue Code. In November 1995, the plan was amended to allow for a 1% base annual salary Company matching contribution for each eligible employee. The plan allows all eligible employees to defer up to 17% of their pre-tax income through contributions to the plan.

M.  RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS

    The Company has restated its consolidated financial statements for the years ended October 31, 1996 and 1995. Subsequent to the issuance of the Company's 1996 consolidated financial statements, the Company's management determined that certain temporary salary reductions for certain officers of the Company during fiscal 1995, and loans made to such officers to be repaid by future bonuses, should have been recorded as an increase to compensation expense with a corresponding increase to additional paid-in-capital in the Company's 1995 consolidated financial statements. As a result, the Company's1996 and 1995 consolidated financial statements have been restated from the amounts previously reported to record these loans as a charge to operations and as an increase to additional paid-in-capital in fiscal 1995. The impact of these adjustments was to increase the previously reported 1995 net loss by $502,000 and net loss per common share by $.07. The restatement had no effect on the Company's cash position.

    A summary of the significant effects of the restatement is as follows (dollar amounts in thousands, except per share data);

                                                                              AS
                                                                          PREVIOUSLY     AS
                                                                           REPORTED   RESTATED
                                                                          ----------  ---------
YEAR ENDED OCTOBER 31, 1995:
Selling, general and administrative expense.............................  $    5,796      6,298
Total operating expenses................................................      19,656     20,158
Loss before income tax benefit..........................................      (1,349)    (1,851)
Net loss................................................................        (875)    (1,377)
Net loss per common share...............................................        (.13)      (.20)
                                                                          ----------  ---------
                                                                          ----------  ---------
AT OCTOBER 31, 1995:
Additional paid-in capital..............................................  $   23,908     24,410
Accumulated deficit.....................................................     (11,179)   (11,681)
                                                                          ----------  ---------
                                                                          ----------  ---------
AT OCTOBER 31, 1996:
Additional paid-in capital..............................................  $   24,584     25,086
Accumulated deficit.....................................................     (21,138)   (20,640)

                      [This page intentionally left blank]

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                                       AS OF
                                                                                      AS OF         OCTOBER 31,
                                                                                  JULY 31, 1997        1996
                                                                                  --------------  ---------------
                                                                                   (UNAUDITED)       (AUDITED)

                                                     ASSETS
CURRENT ASSETS:
  Cash..........................................................................  $    3,771,000   $   7,465,000
  Accounts receivable (including unbilled receivables of $4,122,000 in 1997 and
    $3,902,000 in 1996).........................................................       7,181,000       7,515,000
  Inventories...................................................................       3,868,000       2,935,000
  Current portion of employee loan receivable...................................         128,000         128,000
  Other current assets..........................................................         601,000         386,000
                                                                                  --------------  ---------------
    TOTAL CURRENT ASSETS........................................................      15,549,000      18,429,000
PROPERTY, PLANT AND EQUIPMENT...................................................       5,209,000       5,071,000
EMPLOYEE LOAN RECEIVABLE........................................................          47,000         148,000
OTHER ASSETS....................................................................       8,717,000       6,700,000
                                                                                  --------------  ---------------
                                                                                  $   29,522,000   $  30,348,000
                                                                                  --------------  ---------------
                                                                                  --------------  ---------------
                                      LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
  Accounts payable..............................................................  $    1,045,000   $   1,472,000
  Accrued expenses..............................................................       3,693,000       2,994,000
  Current portion of capital lease obligation...................................          54,000          47,000
                                                                                  --------------  ---------------
    TOTAL CURRENT LIABILITIES...................................................       4,792,000       4,513,000

LONG-TERM LIABILITIES:
  Other long-term liabilities...................................................         272,000         266,000
  Capital lease obligation......................................................       3,441,000       3,478,000
  Long-term debt................................................................      15,500,000      10,000,000
                                                                                  --------------  ---------------
    TOTAL LONG-TERM LIABILITIES.................................................      19,213,000      13,744,000

SHAREHOLDERS' EQUITY
  Preferred stock, $1.00 par value, authorized and unissued--1,000,000 shares...              --              --
  Class A Common Stock, $1.00 par value, 22,000,000 shares authorized; issued
    and outstanding 7,497,360 shares in 1997 and 7,358,964 shares in 1996.......       7,497,000       7,359,000
  Class B Common Stock, $1.00 par value, 2,000,000 shares authorized; issued and
    outstanding 445,121 shares in 1997 and 445,387 shares in 1996...............         445,000         445,000
  Additional paid-in capital....................................................      25,603,000      25,086,000
  Deficit.......................................................................     (27,885,000)    (20,640,000)
                                                                                  --------------  ---------------
                                                                                       5,660,000      12,250,000
  Equity adjustment from foreign currency translation...........................        (143,000)       (159,000)
                                                                                  --------------  ---------------
                                                                                       5,517,000      12,091,000
                                                                                  --------------  ---------------
                                                                                  $   29,522,000   $  30,348,000
                                                                                  --------------  ---------------
                                                                                  --------------  ---------------

                 See Notes to Consolidated Financial Statements

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                                            NINE MONTHS ENDED             THREE MONTHS ENDED
                                                                 JULY 31                       JULY 31
                                                       ----------------------------  ----------------------------
                                                           1997           1996           1997           1996
                                                       -------------  -------------  -------------  -------------
REVENUES
  Sales..............................................  $   9,808,000  $  10,352,000  $   3,618,000  $   2,973,000
  Other..............................................        133,000        150,000         20,000         59,000
                                                           9,941,000     10,502,000      3,638,000      3,032,000
COSTS AND EXPENSES:
  Cost of sales......................................      8,322,000      7,683,000      3,430,000      2,489,000
  Research and development...........................        490,000        811,000        158,000        249,000
  Selling, general and administrative................      6,114,000      6,316,000      2,018,000      2,421,000
  Write-off of software development costs............       --            2,429,000       --             --
  Amortization of software medical cost..............      1,121,000        807,000        440,000        246,000
  Interest...........................................      1,139,000        392,000        409,000        132,000
                                                       -------------  -------------  -------------  -------------
                                                          17,186,000     18,438,000      6,455,000      5,537,000
                                                       -------------  -------------  -------------  -------------
LOSS BEFORE INCOME TAXES.............................     (7,245,000)    (7,936,000)    (2,817,000)    (2,505,000)
INCOME TAXES.........................................       --             --             --             --
                                                       -------------  -------------  -------------  -------------
NET LOSS.............................................  $  (7,245,000) $  (7,936,000) $  (2,817,000) $  (2,505,000)
NET LOSS PER COMMON SHARE............................  $        (.92) $       (1.04) $        (.35) $        (.33)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING...........      7,852,453      7,660,300      7,928,516      7,565,040

                 See Notes to Consolidated Financial Statements

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                        NINE MONTHS ENDED JULY 31, 1997

                                  (UNAUDITED)

                                      COMMON STOCK                                                     EQUITY
                    ------------------------------------------------                                 ADJUSTMENT
                                                                                                        FROM
                             CLASS A                  CLASS B          ADDITIONAL                      FOREIGN
                    -------------------------  ---------------------     PAID-IN                      CURRENCY
                      SHARES        AMOUNT      SHARES      AMOUNT       CAPITAL        DEFICIT      TRANSLATION
                    -----------  ------------  ---------  ----------  -------------  --------------  -----------
Balance -

  October 31,
  1996............    7,358,964  $  7,359,000    445,387  $  445,000  $  25,086,000  $  (20,640,000) $  (159,000)

Conversions of
  Class B Common
  to Class A
  Common..........          266                     (266)

Exercise of
  options.........      132,043       132,000                               517,000

Issuance of Common
  Stock...........        6,087         6,000

Foreign currency
  translation.....                                                                                        16,000

Net loss..........                                                                       (7,245,000)
                    -----------  ------------  ---------  ----------  -------------  --------------  -----------

Balance -

July 31, 1997.....    7,497,360  $  7,497,000    445,121  $  445,000  $  25,603,000  $  (27,885,000) $  (143,000)
                    -----------  ------------  ---------  ----------  -------------  --------------  -----------
                    -----------  ------------  ---------  ----------  -------------  --------------  -----------

                      See Notes to Consolidated Statements

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                                                           NINE MONTHS ENDED
                                                                                                JULY 31,
                                                                                      ----------------------------
                                                                                          1997           1996
                                                                                      -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Loss..........................................................................  $  (7,245,000) $  (7,936,000)
ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH USED IN OPERATING ACTIVITIES:
  Depreciation and amortization.....................................................      1,474,000      1,224,000
  Write-off of software development costs...........................................       --            2,429,000
  Accounts receivable...............................................................        352,000        270,000
  Inventories.......................................................................       (934,000)        80,000
  Other current assets..............................................................       (110,000)        67,000
  Accounts payable..................................................................       (400,000)      (210,000)
  Accrued expenses..................................................................        295,000        836,000
  Customers' advance payments.......................................................        390,000        158,000
  Deferred compensation.............................................................       --              (66,000)
  Other Assets......................................................................     (3,147,000)    (2,622,000)
  Other long-term liabilities.......................................................          6,000        (14,000)
  Income taxes payable..............................................................       --               (3,000)
                                                                                      -------------  -------------
NET CASH USED IN OPERATIONS.........................................................     (9,319,000)    (5,787,000)
                                                                                      -------------  -------------
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Additions to property, plant and equipment-net....................................       (487,000)      (697,000)
                                                                                      -------------  -------------
NET CASH USED IN INVESTING ACTIVITIES...............................................       (487,000)      (697,000)
                                                                                      -------------  -------------
CASH FLOWS PROVIDED FROM (USED IN) FINANCING ACTIVITIES:
  Repayment of amounts borrowed.....................................................        (31,000)       (32,000)
  Proceeds from Issuance of Convertible Debenture...................................      5,500,000       --
  Proceeds from issuance of common stock............................................        655,000        569,000
                                                                                      -------------  -------------
  NET CASH PROVIDED FROM FINANCING ACTIVITIES.......................................      6,124,000        537,000
  Effect of exchange rate change on cash............................................        (12,000)       (14,000)
                                                                                      -------------  -------------
NET DECREASE IN CASH................................................................     (3,694,000)    (5,961,000)
CASH, beginning of period...........................................................      7,465,000      7,221,000
                                                                                      -------------  -------------
CASH, end of period.................................................................  $   3,771,000  $   1,260,000
                                                                                      -------------  -------------
                                                                                      -------------  -------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW:
  Cash paid during the period for interest..........................................  $   1,089,000  $     390,000
                                                                                      -------------  -------------
SUPPLEMENTAL SCHEDULE OF NON-CASHINVESTING AND FINANCING ACTIVITIES:
  Retirement of treasury stock......................................................  $    --        $       7,000
                                                                                      -------------  -------------

                 See Notes to Consolidated Financial Statements

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        NINE MONTHS ENDED JULY 31, 1997
                                  (UNAUDITED)

A.  DESCRIPTION OF BUSINESS

    Base Ten Systems, Inc. ("Base Ten" or the "Company") is engaged in the design and manufacture of electronic systems employing safety critical software for defense markets and the development of commercial applications focused on manufacturing execution systems, medical screening and image processing software.

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    1. In management's opinion, all adjustments, of a normal recurring nature, necessary for a fair presentation of the financial statements are reflected in the accompanying statements.

    Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The consolidated interim financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1996. The results of operations for the three months and nine months ended July 31, 1997 are not necessarily indicative of the operating results for the full year.

    2. BASIS OF PRESENTATION--The Company's consolidated financial statements have been prepared on a historical cost basis.

    3. PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of Base Ten. All significant intercompany accounts, transactions and profits have been eliminated.

    4. REVENUE RECOGNITION--For Medical Software Products, the Company evaluates each product and order on an individual basis to determine the proper revenue recognition method. Contracts to deliver software which require significant customization or modification for an extended period of time are accounted for under the percentage of completion method. For the products or orders which are more standardized in nature, revenue is recognized on delivery. For products in the Government Technology Division revenues on long-term contracts are recognized on the percentage-of-completion or unit-of-delivery basis. Changes in estimates are accounted for using the cumulative catch-up method and are immaterial in each period presented.

    On contracts where the percentage-of-completion method is used, costs and estimated revenues in excess of progress billings are presented as unbilled receivables. Unbilled costs of unit-of-delivery contracts are included in inventory. Payments received in excess of costs incurred on long-term contracts are recorded as customers' advance payments, which are included as a reduction of inventory on the balance sheet.

    5. INVENTORIES--Inventories are stated at the lower of cost (first-in, first-out method) or market.

    Inventoried costs on contracts include direct material, labor and applicable overhead. In accordance with industry practice, inventoried costs include amounts relating to contracts with a long production cycle, some of which are not expected to be realized within one year

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES

                        NINE MONTHS ENDED JULY 31, 1997
                                  (UNAUDITED)

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    6. PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment are carried at cost and depreciated over estimated useful lives, principally on the straight-line method. The estimated useful lives used for the determination of depreciation and amortization are:

Leased asset--building........................................      15 years
                                                                     3 to 10
Machinery and equipment.......................................         years
                                                                     3 to 20
Furniture and fixtures........................................         years

    7. WRITE-OFF OF CAPITALIZED SOFTWARE DEVELOPMENT COSTS--A portion of the Company's software development costs since 1991 have been capitalized and included in other non-current assets in accordance with the Statement of Financial Accounting Standard No. 86, "Accounting for Costs for Computer Software to be Sold, Leased or Otherwise Marketed" (SFAS 86), requiring the amortization of these costs over the estimated economic life of the product. See "Other Assets" below. The Company performs quarterly reviews of the recoverability of its capitalized software costs based on anticipated revenues and cash flows from sales of these products. In the second quarter of fiscal 1996 the Company conducted its regular quarterly review of the recoverability of its capitalized software development costs and determined that neither its PRENVAL nor its uPACS products would achieve sufficient revenues in future periods to justify retention of the related capitalized costs as productive assets. To confirm its determination, the Company reviewed the marketing chronology related to these products. With respect to PRENVAL, it became apparent to the Company in late February 1996, after a discussion with the licensee, that enhancements that are not developed or available for the product were being requested by customers who had a chance to use and test the product during the first quarter of fiscal 1996, and that, as a result, sales would not exceed the amount necessary to generate additional royalties in excess of the minimum required under the license. Thereafter, in May 1996, the Company determined that the licensee had no current plans to market the product in the U.S. as was originally anticipated by the Company. With respect to uPACS, the Company has implemented sales efforts in late 1995 and displayed the product at certain trade shows in Europe. In December 1995, sales were anticipated for early 1996. However, by early April 1996 it became clear that the anticipated sales would not materialize. The Company concluded that the product, as it then existed, would not generate sufficient sales to recover the capitalized costs, and that only a new product with networking, communications and off-line measurement capabilities was marketable. Accordingly the Company wrote off $2.4 million of such capitalized costs in the 1996 second fiscal quarter.

    8. OTHER ASSETS--Included in other non-current assets are software development costs capitalized in accordance with SFAS 86, "Accounting for Costs for Computer Software to be Sold, Leased or Otherwise Marketed", pursuant to which the Company is required to capitalize certain software development and production costs once technological feasibility has been achieved. The cost of purchased software is capitalized when related to a product which has achieved technological feasibility or that has an alternative future use. Software development costs incurred prior to achieving technological feasibility are charged to research and development expense as incurred. The Company performs quarterly reviews of the recoverability of its capitalized software costs and other long lived assets based on anticipated revenues and cash flows from sales of these products. The Company considers historical performance and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the estimated future cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company measures the amount of the

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES

                        NINE MONTHS ENDED JULY 31, 1997
                                  (UNAUDITED)

B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is generally measured by discounting expected future cash flows at the rate the Company utilizes to evaluate potential investments. The Company estimates fair value based on the best information available making whatever estimates, judgments and projections are considered necessary. Commencing upon initial product release, these costs are amortized based on the straight-line method over the estimated life.

    9. CASH AND CASH EQUIVALENTS--The Company considers all investments with a maturity of three months or less at date of acquisition to be cash equivalents.

    10. INCOME TAXES--Effective November 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109), which requires a change from the deferred method's income statement approach of accounting for income taxes to an asset and liability approach of accounting for income taxes. Under the asset and liability approach, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. This change has not had any effect on the Company's Consolidated Statement of Operations.

    11. RECENTLY ISSUED ACCOUNTING STANDARDS--In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), which required adoption of the disclosure provisions no later than fiscal years beginning after December 15, 1995 and adoption of the recognition and measurement provisions for nonemployee transactions no later than after December 15, 1995. The new standard defines a fair value method of accounting for stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period.

    Pursuant to the new standard, companies are encouraged, but are not required, to adopt the fair value method of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees, but requires disclosure in a note to the financial statements pro forma net income and, if presented, earnings per share as if the Company had applied the new method of accounting for all grants after November 1, 1995.

    The accounting requirements of the new method are effective for all employee awards granted after the beginning of the fiscal year of adoption. The Company has elected to continue to account for employee stock-based transactions under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and will include the required disclosures under SFAS 123 in the Company's financial statements and notes thereto to be included in the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1997.

    The Financial Accounting Standards Board issued Statement of Accounting Standards No. 128, "Earnings Per Share" ("FAS 128"). The Company is required to adopt FAS 128 for both interim and annual periods ending after December 15, 1997. FAS 128 requires the Company to present Basic Earnings Per Share which excludes dilution and Diluted Earnings Per Share which includes potential dilution. The Company believes that the adoption of FAS 128 will not have a material effect on the Company's earning per share calculations.

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES

                        NINE MONTHS ENDED JULY 31, 1997
                                  (UNAUDITED)

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," which is effective for financial statement periods beginning after December 15, 1997. This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. The Company believes that the information to be included in deriving comprehensive income, although not currently presented in a separate financial statement, is disclosed as a part of these financial statements.

    In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which is effective for financial statement periods beginning after December 15, 1997. This statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that these enterprises report selected information about operating segments in interim financial reports issued to shareholders. This Statement supersedes SFAS No. 14 and amends SFAS No. 94. The Company is currently evaluating the impact to its current financial statements of the implementation of SFAS 131.

    12. NET EARNINGS/(LOSS) PER SHARE--Earnings per share for periods ended July 31, 1997 and 1996 were calculated using the number of weighted average common shares outstanding.

    Stock options, warrants and rights would have an anti-dilutive effect on earnings per share for the periods included.

    13. USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

    14. FAIR VALUE OF FINANCIAL INSTRUMENTS--The fair market value of certain financial instruments, including cash, accounts receivable, accounts payable, and other accrued liabilities, approximate the amount recorded in the balance sheet because of the relatively current maturities of these financial instruments. The fair market value of long term debt at July 31, 1997 and October 31, 1996 approximates the amounts recorded in the balance sheet based on information available to the Company with respect to interest rates and terms for similar financial instruments.

    15. FOREIGN CURRENCY TRANSLATION--The accounts of the consolidated foreign subsidiaries are translated into United States dollars in accordance with Financial Accounting Standards Board (FASB) Statement No. 52. Transaction gains and losses are immaterial.

    16. CHANGE IN PRESENTATION--Certain balance sheet items for the interim period in fiscal 1996 have been reclassified to conform to the 1997 presentation.

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES

                        NINE MONTHS ENDED JULY 31, 1997
                                  (UNAUDITED)

C.  INVENTORIES:

    Inventories are stated at the lower of cost (first-in, first-out method) or market.

                                                                  JULY 31,      OCTOBER 31,
                                                                    1997           1996
                                                                ------------  ---------------
Raw materials.................................................   $1,287,000    $   1,232,000
Work in process...............................................    2,321,000        1,383,000
Finished goods................................................      578,000          369,000
                                                                ------------  ---------------
                                                                  4,186,000        2,984,000
Less advance payments.........................................      318,000           49,000
                                                                ------------  ---------------
                                                                 $3,868,000    $   2,935,000
                                                                ------------  ---------------
                                                                ------------  ---------------

    As provided in several of the Company's contracts, customers advance funds to Base Ten for the purpose of purchasing inventory. The related advances have been offset against inventory.

D.  PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment are summarized as follows:

                                                                                OCTOBER 31,
                                                               JULY 31, 1997       1996
                                                               -------------  ---------------
Machinery and equipment......................................  $  10,105,000   $   9,668,000
Furniture and fixtures.......................................        723,000         705,000
Leased asset--land and building..............................      3,600,000       3,600,000
                                                               -------------  ---------------
Leasehold improvement........................................        120,000          85,000
                                                               -------------  ---------------
                                                                  14,548,000      14,058,000
Less accumulated depreciation and amortization...............      9,339,000       8,987,000
                                                               -------------  ---------------
                                                               $   5,209,000   $   5,071,000
                                                               -------------  ---------------
                                                               -------------  ---------------

E.  OTHER ASSETS:

                                                                  JULY 31,      OCTOBER 31,
                                                                    1997           1996
                                                                ------------  ---------------
Patents (net of amortization).................................   $  386,000    $     362,000
Capitalized costs.............................................    6,313,000        4,255,000
Unamortized bond issue costs..................................    1,104,000          579,000
Deposit--long-term capital lease..............................      550,000          550,000
Long-term receivable..........................................      200,000          770,000
Other.........................................................      164,000          184,000
                                                                ------------  ---------------
                                                                 $8,717,000    $   6,700,000
                                                                ------------  ---------------
                                                                ------------  ---------------

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES

                        NINE MONTHS ENDED JULY 31, 1997
                                  (UNAUDITED)

F. LONG-TERM CAPITAL LEASE:

    LEASES. The Company entered into a sale and leaseback arrangement on October 28, 1994. Under the arrangement, the Company sold its main building in Trenton, New Jersey and agreed to lease it back for a period of 15 years under terms that qualify the arrangement as a capital lease. The buyer/lessor of the building was a partnership. One of the partners is a current officer and director of the Company. In addition, a non-interest bearing security deposit of $550,000 was paid at closing and included in other non-current assets on the balance sheet. Interest is calculated under the effective interest method and depreciation will be taken using the straight line method over the term of the lease.

    The Company's future minimum lease payments related to the sale-leaseback arrangement in effect at July 31, 1997 are as follows:

FISCAL
-------------------------------------------------------------------------------

1997...........................................................................  $     560,000
1998...........................................................................        560,000
1999...........................................................................        560,000
2000...........................................................................        615,000
2001...........................................................................        615,000
2002 and thereafter............................................................      5,344,000
                                                                                 -------------
                                                                                     8,254,000
Less: Interest portion.........................................................     (4,759,000)
                                                                                 -------------
Present value of net minimum payments..........................................  $   3,495,000
                                                                                 -------------
                                                                                 -------------

G.  LONG-TERM DEBT:

    In August 1996, the Company sold $10.0 million of its 9.01% Convertible Subordinate Debentures due August 31, 2003. Under the terms of the Debentures, the holder can convert the Debentures into the Company's Class A Common Stock, at $12.50 per share, 125% of the closing price on August 9, 1996. The Company has the right to call the Debentures after February 28, 1998, if the Company's stock price trades at certain levels between 150%--175% of the closing price, or $15-$17.50 per share. The Company's financing costs relating to such Debentures amounted to approximately $.6 million. These costs are being amortized over the life of the loan.

    In May 1997, the Company sold 55 units ("Units") at $100,000 per Unit, for an aggregate of $5,500,000. Each Unit consists of (i) a convertible debenture ("Convertible Debenture") in the principal amount of $100,000 convertible into shares of the Company's Class A Common Stock, and (ii) a warrant ("Warrant") to acquire 1,800 shares of Class A Common Stock. The number of shares of Class A Common Stock issuable upon conversion of the Convertible Debentures is variable. The number of shares will be calculated at the time of conversion and will be the lesser of (i) the product obtained by multiplying (x) the lesser of the average of the closing bid prices for the Class A Common Stock for the (A) five or (B) thirty consecutive trading days ending on the trading day immediately preceding the date of determination by (y) a conversion percentage equal to 95% with respect to any conversions occurring prior to February 24, 1998 and 92% with respect to any conversions occurring on or after February 24, 1998 and (ii) $13.50 with respect to any conversions occurring prior to May 30, 1998 or $14.00 with respect to any conversions

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES

                        NINE MONTHS ENDED JULY 31, 1997
                                  (UNAUDITED)

G.  LONG-TERM DEBT: (CONTINUED)
occurring on or after May 30, 1998. The Convertible Debentures are not convertible prior to December 16, 1997. From December 16, 1997 until February 23, 1998, one-half of the Convertible Debentures may be converted and after February 23, 1998, the Convertible Debentures are fully convertible. The Warrants may be exercised at any time through May 30, 2002 at an exercise price of $12.26 per share. The Company received net proceeds of approximately $4,950,000 from the sale of the Units after deduction of fees and expenses related to the Offering.

H.  OTHER ARRANGEMENTS

    On May 1, 1997, the Company entered into an agreement whereby it became a minority owner of uPACS LLC, a limited liability company (the "LLC"). Under the terms of the agreement, the Company made a capital contribution to the LLC of its rights to its uPACS technology which is a system for archiving ultrasound images with networking, communication and off-line measurement capabilities. In exchange for such capital contribution, the Company received a 9% interest in the LLC. An outside investor made a capital contribution of $2 million and agreed to make a further capital contribution of $1 million on or before December 1, 1997, in return for a 91% interest in the LLC. In connection with the formation of the LLC, the Company entered into a Services and License Agreement whereby the Company has agreed to complete the development of the uPACS technology and undertake to market, sell and distribute systems using the uPACS technology. The LLC will pay the Company its expenses in connection with such services and the Company will pay to the LLC royalties in connection with the sale of systems using the uPACS technology. At such time as the LLC has distributed to the outside investor an aggregate amount equal to $4.5 million of its net cash flow, the Company would become a 63% owner of the LLC and the outside investor will own a 37% interest in the LLC. There can be no assurance that uPACS will be successful or that the LLC will operate profitably or that the funds under the LLC will be sufficient for the further development and marketing of uPACS.

                                                                       EXHIBIT A
                                                                              TO
                                                                 PROXY STATEMENT

October 27, 1997

Special Committee of the Board of Directors
Base Ten Systems, Inc.
One Electronics Drive
Trenton, New Jersey 08619

Gentlemen:

    You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to Base Ten Systems, Inc. ("Base Ten" or the "Company") of the consideration to be received for substantially all the assets and certain liabilities of the Government Technology Division ("GTD") of the Company pursuant to the proposed transaction (the "Transaction"), as set forth in the Asset Purchase Agreement dated October 27, 1997 (the "Agreement"), by and between the Company and Strategic Technologies, Inc. (the "Buyer"), a newly formed corporation that will be managed by certain members of senior management of the Company who are currently involved in the operations of GTD. Capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Agreement.

    As more specifically set forth in the Agreement and subject to certain terms and conditions thereof, the Buyer will pay to the Company consideration as follows: (i) $3,900,000 in cash, of which $400,000 is contingent upon receipt of a certain customer contract within 12 months following Closing (the "Cash Payment"), (ii) a five year promissory note (the "Purchase Note") bearing interest at a 7.5% annual rate with a principal amount equal to the estimated Net Asset Value of GTD at Closing minus $3,100,000, (iii) a warrant (the "Warrant") to purchase 5% of Buyer at any time during the five year period following the initial public offering ("IPO") of the Buyer at an exercise price equal to 5% of two times the sum of (x) the Cash Payment, (y) the Purchase Note and (z) any additional cash contributed or loaned to the Buyer prior to or within 30 days following the Closing Date, and (iv) the right (the "Disposition Right") to receive 15% of the gross proceeds above $7,000,000 for a sale, merger or liquidation of the Buyer that occurs prior to the Buyer's IPO provided that the Warrant has been canceled. In addition the Buyer has agreed to enter into a five year lease for office and manufacturing space with estimated annual rent, taxes, utilities and maintenance payments totaling $486,000 in years one through three and $509,570 in years four and five.

    In the ordinary course of its services, Cowen & Company ("Cowen") is regularly engaged in the valuation and pricing of businesses and their securities and in advising corporate securities issuers on related matters.

    In arriving at our opinion, Cowen has, among other things:

    (1) reviewed the Agreement;

    (2) reviewed the Company's consolidated financial statements for the nine months ended July 31, 1997 and the fiscal years ended October 31, 1996, 1995 and 1994, certain publicly available filings with the Securities and Exchange Commission and certain other relevant financial and operating data of the Company;

Special Committee of the Board of Directors
Base Ten Systems, Inc.
October 27, 1997
Page 2

    (3) reviewed GTD's financial statements as prepared by management of the Company for the nine months ended July 31, 1997 and the fiscal years ended October 31, 1996 and 1995 and certain other relevant financial and operating data of GTD;

    (4) held meetings and discussions with management and senior personnel of the Company to discuss the business, operations, historical financial results and future prospects of GTD;

    (5) reviewed financial projections furnished to us by the management of the Company, including among other things, the capital structure, sales, net income, cash flow, capital requirements and other data of GTD we deemed relevant;

    (6) reviewed the historical prices of the Class A and Class B common stock of the Company from October 13, 1996 to October 13, 1997 and compared those trading histories with those of market indices which we deemed relevant;

    (7) reviewed the valuation of GTD in comparison to other similar publicly traded companies;

    (8) compared the financial terms, to the extent publicly available, of the Transaction to selected business transactions deemed to be comparable in whole or in part;

    (9) conducted a discounted cash flow analysis of GTD based on financial projections provided to us by management of the Company;

    (10) analyzed potential pro forma financial effects of the Transaction contemplated by the Agreement; and

    (11) conducted such other studies, analysis, inquiries and investigations as we deemed appropriate.

    At the request of the Company, Cowen solicited an indication of interest to acquire substantially all of the assets of GTD from a third party.

    In rendering our opinion, we relied upon the Company's management with respect to the accuracy and completeness of the financial and other information furnished to us as described above. We assumed that financial forecasts, projections and estimates reflected the best currently available estimates and judgments of the Company's management as to the expected future financial performance of GTD. We have not assumed any responsibility for independent verification of such information, including financial information, nor have we made an independent evaluation or appraisal of any of the properties or assets of GTD. With respect to all legal matters relating to the Company and Buyer, we have relied on the advice of legal counsel to the Company.

    Our opinion is necessarily based on general economic, market financial and other conditions as they exist on, and can be evaluated as of, the date hereof, as well as the information currently available to us. It should be understood that, although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion. Our opinion does not constitute a recommendation to any stockholder as how to such stockholder should vote on the proposed Transaction. Our opinion does not imply any conclusion as to the likely trading range for the common stock of the Company following consummation of the Transaction or otherwise, which may vary depending on numerous factors that generally influence the price of securities.

Special Committee of the Board of Directors
Base Ten Systems, Inc.
October 27, 1997
Page 3

    Our opinion is limited to the fairness, from a financial point of view, of the terms of the Transaction. We express no opinion with respect to any other reasons, legal, business or otherwise, that may support the decision of the Special Committee to approve, or the Company's decision to consummate, the Transaction.

    For purposes of rendering our opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have also assumed that all governmental, regulatory or other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction.

    We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Transaction contemplated by the Agreement and will receive a fee for rendering this opinion which is not contingent upon consummation of the Transaction. Cowen and its affiliates are providing financing services for the Company and will receive fees for rendering such services. In addition, in the ordinary course of its business, Cowen may trade the securities of the Company for its own account and for the accounts of its customers, and, accordingly, it may at any time hold a long or short position in such securities.

    On the basis of our review and analysis, as described above, it is our opinion as investment bankers that, as of the date hereof, the financial terms of the Transaction are fair, from a financial point of view, to the Company.

Very truly yours,

Cowen & Company

                                                                       EXHIBIT B
                                                                              TO
                                                                 PROXY STATEMENT

                   EXCERPTS FROM CHAPTER 11 OF THE NEW JERSEY
                            BUSINESS CORPORATION ACT

14A:11-1. RIGHT OF SHAREHOLDERS TO DISSENT

    (1) Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions * * *

        (b) Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation not in the usual or regular course of business as conducted by such corporation, * * * provided that, unless the certificate of incorporation otherwise provides, the shareholder shall not have the right to dissent

        (i) with respect to shares of a class or series which, at the record date fixed to determine the shareholders entitled to vote upon such transaction, is listed on a national securities exchange or is held of record by not less than 1,000 holders;

                                       * * *

    (3) A shareholder may not dissent as to less than all of the shares owned beneficially by him and with respect to which a right of dissent exists. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner with respect to which the right of dissent exists.

                                     * * *

14A:11-2. NOTICE OF DISSENT; DEMAND FOR PAYMENT; ENDORSEMENT OF CERTIFICATES

    (1) Whenever a vote is to be taken * * * upon a proposed corporate action from which a shareholder may dissent under section 14A:11-1, any shareholder electing to dissent from such action shall file with the corporation before the taking of the vote of the shareholders on such corporate action, * * * a written notice of such dissent stating that he intends to demand payment for his shares if the action is taken.

    (2) Within 10 days after the date on which such corporate action takes effect, the corporation, * * * the surviving or new corporation, shall give written notice of the effective date of such corporate action, by certified mail to each shareholder who filed written notice of dissent pursuant to subsection 14A:11-2(1), except any who voted for or consented in writing to the proposed action.

    (3) Within 20 days after the mailing of such notice, any shareholder to whom the corporation was required to give such notice and who has filed a written notice of dissent pursuant to this section may make written demand on the corporation, or, in the case of a merger or consolidation, on the surviving or new corporation, for the payment of the fair value of his shares.

                                     * * *

    (6) Not later than 20 days after demanding payment for his shares pursuant to this section, the shareholder shall submit the certificate or certificates representing his shares to the corporation upon which such demand has been made for notation thereon that such demand has been made, whereupon such certificate or certificates shall be returned to him. If shares represented by a certificate on which notation has been made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares, and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making a demand for payment of the fair value thereof.

    (7) Every notice or other communication required to be given or made by a corporation to any shareholder pursuant to this Chapter shall inform such shareholder of all dates prior to which action must be taken by such shareholder in order to perfect his rights as a dissenting shareholder under this Chapter.

14A:11-3. "DISSENTING SHAREHOLDER" DEFINED; DATE FOR DETERMINATION OF FAIR VALUE

    (1) A shareholder who has made demand for the payment of his shares in the manner prescribed by [subsection] 14A:11-2(3) * * * is hereafter in this Chapter referred to as a "dissenting shareholder".

    (2) Upon making such demand, the dissenting shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights of a dissenting shareholder under this Chapter.

    (3) "Fair value" as used in this Chapter shall be determined

        (a) As of the day prior to the day of the meeting of shareholders at which the proposed action was approved * * *

                                       * * *

In all cases, "fair value" shall exclude any appreciation or depreciation resulting from the proposed action.

14A:11-4. TERMINATION OF RIGHT OF SHAREHOLDER TO BE PAID THE FAIR VALUE OF HIS
  SHARES

    (1) The right of a dissenting shareholder to be paid the fair value of his shares under this Chapter shall cease if

        (a) he has failed to present his certificates for notation as provided by subsection 14A:11-2(6), unless a court having jurisdiction, for good and sufficient cause shown, shall otherwise direct;

        (b) his demand for payment is withdrawn with the written consent of the corporation;

        (c) the fair value of the shares is not agreed upon as provided in this Chapter and no action for the determination of fair value by the Superior Court is commenced within the time provided in this Chapter;

        (d) the Superior Court determines that the shareholder is not entitled to payment for his shares;

        (e) the proposed corporate action is abandoned or rescinded; or

        (f) a court having jurisdiction permanently enjoins or sets aside the corporate action.

    (2) In any case provided for in subsection 14A:11-4(1), the rights of the dissenting shareholder as a shareholder shall be reinstated as of the date of the making of a demand for payment pursuant to [subsection] 14A:11-2(3) * * * without prejudice to any corporate action which has taken place during the interim period. In such event, he shall be entitled to any intervening preemptive rights and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the board, the fair value thereof in cash as of the time of such expiration or completion.

14A:11-5. RIGHTS OF DISSENTING SHAREHOLDER

    (1) A dissenting shareholder may not withdraw his demand for payment of the fair value of his shares without the written consent of the corporation.

    (2) The enforcement by a dissenting shareholder of his right to receive payment for his shares shall exclude the enforcement by such dissenting shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in subsection 14A:11-4(2) and except that this subsection shall not exclude the right of such dissenting shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is ultra vires, unlawful or fraudulent as to such dissenting shareholder.

14A:11-6. DETERMINATION OF FAIR VALUE BY AGREEMENT

    (1) Not later than 10 days after the expiration of the period within which shareholders may make written demand to be paid the fair value of their shares, the corporation upon which such demand has been made pursuant to [subsection] 14A:11-2(3) * * * shall mail to each dissenting shareholder the balance sheet and the surplus statement of the corporation whose shares he holds, as of the latest available date which shall not be earlier than 12 months prior to the making of such offer and a profit and loss statement or statements for not less than a 12-month period ended on the date of such balance sheet or, if the corporation was not in existence for such 12-month period, for the portion thereof during which it was in existence. The corporation may accompany such mailing with a written offer to pay each dissenting shareholder for his shares at a specified price deemed by such corporation to be the fair value thereof. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or, if divided into series, of the same series.

    (2) If, not later than 30 days after the expiration of the 10-day period limited by subsection 14A:11-6(1), the fair value of the shares is agreed upon between any dissenting shareholder and the corporation, payment therefor shall be made upon surrender of the certificate or certificates representing such shares.

14A:11-7. PROCEDURE ON FAILURE TO AGREE UPON FAIR VALUE; COMMENCEMENT OF ACTION
  TO DETERMINE FAIR VALUE

    (1) If the fair value of the shares is not agreed upon within the 30-day period limited by subsection 14A:11-6(2), the dissenting shareholder may serve upon the corporation which such demand has been made pursuant to [subsection] 14A:11-2(3) * * * a written demand that it commence an action in the Superior Court for the determination of the fair value of the shares. Such demand shall be served not later than 30 days after the expiration of the 30-day period so limited and such action shall be commenced by the corporation not later than 30 days after receipt by the corporation of such demand, but nothing herein shall prevent the corporation from commencing such action at any earlier time.

    (2) If a corporation fails to commence the action as provided in subsection 14A:11-7(1), a dissenting shareholder may do so in the name of the corporation, not later than 60 days after the expiration of the time limited by subsection 14A:11-7(1) in which the corporation may commence such an action.

14A:11-8. ACTION TO DETERMINE FAIR VALUE; JURISDICTION OF COURT; APPOINTMENT OF
  APPRAISER

    In any action to determine the fair value of shares pursuant to this
Chapter:

        (a) The Superior Court shall have jurisdiction and may proceed in the action in a summary manner or otherwise;

        (b) All dissenting shareholders, wherever residing, except those who have agreed with the corporation upon the price to be paid for their shares, shall be made parties thereto as an action against their shares quasi in rem;

        (c) the court in its discretion may appoint an appraiser to receive evidence and report to the court on the question of fair value, who shall have such power and authority as shall be specified in the order of his appointment; and

        (d) The court shall render judgment against the corporation and in favor of each shareholder who is a party to the action for the amount of the fair value of his shares.

14A:11-9. JUDGMENT IN ACTION TO DETERMINE FAIR VALUE

    (1) A judgment for the payment of the fair value of shares shall be payable upon surrender to the corporation of the certificate or certificates representing such shares.

    (2) The judgment shall include an allowance for interest at such rate as the court finds to be equitable, from the date of the dissenting shareholder's demand for payment under [subsection] 14A:11-2(3) * * * to the day of payment. If the court finds that the refusal of any dissenting shareholder to accept any offer of payment, made by the corporation under section 14A:11-6, was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

14A:11-10. COSTS AND EXPENSES OF ACTION

    The costs and expenses of bringing an action pursuant to section 14A:11-8 shall be determined by the court and shall be apportioned and assessed as the court may find equitable upon the parties or any of them. Such expenses shall include reasonable compensation for and reasonable expenses of the appraiser, if any, but shall exclude the fees and expenses of counsel for and experts employed by any party; but if the court finds that the offer of payment made by the corporation under section 14A:11-6 was not made in good faith, or if no such offer was made, the court in its discretion may award to any dissenting shareholder who is a party to the action reasonable fees and expenses of his counsel and of any experts employed by the dissenting shareholder.

14A:11-11. DISPOSITION OF SHARES ACQUIRED BY CORPORATION

    (1) The shares of a dissenting shareholder * * * shall become reacquired by the corporation which issued them * * * upon the payment of the fair value of shares.

                                     * * *

CLASS A                      BASE TEN SYSTEMS, INC.                      CLASS A

       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
          FOR THE SPECIAL MEETING OF SHAREHOLDERS ON DECEMBER 31, 1997

       The undersigned hereby constitutes and appoints MYLES M. KRANZLER and ALAN J. EISENBERG, and each of them, his or her true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned and vote, as directed, all the shares of Class A Stock which the undersigned may be entitled to vote, at the Special Meeting of Shareholders of Base Ten Systems, Inc. to be held at the executive offices of the Company, at One Electronics Drive, Trenton, New Jersey 08619 on Wednesday, December 31, 1997, and at any adjournments or postponements thereof, on all matters coming before said meeting.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. YOUR SHARES CANNOT BE VOTED BY THE PERSONS NAMED ABOVE AS PROXIES UNLESS YOU SIGN AND RETURN THIS CARD.

                 (continued, and to be signed on reverse side)    SEE REVERSE
                                                                     SIDE

                                      PLEASE DATE, SIGN AND MAIL YOUR
                                    PROXY CARD BACK AS SOON AS POSSIBLE!

                                      SPECIAL MEETING OF SHAREHOLDERS
                                           BASE TEN SYSTEMS, INC.
                                                  CLASS A

                                             DECEMBER 31, 1997



                           |  Please Detach and Mail in the Envelope Provided  |
                           V                                                   V


A /X/ Please mark your
      votes as in this
      example


             THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS VOTES "FOR" EACH OF THE FOLLOWING


                                                                                                            FOR   AGAINST   ABSTAIN

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING  1. Approval and adoption of the Asset    / /     / /       / /
THE ENCLOSED ENVELOPE.  YOU MAY REVOKE THIS PROXY AT ANY TIME BY      Purchase Agreement providing for
FORWARDING TO THE COMPANY A SUBSEQUENTLY DATED PROXY RECEIVED BY      the Sale.
THE COMPANY PRIOR TO THE TAKING OF A VOTE ON THE MATTERS HEREIN.
                                                                   2. Approval of the issuance of Class A   / /     / /       / /
                                                                      Stock underlying Convertible
                                                                      Securities.

                                                                   3. Approval of the Stock Option Plan     / /     / /       / /
                                                                      Amendments.

                                                                   4. OTHER MATTERS: Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting or any adjournment or postponement thereof.

                                                                   THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER
                                                                   DIRECTED AND, IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED,
                                                                   WILL BE VOTED FOR APPROVAL OF THE PROPOSALS SET FORTH IN THE
                                                                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS.

                                                                   The undersigned hereby acknowledges receipt of the Notice of
                                                                   Special Meeting of Shareholders and the Proxy Statement
                                                                   furnished herewith and hereby revokes any proxy or proxies heretofore given.


____________________________________ DATE: _______________, 1997   ____________________________________ DATE: _______________, 1997
   SIGNATURE (TITLE, IF ANY)                                          SIGNATURE (TITLE, IF ANY)

NOTE: Please print and sign your name exactly as it appears hereon.  When signing as attorney, agent, executor, administrator, trustee, guardian or corporate officer, please give full title as such.  Each joint owner should sign the Proxy.  If a corporation, please sign full corporate name by president or authorized officer.  If a partnership, please sign in partnership name by authorized person.


CLASS B                      BASE TEN SYSTEMS, INC.                      CLASS B

       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
          FOR THE SPECIAL MEETING OF SHAREHOLDERS ON DECEMBER 31, 1997

       The undersigned hereby constitutes and appoints MYLES M. KRANZLER and ALAN J. EISENBERG, and each of them, his or her true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned and vote, as directed, all the shares of Class B Stock which the undersigned may be entitled to vote, at the Special Meeting of Shareholders of Base Ten Systems, Inc. to be held at the executive offices of the Company, at One Electronics Drive, Trenton, New Jersey 08619 on Wednesday, December 31, 1997, and at any adjournments or postponements thereof, on all matters coming before said meeting.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. YOUR SHARES CANNOT BE VOTED BY THE PERSONS NAMED ABOVE AS PROXIES UNLESS YOU SIGN AND RETURN THIS CARD.

                 (continued, and to be signed on reverse side)    SEE REVERSE
                                                                     SIDE

                                      PLEASE DATE, SIGN AND MAIL YOUR
                                    PROXY CARD BACK AS SOON AS POSSIBLE!

                                      SPECIAL MEETING OF SHAREHOLDERS
                                           BASE TEN SYSTEMS, INC.
                                                  CLASS B

                                             DECEMBER 31, 1997



                           |  Please Detach and Mail in the Envelope Provided  |
                           V                                                   V


A /X/ Please mark your
      votes as in this
      example


             THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS VOTES "FOR" EACH OF THE FOLLOWING


                                                                                                            FOR   AGAINST   ABSTAIN

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING  1. Approval and adoption of the Asset    / /     / /       / /
THE ENCLOSED ENVELOPE.  YOU MAY REVOKE THIS PROXY AT ANY TIME BY      Purchase Agreement providing for
FORWARDING TO THE COMPANY A SUBSEQUENTLY DATED PROXY RECEIVED BY      the Sale.
THE COMPANY PRIOR TO THE TAKING OF A VOTE ON THE MATTERS HEREIN.
                                                                   2. Approval of the issuance of Class B   / /     / /       / /
                                                                      Stock underlying Convertible
                                                                      Securities.

                                                                   3. Approval of the Stock Option Plan     / /     / /       / /
                                                                      Amendments.

                                                                   4. OTHER MATTERS: Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting or any adjournment or postponement thereof.

                                                                   THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER
                                                                   DIRECTED AND, IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED,
                                                                   WILL BE VOTED FOR APPROVAL OF THE PROPOSALS SET FORTH IN THE
                                                                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS.

                                                                   The undersigned hereby acknowledges receipt of the Notice of
                                                                   Special Meeting of Shareholders and the Proxy Statement
                                                                   furnished herewith and hereby revokes any proxy or proxies heretofore given.


____________________________________ DATE: _______________, 1997   ____________________________________ DATE: _______________, 1997
   SIGNATURE (TITLE, IF ANY)                                          SIGNATURE (TITLE, IF ANY)

NOTE: Please print and sign your name exactly as it appears hereon.  When signing as attorney, agent, executor, administrator, trustee, guardian or corporate officer, please give full title as such.  Each joint owner should sign the Proxy.  If a corporation, please sign full corporate name by president or authorized officer.  If a partnership, please sign in partnership name by authorized person.
